UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                             Filed by a Party other then the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Interactive Intelligence, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT/PROSPECTUS

A REORGANIZATION IS PROPOSED—YOUR VOTE IS VERY IMPORTANT

To Our Shareholders:

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2011 Annual Meeting of Shareholders of Interactive Intelligence, Inc. (“Interactive Intelligence”). The meeting will be held at our world headquarters located at 7601 Interactive Way, Indianapolis, Indiana 46278 at 9:00 a.m., Eastern Time, on June 10, 2011.

At the annual meeting, in addition to electing two directors (Item 2 on the proxy card), you will be asked to consider and vote on a proposal to reorganize our company into a holding company pursuant to which our present company will become a subsidiary of a new Indiana corporation named Interactive Intelligence Group, Inc., which we refer to in this proxy statement/prospectus as “ININ Group”, and you will become a shareholder of this new Indiana holding company. We refer to this proposal in the proxy statement/prospectus as the “reorganization proposal” (Item 1 on the proxy card). You will also be asked to approve three additional proposals. The first (Item 3 on the proxy card) is to approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers as such compensation is disclosed in this proxy statement/prospectus. The second (Item 4 on the proxy card) is to consider, in an advisory (non-binding) vote, whether future shareholder advisory votes on the compensation paid to our named executive officers should be held every (a) one year, (b) two years or (c) three years. The third (Item 5 on the proxy card) is to consent to the appointment of KPMG LLP as our independent registered public accounting firm for 2011. In addition to voting on the matters described in this proxy statement/prospectus, at the annual meeting we will review our 2010 business results and discuss our plans for 2011 and beyond. There will also be an opportunity to discuss matters of interest to you as a shareholder.

Upon completion of the reorganization, ININ Group will, in effect, replace our present company as the publicly held corporation. ININ Group and its subsidiaries will conduct all of the operations we currently conduct. We believe implementing the holding company structure will provide us with strategic, operational and financing flexibility.

In the reorganization, your existing shares of Interactive Intelligence common stock will be converted automatically into shares of ININ Group common stock. You will own the same number of shares of ININ Group common stock as you now own of Interactive Intelligence common stock, and your shares will represent the same ownership percentage of ININ Group as you have of Interactive Intelligence. In addition, the reorganization generally will be tax-free for Interactive Intelligence shareholders. Your rights as a shareholder of ININ Group will be substantially the same as your rights as a shareholder of Interactive Intelligence, including rights as to voting and dividends.

We expect the shares of ININ Group common stock to continue to trade under the ticker symbol “ININ” on the NASDAQ Global Select Market. On April 8, 2011, the last trading day before the announcement of the reorganization proposal, the closing price per Interactive Intelligence share was $37.76. On April 27, 2011, the most recent trading day for which prices were available, the closing price per Interactive Intelligence share was $37.95.

In order to implement the reorganization proposal, we need shareholders to adopt and approve the related reorganization agreement. Our board of directors has carefully considered the reorganization agreement, which provides for the merger of Interactive Intelligence and ININ Corp. and the related transactions described in this proxy statement/prospectus, and believes that it is advisable, fair to and in the best interest of our shareholders, and recommends that you vote FOR the reorganization proposal, FOR each of the director nominees, FOR proposals 3 and 5 and for every ONE YEAR on proposal 4 described in this proxy statement/prospectus. Because adoption of the reorganization proposal requires the affirmative vote of a majority of all votes entitled to be cast at the annual meeting, your vote is important, no matter how many or how few shares you may own. Whether or not you plan to attend our annual meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the postage-paid envelope provided or by voting by telephone or via the Internet. Any shareholder attending our annual meeting may vote in person even if a proxy has been returned.

We hope that you will be able to attend our meeting, and we look forward to seeing you. For additional information about Interactive Intelligence, please see the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The accompanying notice of meeting and this proxy statement/prospectus provide specific information about the annual meeting and explain the various proposals. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 12 before voting on the reorganization proposal.

Sincerely,

Donald E. Brown, M.D.

Chairman of the Board

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated April 28, 2011 and is being first mailed to Interactive Intelligence shareholders on or about May 5, 2011.

INTERACTIVE INTELLIGENCE, INC.

7601 INTERACTIVE WAY

INDIANAPOLIS, INDIANA 46278

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	9:00 a.m., Eastern Time, Friday, June 10, 2011

PLACE	Interactive Intelligence, Inc. World Headquarters 7601 Interactive Way Indianapolis, Indiana 46278

ITEMS OF BUSINESS

1.      To consider and vote upon a proposal, which we refer to as the “reorganization proposal”, approving the Agreement and Plan of Reorganization, dated as of April 11, 2011, by and among Interactive Intelligence, Inc., Interactive Intelligence Group, Inc. and ININ Corp., which agreement is included in the accompanying proxy statement/prospectus as Annex I;

2.      To elect two directors to hold office for a term of three years or until their successors are elected and have qualified;

3.      To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the accompanying proxy statement/prospectus;

4.      To consider, in an advisory (non-binding) vote, whether future shareholder advisory votes on the compensation paid to our named executive officers should be held every (a) one year, (b) two years or (c) three years;

5.      To consent to the appointment of KPMG LLP as our independent registered public accounting firm for 2011; and

6.      To transact any other business that may be properly brought before our meeting or any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a shareholder of record on April 21, 2011.

ANNUAL REPORT	Our 2010 Annual Report on Form 10-K is being sent to our shareholders with the accompanying proxy statement/prospectus.

PROXY VOTING

Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

1.      Go to www.proxyvote.com shown on your proxy card and vote via the Internet;

2.      You may vote by touchtone telephone by calling 1 (800) 690-6903 (this call is toll-free in the United States); or

3.      MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the postage-paid envelope.

If you do attend the meeting, you may revoke your proxy and vote by ballot.

By order of the Board of Directors, Stephen R. Head Corporate Secretary Indianapolis, Indiana April 28, 2011

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Interactive Intelligence from our Annual Report on Form 10-K for the year ended December 31, 2010 and from other documents that are not included in or being delivered with this proxy statement/prospectus. The incorporated information that is not included in or being delivered with this proxy statement/prospectus is available to you without charge upon your written or oral request. You can obtain any document that is incorporated by reference in this proxy statement/prospectus, excluding all exhibits that have not been specifically incorporated by reference, on the Investor Relations page of our website at http://investors.inin.com or by requesting it in writing or by telephone from us at the following address or telephone number:

Interactive Intelligence, Inc.

7601 Interactive Way

Indianapolis, Indiana 46278

Telephone: (317) 872-3000

Attn: Investor Relations

If you would like to request any documents, please do so by June 3, 2011 in order to receive them before the annual meeting. See “Where You Can Find More Information’’.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals being presented at the annual meeting. No one has been authorized to provide you with information that is different from what is contained in this document or in the incorporated documents.

This proxy statement/prospectus is dated April 28, 2011. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the ININ Group common stock in the reorganization implies that information is accurate as of any other date.

Page No.
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS	1
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2011	1
QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING	2
QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY REORGANIZATION	6
SUMMARY OF THE REORGANIZATION PROPOSAL	9
The Principal Parties	9
What You Will Receive in the Reorganization	10
Conditions to Completion of the Reorganization	10
Termination of the Reorganization Agreement	10
Board of Directors and Executive Officers of ININ Group Following the Reorganization	11
Material U.S. Federal Income Tax Consequences	11
Markets and Market Prices	11
Dissenters’ Rights	11
Certain Financial Information	11
RISK FACTORS	12
SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION	14
THE REORGANIZATION PROPOSAL (ITEM 1 ON PROXY CARD)	15
Reasons for the Reorganization; Recommendation of our Board	15
Reorganization Procedure	17
What Interactive Intelligence Shareholders Will Receive in the Reorganization	18
Interactive Intelligence Stock Options and Other Rights to Receive Interactive Intelligence Stock	18
Corporate Name Following the Reorganization	18
No Exchange of Stock Certificates	18
Conditions to Reorganization	19
Effectiveness of Reorganization	19
Termination of Reorganization Agreement	19
Amendment of Reorganization Agreement	19
Material U.S. Federal Income Tax Consequences	19
Anticipated Accounting Treatment	21
Authorized Capital Stock	21
Dissenters’ Rights	21
Listing of ININ Group Common Stock on the NASDAQ Global Select Market; De-listing and De-registration of Interactive Intelligence Common Stock	21
Board of Directors and Executive Officers of ININ Group Following the Reorganization	21
Issuances of ININ Group Common Stock Under the Interactive Intelligence Plans	22
ININ Group Articles of Incorporation	22
Restrictions on the Sale of ININ Group Shares	22
Comparative Rights of Holders of ININ Group Capital Stock and Interactive Intelligence Capital Stock; Provisions under the IBCL and Organizational Documents	22
Description of ININ Group Capital Stock	26
Description of Interactive Intelligence Capital Stock	27
ELECTION OF DIRECTORS (ITEM 2 ON PROXY CARD)	29
Nominees for Term to Expire in 2014	29
Directors Whose Present Terms Expire in 2012	30
Directors Whose Present Terms Expire in 2013	31
CORPORATE GOVERNANCE	32
Corporate Governance Guidelines	32
Director Independence and Board Meetings	32

INTERACTIVE INTELLIGENCE, INC.

7601 INTERACTIVE WAY

INDIANAPOLIS, INDIANA 46278

PROXY STATEMENT

SOLICITATION OF PROXIES

FOR THE

2011 ANNUAL MEETING OF SHAREHOLDERS

SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, the terms “we”, “us” and “our” refer to Interactive Intelligence, Inc., the current Indiana corporation, and its consolidated subsidiaries, prior to the completion of the proposed reorganization, and to Interactive Intelligence Group, Inc., the new Indiana corporation, and its consolidated subsidiaries, upon completion of the proposed reorganization, when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term “ININ Group” to refer to Interactive Intelligence Group, Inc. and “Interactive Intelligence” to refer to Interactive Intelligence, Inc.

The enclosed proxy is solicited by the board of directors (the “Board”) of Interactive Intelligence for use at our annual meeting of shareholders to be held on June 10, 2011, at 9:00 a.m. Eastern time at our world headquarters, 7601 Interactive Way, Indianapolis, Indiana (the “annual meeting”), and any and all adjournments or postponements thereof. This proxy statement/prospectus and form of proxy, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, are being mailed to our shareholders on or about May 5, 2011. You are receiving a proxy statement/prospectus and proxy card from us because our records indicate that you owned shares of our common stock on April 21, 2011, the record date for the meeting (the “Record Date”).

Our Board is soliciting your proxy to be used at the annual meeting. When you sign the proxy card, you appoint Donald E. Brown and Stephen R. Head as your representatives at the annual meeting. One or both of these individuals, or a substitute if necessary, will vote your shares at the annual meeting as you have instructed them on the proxy card. If you sign and deliver your proxy card, but you do not provide voting instructions, your proxy representative will vote FOR each of the two nominees for director and, subject to applicable rules and regulations, FOR Proposals One, Three and Five, for the option of every ONE YEAR for Proposal Four and with respect to any other matter that may be presented at the annual meeting, in the discretion of the proxy representative. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we recommend that you complete, sign and return your proxy card in advance of the annual meeting as your plans may change.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

JUNE 10, 2011

Copies of this proxy statement/prospectus, the form of the proxy card and our 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (our Annual Report to Shareholders) are also available online at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is a proxy and how do I vote by proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. If you are a shareholder of record, we encourage you to vote via the Internet or by telephone. Internet voting information is provided on the proxy card. You may vote by touchtone telephone by calling 1 (800) 690-6903. You will need to have your proxy card or voting instruction card available when voting via the Internet or by telephone. These methods are convenient and save us significant postage and processing expense. In addition, when you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

If you are a shareholder of record, you may vote by marking your proxy card, dating and signing it, and mailing it in the postage-paid envelope. The shares represented will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board on that proposal.

If you are a “street name” holder, you must provide instructions on voting to your broker, bank, trust or other nominee holder.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our independent transfer agent and registrar, Computershare Trust Company, NA, you are a “shareholder of record”. If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, such as Broadridge Financial Solutions, Inc. (“Broadridge”), you are a “street name” holder.

How many proxy cards will I receive?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts and custodial accounts) or in multiple accounts. If your shares are held in “street name”, you will receive your proxy card or other voting information from your broker, bank, trust or other nominee, and you will return your proxy card or cards to such broker, bank, trust or other nominee. You should complete and sign each proxy card you receive.

Who is qualified to vote?

You are qualified to receive notice of and to vote at our annual meeting if you own shares of our common stock at the close of business on the Record Date for our annual meeting. At the close of business on the Record Date, there were 18,681,603 shares of our common stock issued and outstanding. Each shareholder will have one (l) vote for each share held including shares:

•	held directly in your name as the shareholder of record;

•	held in “street name” in an account with a broker, bank, trust or other nominee; and

•	attributed to your account in the Interactive Intelligence, Inc. 401(k) Savings Plan (the “401(k) Plan”).

Is there a list of shareholders entitled to vote at the annual meeting?

A list of shareholders entitled to vote at our annual meeting will be available for inspection for a purpose germane to our annual meeting by any shareholder during usual business hours at our world headquarters during the ten days prior to our meeting date.

How do I use my shares to cast a vote?

Depending on whether you hold your shares directly as a “shareholder of record” or you hold your shares as a “street name” holder, there are several methods you can choose from to cast your vote.

If you are a “shareholder of record”, you can vote your proxy in any one of these methods:

1.	Go to www.proxyvote.com shown on your proxy card and vote via the Internet;

2.	You may vote by touchtone telephone by calling 1 (800) 690-6903 (this call is toll-free in the United States); or

3.	Mark, sign, date and promptly return your proxy card in the postage-paid envelope.

You will need to have your proxy card or voting instruction card available when voting via the Internet or by telephone. Therefore, please follow the specific instructions set forth on the proxy card or voting instruction card. For security purposes, our electronic voting system has been designed to authenticate your identity as a shareholder of our common stock. If you vote your proxy via the Internet or by telephone, you do not need to return a proxy card.

If you hold your shares as a “street name” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

How do I vote my shares in the 401(k) Plan?

If you participate in the 401(k) Plan you may give voting instructions to Merrill Lynch Retirement Group, the plan Trustee, as to the number of shares of our common stock credited to your 401(k) Plan account as of the most recent valuation date coincident with or preceding the Record Date. The Trustee will vote your shares in accordance with your instructions received by June 8, 2011 at 11:59 p.m. Eastern Time. You may also revoke previously given voting instructions by June 8, 2011 at 11:59 p.m. Eastern Time, by delivering a new proxy via the Internet, by telephone or by mail. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares credited to your account as directed by the Investment Committee of the 401(k) Plan. The Investment Committee intends to direct the Trustee to vote such shares “FOR” the reorganization proposal, “FOR” each of the director nominees, “FOR” the approval of the compensation paid to our named executive officers, to conduct future shareholder advisory votes on the compensation paid to our named executive officers every “ONE YEAR” and “FOR” the consent by our shareholders to the appointment of our independent registered public accounting firm for 2011.

Can I vote my shares in person at the annual meeting?

If you decide to join us in person at our annual meeting and you are a “shareholder of record”, you may vote your shares in person at the meeting. If you hold your shares as a “street name” holder, you must obtain a proxy from your broker, bank, trust or other nominee, giving you the right to vote the shares at the meeting.

Can I change my vote after I have submitted a proxy?

Shareholders who submit a proxy retain the right to revoke it at any time before it is voted by (1) attending our annual meeting and voting in person, (2) notifying our Corporate Secretary in writing of such revocation prior to our annual meeting or (3) delivering a new proxy via the Internet, by telephone or by mail. If you submit more than one proxy, the proxy having the latest date will revoke any earlier proxy.

What constitutes a quorum and why is it required?

The holders of a majority of our shares of common stock issued and outstanding and entitled to vote, present in person, or represented by proxy, shall constitute a quorum at our annual meeting. A quorum is required in order for our shareholders to conduct business at our annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Our Board recommends a vote “FOR” the reorganization proposal, “FOR” each of the director nominees, “FOR” the approval of the compensation paid to our named executive officers, for future shareholder advisory votes on the compensation paid to our named executive officers to be held every “ONE YEAR” and “FOR” the consent by our shareholders to the appointment of our independent registered public accounting firm for 2011.

How would my shares be voted if I do not specify how I would prefer them to be voted?

If no choice is specified, your proxy will be voted “FOR” the reorganization proposal, “FOR” each of the director nominees, “FOR” the approval of the compensation paid to our named executive officers, for future shareholder advisory votes on the compensation paid to our named executive officers to be held every “ONE YEAR” and “FOR” the consent by our shareholders to the appointment of our independent registered public accounting firm for 2011. A proxy or proxy card may indicate that all or a portion of the shares represented by such proxy or proxy card are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals (for example, the election of directors, the vote on the compensation paid to our named executive officers and the vote on the frequency of future shareholder advisory votes on the compensation paid to our named executive officers) in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and not entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals.

What vote is required to approve a proposal? Also, how are abstentions and broker non-votes treated?

Approval of the Reorganization Proposal. To be approved, the reorganization proposal must receive the affirmative vote of a majority of all votes entitled to be cast at the annual meeting. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Abstentions and broker non-votes will have the same effect as a vote against the approval of the reorganization proposal.

Election of Director Nominees. The election of the director nominees will be determined by a plurality of the shares voting on such election. Plurality voting means that the two candidates who receive the highest number of “FOR” votes are elected, irrespective of the number of “FOR” votes received and even if the votes are less than a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Approval of the Compensation Paid to Our Named Executive Officers. To be approved, more shares must be voted “FOR” this proposal than “AGAINST”. Abstentions and broker non-votes will have no effect on the outcome of this proposal. As this is an advisory vote, this proposal will not be binding upon us or our Board of Directors or our Compensation and Stock Option Committee.

Frequency of Future Shareholder Advisory Votes on the Compensation Paid to our Named Executive Officers. The Board of Directors will consider the frequency that receives the highest number of votes as representing our shareholders’ preference on how frequently to hold future shareholder advisory votes on the compensation paid to our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of this proposal. As this is an advisory vote, this proposal will not be binding upon us or our Board of Directors, and our Board of Directors may decide that it is in the best interests of our shareholders and us to hold an advisory vote on executive compensation more or less frequently than the frequency preferred by our shareholders.

Consent to the Appointment of the Independent Registered Public Accounting Firm. The consent by our shareholders to the appointment of the independent registered public accounting firm will be approved if more shares are voted “FOR” the proposal than “AGAINST”. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Who will pay for the cost of this proxy solicitation?

This solicitation will be conducted by mail, except that in a limited number of instances proxies may be solicited by our officers, directors and regular employees personally, by telephone, by facsimile or by other electronic communication. We do not presently anticipate payment of any compensation or fees of any nature to anyone for the solicitation of these proxies, except that we may pay persons holding shares in their name, or of their nominees, for the expense of sending proxies or proxy cards and proxy material to principals. The entire cost of solicitation will be borne by us.

Who will count the votes?

At our annual meeting, votes will be counted by an election inspector from Broadridge. Such representative will be present at the annual meeting to process the votes cast by our shareholders, make a report of inspection, count the votes cast by our shareholders and certify as to the number of votes cast on each proposal.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at our annual meeting and publish final results on a Form 8-K furnished to the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

How do I submit a shareholder proposal for next year’s annual meeting?

If you wish to submit a shareholder proposal to be included in next year’s proxy statement, you must comply with our advance notice requirements set forth in our Amended By-Laws, as currently in effect, as described in “Date of Receipt of Shareholder Proposals for Our 2012 Annual Meeting of Shareholders” on page 70.

What if I want to receive another printed copy of the Annual Report on Form 10-K and this proxy statement/prospectus?

Our shareholders may request an Information Packet without charge, which includes our 2010 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC (which is our Annual Report to Shareholders) and proxy statement/prospectus. Please visit our Investor Relations page located on our website at http://investors.inin.com and click on the “Contact Us” link. You will be asked to provide general contact information before continuing. Or you may call (317) 872-3000 and press option “4” to speak with an investor relations representative.

If you have any further questions about voting your shares or attending our annual meeting, please contact our Investor Relations Team via email at investor.relations@inin.com or by telephone at (317) 872-3000 and press option “4”.

QUESTIONS AND ANSWERS

ABOUT THE HOLDING COMPANY REORGANIZATION

What is the reorganization proposal?

We are asking you to approve an agreement and plan of reorganization (the “Reorganization Agreement”) that would result in our reorganization into a wholly owned subsidiary of an Indiana holding company. Under the Reorganization Agreement, Interactive Intelligence, Inc., an Indiana corporation, will merge with ININ Corp, an Indiana corporation, with Interactive Intelligence surviving the merger as a wholly owned subsidiary of Interactive Intelligence Group, Inc., an Indiana corporation.

Upon completion of the reorganization, ININ Group will, in effect, replace our present company as the publicly held corporation. ININ Group and its subsidiaries will conduct all of the operations we currently conduct. As a result of the reorganization, the current shareholders of Interactive Intelligence will become shareholders of ININ Group with the same number and percentage of shares of ININ Group as they hold of Interactive Intelligence prior to the reorganization. The Reorganization Agreement, which sets forth the plan of reorganization and is the primary legal document that governs the reorganization, is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the Reorganization Agreement carefully.

Why are you forming a holding company?

We are forming a holding company to:

•	improve our ability to determine financial results and profitability of our different lines of business;

•	limit our exposure to liabilities and improve our ability to manage certain tax expenses;

•	provide us with enhanced strategic and business flexibility, in particular for acquiring or forming other businesses, if and when appropriate and feasible; and

•	provide us with future financing flexibility.

To review the reasons for our reorganization in greater detail, see “The Reorganization Proposal (Item 1 on Proxy Card)—Reasons for the Reorganization; Recommendation of our Board ”, beginning on page 15.

What will happen to my stock?

In the reorganization, your shares of common stock will automatically be converted into the same number of shares of common stock of ININ Group. As a result, you will become a shareholder of ININ Group and will own the same number and percentage of shares of ININ Group common stock that you now own of Interactive Intelligence common stock. We expect that ININ Group common stock will continue to be listed on the NASDAQ Global Select Market under the symbol “ININ”.

How will being an ININ Group shareholder be different from being an Interactive Intelligence shareholder?

After the reorganization, you will own the same number and percentage of shares of ININ Group common stock that you owned of Interactive Intelligence common stock immediately prior to the reorganization. You will own shares of an Indiana holding company that owns our operating businesses. Your rights as a shareholder of ININ Group will be substantially the same as your rights as a shareholder of Interactive Intelligence, including rights as to voting and dividends. For more information, see “The Reorganization Proposal (Item 1 on Proxy Card)—Comparative Rights of Holders of ININ Group Capital Stock and Interactive Intelligence Capital Stock; Provisions under the IBCL and Organizational Documents”, “—Description of ININ Group Capital Stock” and “—Description of Interactive Intelligence Capital Stock”.

Will the management or the business of the company change as a result of the reorganization?

No. The management and business of our company will remain the same after the reorganization.

What will the name of the public company be following the reorganization?

The name of the public company following the reorganization will be “Interactive Intelligence Group, Inc”.

Will the company’s CUSIP number change as a result of the reorganization?

Yes. Following the reorganization the company’s CUSIP number will be 45841V109.

Will I have to turn in my stock certificates?

No. Do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the reorganization. After the reorganization, your Interactive Intelligence common stock certificates will represent the same number of shares of ININ Group common stock.

Will the reorganization affect my U.S. federal income taxes?

The proposed reorganization is intended to be a tax-free transaction under U.S. federal income tax laws. We expect that you will not recognize any gain or loss for U.S. federal income tax purposes upon your receipt of ININ Group common stock in exchange for your shares of Interactive Intelligence common stock in the reorganization; however, the tax consequences to you will depend on your own situation. You are urged to consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any state, local or foreign tax consequences of the reorganization. For further information, see “The Reorganization Proposal (Item 1 on Proxy Card)—Material U.S. Federal Income Tax Consequences”.

How will the reorganization be treated for accounting purposes?

For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method”. Accordingly, the consolidated financial position and results of operations of Interactive Intelligence will be included in the consolidated financial statements of ININ Group on the same basis as currently presented.

What vote is required to approve the reorganization proposal?

The required vote is the affirmative vote of a majority of all votes entitled to be cast at the annual meeting.

What percentage of the outstanding shares do directors and executive officers hold?

On April 21, 2011, directors, executive officers and their affiliates beneficially owned approximately 24% of our outstanding shares of common stock. To that extent, their interest in the reorganization is the same as the interest in the reorganization of our shareholders generally.

If the shareholders approve the reorganization, when will it occur?

If our shareholders approve the reorganization and all other conditions to completion of the reorganization are satisfied or waived, the reorganization will become effective on the date we file Articles of Merger with the Secretary of State of the State of Indiana or a later date that we specify therein. We expect that we will specify in the Articles of Merger that the reorganization will be effective on or about July 1, 2011.

Do I have dissenters’ (or appraisal) rights?

No. Holders of Interactive Intelligence common stock do not have dissenters’ rights under Indiana law as a result of the reorganization even if the reorganization is approved by our shareholders.

Whom do I contact if I have questions about the reorganization proposal?

You may contact us at:

Interactive Intelligence, Inc.

7601 Interactive Way

Indianapolis, Indiana 46278

Telephone: (317) 872-3000

Attn: Investor Relations

SUMMARY OF THE REORGANIZATION PROPOSAL

This section highlights key aspects of the reorganization proposal, including the Reorganization Agreement, that are described in greater detail elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the reorganization proposal, and for a more complete description of the legal terms of the Reorganization Agreement, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in “Where You Can Find More Information”.

The Principal Parties

Interactive Intelligence, Inc.

7601 Interactive Way

Indianapolis, Indiana 46278

Telephone: (317) 872-3000

Interactive Intelligence, Inc., or “Interactive Intelligence”, is a leading provider of software applications. Our principal product is a suite of applications that provides customers with a software-based multi-channel communications platform. We are a recognized leader in the worldwide contact center market, where our software applications provide a range of pre-integrated functionality. We use this same platform to offer our solutions for business communications, including business process automation. Our solutions are delivered both on-premise and through “cloud-based” models using hosted data centers. Our solutions are used by businesses and organizations in industries such as teleservices, financial services, higher education, utilities, healthcare, retail, technology, government and business services.

Our software has been licensed since 1997. We market and distribute solutions around the globe, directly to customers and through a channel of approximately 300 value-added partners. Our software applications are available in 23 languages and our solutions have been installed in 95 different countries.

In connection with the reorganization, Interactive Intelligence will merge with ININ Corp., with Interactive Intelligence surviving the merger as a wholly owned subsidiary of ININ Group. After the reorganization, Interactive Intelligence will continue to engage in its current business, and all of Interactive Intelligence’s contractual, employment and other business relationships will generally continue unaffected by the reorganization, except that following the reorganization, Interactive Intelligence intends to distribute the stock of its subsidiaries, Interactive Intelligence International, Inc. (“International”) and Global Software Services, Inc., doing business as Latitude Software (“Latitude”), to ININ Group and its executive management team and certain corporate-level employees will become employees of ININ Group.

We are an Indiana corporation. Our headquarters are located at 7601 Interactive Way, Indianapolis, Indiana 46278, and the telephone number at this location is (317) 872-3000. Information about us is available on our website at www.inin.com. The contents of our website are not incorporated by reference herein and are not deemed to be part of this proxy statement/prospectus.

Interactive Intelligence Group, Inc.

7601 Interactive Way

Indianapolis, Indiana 46278

Telephone: (317) 872-3000

Interactive Intelligence Group, Inc., or “ININ Group”, was formed as a wholly owned subsidiary of Interactive Intelligence in order to effect the reorganization. Prior to the reorganization, ININ Group will have no assets or operations other than those incident to its formation.

ININ Corp.

7601 Interactive Way

Indianapolis, Indiana 46278

Telephone: (317) 872-3000

ININ Corp. was formed as a wholly owned subsidiary of ININ Group in order to effect the reorganization. Prior to the reorganization, ININ Corp. will have no assets or operations other than those incident to its formation.

What You Will Receive in the Reorganization (Page 18)

In the reorganization, each outstanding share of common stock of Interactive Intelligence will be converted automatically into one share of common stock of ININ Group. In addition, each outstanding option to purchase shares of Interactive Intelligence common stock, if not exercised before the completion of the reorganization, will become an option to acquire, at the same exercise price, an identical number of shares of ININ Group common stock. Each outstanding restricted stock unit for shares of Interactive Intelligence common stock will become a restricted stock unit for an identical number of shares of ININ Group common stock. Finally, participants in the Amended Interactive Intelligence, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and 401(k) Plan will be entitled to receive shares of ININ Group common stock in accordance with the terms of the respective plan, and shares of common stock of Interactive Intelligence currently held in the respective plan will be converted into shares of common stock of ININ Group.

On the Record Date, there were outstanding 18,681,603 shares of Interactive Intelligence common stock and 116,340 unvested restricted stock units, as well as options to acquire an aggregate of  2,901,839 shares of Interactive Intelligence common stock.

Conditions to Completion of the Reorganization (Page 19)

The completion of the reorganization depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•

absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of ININ Group common stock to be issued in the reorganization;

•	approval and adoption of the Reorganization Agreement by the affirmative vote of a majority of all votes entitled to be cast by Interactive Intelligence’s shareholders at the annual meeting;

•	receipt of approval for listing on the NASDAQ Global Select Market of shares of ININ Group common stock to be issued in the reorganization;

•	absence of any order or proceeding that would prohibit or make illegal completion of the reorganization; and

•

receipt by Interactive Intelligence and ININ Group of a legal opinion of Baker & Daniels LLP with respect to the material U.S. federal income tax consequences of the reorganization to the shareholders of Interactive Intelligence.

Termination of the Reorganization Agreement (Page 19)

We may terminate the Reorganization Agreement, even after adoption by our shareholders, if our Board determines to do so for any reason.

Board of Directors and Executive Officers of ININ Group Following the Reorganization (Page 21)

The board of directors of ININ Group presently consists of the same persons comprising the Interactive Intelligence Board and it is expected that the ININ Group board of directors will remain the same following the reorganization. ININ Group expects that its executive officers following the reorganization will be the same as those of Interactive Intelligence immediately prior to the reorganization.

Material U.S. Federal Income Tax Consequences (Page 19)

Interactive Intelligence’s shareholders will not recognize a gain or loss for federal income tax purposes upon the receipt of ININ Group common stock as a result of the reorganization. However, you are urged to consult your own tax advisor to determine the specific tax consequences of the reorganization to you.

Markets and Market Prices

ININ Group common stock is not currently traded on any stock exchange. Interactive Intelligence common stock is traded under the symbol “ININ” on the NASDAQ Global Select Market, and we expect ININ Group common stock to continue to trade on the NASDAQ Global Select Market under such symbol following the reorganization. On April 8, 2011, the last trading day before the announcement of the reorganization proposal, the closing price per Interactive Intelligence share was $37.76. On April 27, 2011, the most recent trading day for which prices were available, the closing price per Interactive Intelligence share was $37.95.

Dissenters’ Rights (Page 21)

Under Indiana law, Interactive Intelligence’s shareholders do not have dissenters’ rights with respect to the reorganization.

Certain Financial Information

We have not included pro forma financial comparative per share information concerning Interactive Intelligence that gives effect to the reorganization because, immediately after the completion of the reorganization, the consolidated financial statements of ININ Group will be the same as Interactive Intelligence’s consolidated financial statements immediately prior to the reorganization, and the reorganization will result in the conversion of each share of Interactive Intelligence common stock into one share of ININ Group common stock. In addition, we have not provided financial statements of ININ Group because, prior to the reorganization, it will have no assets, liabilities or operations other than incident to its formation.

RISK FACTORS

In considering whether to vote in favor of the reorganization proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its Annexes, and all of the information included in the documents we have incorporated by reference, including our Annual Report on Form 10-K for the year ended December 31, 2010 and the risk factors described in the other documents incorporated by reference. In addition, you should pay particular attention to the risks described below.

Our Board may choose to defer or abandon the reorganization.

Completion of the reorganization may be deferred or abandoned, at any time, by action of our Board, whether before or after the annual meeting. While we currently expect the reorganization to take place on or about July 1, 2011, assuming that the proposal to approve and adopt the Reorganization Agreement is approved at the annual meeting, the Board may defer completion or may abandon the reorganization because of any determination by our Board that the reorganization would not be in the best interests of Interactive Intelligence or its shareholders or that the reorganization would have material adverse consequences to Interactive Intelligence or its shareholders.

We may not obtain the expected benefits of our reorganization into a holding company.

We believe our reorganization into a holding company will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financing flexibility that it affords us. As a result, we may incur the costs of creating the holding company without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from ININ Group. For example, creditors and or other third parties may challenge the impact of the holding company structure and any subsequent transfers of assets on our relationship with them.

As a holding company, ININ Group will depend in large part on dividends from its operating subsidiaries to satisfy its obligations.

After the completion of the reorganization, ININ Group will be a holding company with no business operations of its own. Its only significant assets will be the outstanding capital stock of its subsidiaries. As a result, it will rely on funds from its current subsidiaries and any subsidiaries that it may form in the future to meet its obligations.

The market for ININ Group shares may differ from the market for Interactive Intelligence shares.

Although it is anticipated that the ININ Group common shares will be authorized for listing on the NASDAQ Global Select Market, the market prices, trading volume and volatility of the ININ Group shares could be different from those of the Interactive Intelligence shares.

The proposed reorganization into a holding company may result in substantial direct and indirect costs whether or not completed.

The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, accountants’ fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and by increasing our administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of ININ Group and each of its subsidiaries. The reorganization may also result in certain state sales taxes and other transfer taxes, as well as state income taxes.

Although we expect that the contemplated distribution of International and Latitude stock to ININ Group from Interactive Intelligence after the reorganization is effected will not result in any immediate federal income tax liability to ININ Group or Interactive Intelligence, the Internal Revenue Service may disagree.

We expect that the contemplated distribution of International and Latitude stock to ININ Group by Interactive Intelligence after the reorganization is effected will not result in any immediate federal income tax liability to ININ Group or Interactive Intelligence. However, neither ININ Group nor Interactive Intelligence has requested nor will request a private letter ruling from the Internal Revenue Service as to the tax consequences of the distribution. As a result, the Internal Revenue Service could take the position that the distribution does not constitute a tax-free transaction. In such case, Interactive Intelligence may be treated as having instead made a taxable distribution, which could result in material tax liability to Interactive Intelligence or ININ Group. In addition, ININ Group may incur state income tax as a result of the distribution, but we do not believe that these taxes will be material.

SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

Certain statements in this proxy statement/prospectus and in documents incorporated by reference in this proxy statement/prospectus contain “forward-looking” information, as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events. When used in this proxy statement/prospectus and in documents incorporated herein by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “expects”, “anticipates”, “believes”, “intends”, “plans”, “may”, “estimates”, “predicts”, “potential”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result” or the negative of these terms or other comparable terminology. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements.

You should understand that many important factors, in addition to those discussed or incorporated by reference in this proxy statement/prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this proxy statement/prospectus under “Risk Factors”, and those identified in our Annual Report on Form 10-K for the year ended December 31, 2010 and in the other documents incorporated by reference. In light of these risks and uncertainties, the forward-looking results discussed or incorporated by reference in this proxy statement/prospectus might not occur.

THE REORGANIZATION PROPOSAL (ITEM 1 ON PROXY CARD)

This section of the proxy statement/prospectus describes the reorganization proposal. Although we believe that the description in this section covers the material terms of the reorganization proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the Reorganization Agreement provided below is qualified in its entirety by reference to the Reorganization Agreement, which we have attached as Annex I to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the Reorganization Agreement for a more complete understanding of the reorganization proposal. Your approval of the reorganization proposal will constitute your approval and adoption of the Reorganization Agreement, the reorganization, the Articles of Incorporation of ININ Group and the Bylaws of ININ Group.

Reasons for the Reorganization; Recommendation of our Board

At a meeting of the Board held on April 7, 2011, the Board concluded that the reorganization is advisable, determined that the terms of the Reorganization Agreement are fair to and in the best interest of Interactive Intelligence and its shareholders and adopted and approved the Reorganization Agreement.

During the course of its deliberations, our Board consulted with management, outside legal counsel and outside tax advisors and considered a number of positive factors, including the following:

•

Ability to Determine Results of Operations of Different Business Lines. We believe the holding company structure would allow us to realign our existing lines of business into different subsidiaries, which would improve our ability to determine the financial results and profitability of such lines of business. It would also allow us to allocate management, employees and other costs more effectively to such lines of business and allow our employees to focus on the lines of business within their areas of responsibility. Various employee incentive plans are currently based on profitability and having a holding company structure with different subsidiaries would allow us to more effectively set performance metrics for incentive compensation based on individual business lines in the future.

•

Ability to Limit Exposure to Liabilities. We believe that creating a holding company structure may reduce the risk that liabilities, such as intellectual property claims or other litigation matters, of one of our subsidiaries may be attributed to our other subsidiaries or, after the reorganization, ININ Group.

•

Ability to Manage Certain Tax Expenses. We believe that the holding company structure will provide a platform to proactively manage the impact of certain taxes, such as state taxes, by segregating operations within certain states, thus resulting in an overall lower effective tax rate for the consolidated company. Further, this structure may provide benefits to customers by minimizing the imposition of sales taxes on certain bundled transactions by having more delineated line items for amounts invoiced.

•

Possible Future Strategic and Business Flexibility of the Holding Company Structure. We believe the holding company structure could facilitate future expansion of our business by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of our other businesses separate. In addition, if the cash generated over time by our businesses was determined by our Board to be greater than the amount necessary for the operation or capital needs of those businesses, this cash could be transferred to a separate corporate entity owned by the holding company and invested as our Board believes to be appropriate.

•

Possible Future Financing Flexibility of the Holding Company Structure. We believe that a holding company structure may be beneficial to shareholders in the future because it would provide flexibility as to the types of financing available to us. For example, ININ Group would be able to obtain financing and its subsidiaries may be able to obtain separate financing. However, we have no current plans to seek additional financing at this time.

In addition to the positive factors described above, our Board also considered the following potential negative factor associated with the reorganization proposal:

•

Increased Costs and Expenses Associated with Implementing the Reorganization Proposal and Administering a Holding Company Structure. The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys’ fees, accountants’ fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and increasing our administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of ININ Group and its current and future subsidiaries. The reorganization may also result in certain state sales taxes and other transfer taxes, as well as state income taxes.

After careful consideration, our Board has determined that creation of a holding company offers a net benefit to our shareholders. The Board has approved the reorganization proposal, determined that the terms of the Reorganization Agreement and the reorganization are advisable and in the best interest of our shareholders, and has adopted and approved the Reorganization Agreement.

The Board recommends a vote “FOR” the adoption and approval of the Reorganization Agreement.

Reorganization Procedure

Interactive Intelligence currently owns all of the issued and outstanding common stock of ININ Group, ININ Group currently owns all of the issued and outstanding common stock of ININ Corp., the subsidiary formed for purposes of completing the proposed reorganization, and Interactive Intelligence owns all of the issued and outstanding common stock of International and Latitude. Following the approval of the Reorganization Agreement by the Interactive Intelligence shareholders and the satisfaction or waiver of the other conditions specified in the Reorganization Agreement (which are described below), Interactive Intelligence will merge with ININ Corp., the subsidiary of ININ Group. Below is the current structure of Interactive Intelligence, as well as the structure of ININ Group immediately following the reorganization and the contemplated distribution of International and Latitude to ININ Group from Interactive Intelligence:

Following the reorganization, ININ Group intends to form other subsidiaries which may create tax and operating advantages for the consolidated group.

As a result of this merger:

•	Interactive Intelligence will be the surviving corporation, and the separate corporate existence of ININ Corp. will cease.

•

Each outstanding share of Interactive Intelligence common stock will automatically convert into one share of ININ Group common stock, as described below, and the current shareholders of Interactive Intelligence will become the shareholders of ININ Group.

•	ININ Group will own all of Interactive Intelligence’s common stock and each share of ININ Group common stock now held by Interactive Intelligence will be cancelled.

The result of the reorganization will be that Interactive Intelligence will be merged with ININ Corp. and Interactive Intelligence will become a wholly owned subsidiary of ININ Group. ININ Group’s Articles of Incorporation are included as Annex II to this proxy statement/prospectus, and a copy of ININ Group’s Bylaws is included as Annex III to this proxy statement/prospectus. For more information regarding your rights as a shareholder before and after the reorganization, see “Comparative Rights of Holders of ININ Group Capital Stock and Interactive Intelligence Capital Stock; Provisions under the IBCL and Organizational Documents”, “Description of ININ Group Capital Stock” and “Description of Interactive Intelligence Capital Stock”.

Following the merger, Interactive Intelligence intends to distribute the stock of its subsidiaries, International and Latitude, to ININ Group. As a result, Interactive Intelligence, International and Latitude would all be first-tier subsidiaries of ININ Group.

In all other respects, the company will remain the same. The current directors and executive officers of Interactive Intelligence will continue as directors and executive officers of ININ Group. In addition, our current business and operations will remain the same.

What Interactive Intelligence Shareholders Will Receive in the Reorganization

Each share of Interactive Intelligence common stock will convert into one share of ININ Group common stock. After the completion of the reorganization, you will own the same number and percentage of shares of ININ Group common stock as you currently own of Interactive Intelligence common stock.

Interactive Intelligence Stock Options and Other Rights to Receive Interactive Intelligence Stock

Each of the outstanding options to acquire shares of Interactive Intelligence common stock in the aggregate will become options to acquire, on the same terms and conditions as before the reorganization, an identical number of shares of ININ Group common stock. Each outstanding restricted stock unit for shares of Interactive Intelligence common stock will become a restricted stock unit for an identical number of shares of ININ Group common stock. On the Record Date, there were outstanding options to acquire an aggregate of 2,901,839 shares of Interactive Intelligence common stock and 116,340 unvested restricted stock units. Interactive Intelligence’s existing stock-based compensation plans, which include the Interactive Intelligence, Inc. 2006 Equity Incentive Plan, as amended (the “2006 Plan”), the Interactive Intelligence, Inc. Amended 1999 Stock Option and Incentive Plan (the “1999 Option Plan”), the Interactive Intelligence, Inc. Amended Outside Directors Stock Option Plan (the “Directors Plan”), the Employee Stock Purchase Plan and the 401(k) Plan (collectively the “Interactive Intelligence Plans”), provide, or will provide, that plan participants will be entitled to receive shares of ININ Group common stock rather than shares of Interactive Intelligence common stock, on the same terms otherwise provided for in the respective plans.

Corporate Name Following the Reorganization

The name of the public company following the reorganization will be “Interactive Intelligence Group, Inc”.

No Exchange of Stock Certificates

In the reorganization, your shares of Interactive Intelligence common stock will be converted automatically into shares of ININ Group common stock. Your certificates of Interactive Intelligence common stock, if any, will represent, before and after the reorganization, an equal number of shares of ININ Group common stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the reorganization is completed specifying this and other relevant information.

Conditions to Reorganization

We will complete the reorganization only if each of the following conditions is satisfied or waived:

•

absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of ININ Group common stock to be issued in the reorganization;

•	approval and adoption of the Reorganization Agreement by the affirmative vote of a majority of all votes entitled to be cast by Interactive Intelligence’s shareholders at the annual meeting;

•	receipt of approval for listing on the NASDAQ Global Select Market of shares of ININ Group common stock to be issued in the reorganization;

•	absence of any order or proceeding that would prohibit or make illegal completion of the reorganization; and

•

receipt by Interactive Intelligence and ININ Group of a legal opinion of Baker & Daniels LLP with respect to the material U.S. federal income tax consequences of the reorganization to the shareholders of Interactive Intelligence.

Effectiveness of Reorganization

The reorganization will become effective on the date we file Articles of Merger with the Secretary of State of the State of Indiana or a later date that we specify therein. We will file the Articles of Merger when the conditions to the reorganization described above have been satisfied or waived. We expect that we will specify in the Articles of Merger that the reorganization will be effective on or about July 1, 2011.

Termination of Reorganization Agreement

The Reorganization Agreement may be terminated at any time prior to the completion of the reorganization (even after adoption by our shareholders) by action of the Board if it determines that for any reason the completion of the transactions provided for therein would be inadvisable or not in the best interest of our company or our shareholders.

Amendment of Reorganization Agreement

The Reorganization Agreement may, to the extent permitted by the Indiana Business Corporation Law (the “IBCL”), be supplemented, amended or modified at any time prior to the completion of the reorganization (even after adoption by our shareholders), by the mutual consent of the parties thereto.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the reorganization to U.S. holders of Interactive Intelligence common stock. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury regulations and judicial and administrative decisions and rulings as of the date of this proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to persons subject to special treatment under U.S. federal income tax laws. In particular, this discussion deals only with shareholders that hold Interactive Intelligence common stock as capital assets within the meaning of the Code. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding Interactive Intelligence stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, U.S. expatriates, persons subject to the alternative minimum tax and persons who acquired Interactive Intelligence stock in compensatory transactions. If you are not a U.S. holder (as defined below), this discussion does not apply to you.

As used in this summary, a “U.S. holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation, partnership or other entity created or organized under U.S. law (federal or state);

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•

a trust if a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or certain trusts formed prior to August 20, 1996, if such trust has a valid election in effect to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (including, for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Interactive Intelligence common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of Interactive Intelligence common stock that is a partnership, and the partners in such partnership, are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the reorganization.

ALL HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REORGANIZATION TO THEIR PARTICULAR SITUATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

The merger will constitute an exchange of Interactive Intelligence common stock for ININ Group common stock governed by Section 351 of the Code, as well as a reorganization within the meaning of Section 368(a) of the Code, and, therefore, no gain or loss will be recognized by the shareholders of Interactive Intelligence upon the receipt of ININ Group common stock pursuant to the merger. Additionally, the distribution of International and Latitude stock from Interactive Intelligence to ININ Group is a dividend within a consolidated group and will be treated as an intercompany transaction. Any gain recognized by that distribution will be deferred for federal income tax purposes. Neither ININ Group nor Interactive Intelligence has requested nor will request a private letter ruling from the Internal Revenue Service as to the tax consequences of the reorganization. Assuming the transactions are treated as described in this paragraph, the material U.S. federal income tax consequences of the transactions will be as follows:

•	No gain or loss will be recognized by ININ Group or Interactive Intelligence as a result of the merger;

•	No gain or loss will be recognized by you upon your receipt of ININ Group common stock solely in exchange for your Interactive Intelligence common stock;

•

The aggregate tax basis of the shares of ININ Group common stock that you receive in exchange for your Interactive Intelligence common stock in the merger will be the same as the aggregate tax basis of your Interactive Intelligence common stock exchanged;

•	The holding period for shares of ININ Group common stock that you receive in the merger will include the holding period of your Interactive Intelligence common stock exchanged;

•	Gain or loss recognized by Interactive Intelligence or ININ Group as a result of the distribution of International and Latitude stock to ININ Group by Interactive Intelligence will be deferred; and

•	The distribution of International and Latitude stock to ININ Group by Interactive Intelligence will have no material U.S. federal income tax consequences to you as an ININ Group shareholder.

The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the reorganization. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address state, local, foreign or non-income tax consequences or tax return reporting requirements. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the reorganization.

Anticipated Accounting Treatment

For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of Interactive Intelligence will be included in the consolidated financial statements of ININ Group on the same basis as currently presented.

Authorized Capital Stock

Interactive Intelligence’s Restated Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, no par value. ININ Group’s Articles of Incorporation, which would govern the rights of our shareholders after the reorganization, authorize the issuance of 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, no par value. Upon completion of the reorganization, the number of shares of ININ Group common stock that will be outstanding will be equal to the number of shares of Interactive Intelligence common stock outstanding immediately prior to the reorganization. The number of shares authorized for issuance under Interactive Intelligence’s equity compensation plans as of December 31, 2010 is set forth on page 61  of this proxy statement/prospectus. No other shares are presently reserved for any other purpose.

Dissenters’ Rights

No holder of common stock of Interactive Intelligence will have dissenters’ rights in connection with the reorganization because the common stock is listed on the NASDAQ Global Select Market and the common stock of ININ Group will be listed on the NASDAQ Global Select Market following the reorganization.

Listing of ININ Group Common Stock on the NASDAQ Global Select Market; De-listing and De-registration of Interactive Intelligence Common Stock

The completion of the reorganization is conditioned on the approval for listing of the shares of ININ Group common stock issuable in the reorganization (and any other shares to be reserved for issuance in connection with the reorganization) on the NASDAQ Global Select Market. We expect that the ININ Group common stock will continue to trade under the ticker symbol “ININ”. In addition, ININ Group will become a reporting company under the Exchange Act.

Following the reorganization, Interactive Intelligence’s common stock will no longer be quoted on the NASDAQ Global Select Market and will no longer be registered under the Exchange Act. In addition, Interactive Intelligence will cease to be a reporting company under the Exchange Act.

Board of Directors and Executive Officers of ININ Group Following the Reorganization

Presently, the ININ Group board and the Interactive Intelligence Board are comprised of the same persons. We expect that immediately following the reorganization the ININ Group board will be comprised of Donald E. Brown, Edward L. Hamburg, Richard G. Halperin, Michael C. Heim, Mark E. Hill and Richard A. Reck, if Donald E. Brown and Richard A. Reck are elected as directors of Interactive Intelligence at the annual meeting.

We expect that the executive officers of ININ Group following the reorganization will be the same as those of Interactive Intelligence immediately prior to the reorganization.

For information concerning persons expected to become directors of ININ Group, see “Election of Directors (Item 2 on Proxy Card)”.

Issuances of ININ Group Common Stock Under the Interactive Intelligence Plans

The adoption of the Reorganization Agreement by the holders of Interactive Intelligence common stock will also constitute approval of the assumption by ININ Group of the Interactive Intelligence Plans and, where appropriate, the future issuance of shares of ININ Group common stock in lieu of shares of Interactive Intelligence common stock under the Interactive Intelligence Plans, each as amended in connection with the reorganization without further shareholder action.

ININ Group Articles of Incorporation

The adoption of the Reorganization Agreement by the holders of Interactive Intelligence common stock will also constitute approval of the terms of the ININ Group Articles of Incorporation in the form attached to this proxy statement/prospectus as Annex II.

Restrictions on the Sale of ININ Group Shares

The shares of ININ Group common stock to be issued in the reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, subject to existing restrictions on certain affiliates of ININ Group.

Comparative Rights of Holders of ININ Group Capital Stock and Interactive Intelligence Capital Stock; Provisions under the IBCL and Organizational Documents

At the effective time of the merger, Interactive Intelligence common stock will be converted on a one-for-one basis into ININ Group common stock. As a result, ININ Group’s Articles of Incorporation and Bylaws and the applicable provisions of the IBCL will govern the rights of the former holders of Interactive Intelligence common stock who receive shares of ININ Group common stock pursuant to the merger. The rights of Interactive Intelligence shareholders are currently governed by the IBCL and common law, Interactive Intelligence’s Restated Articles of Incorporation and Interactive Intelligence’s Amended By-Laws. The rights of ININ Group shareholders after the completion of the reorganization will continue to be governed by the IBCL and common law, and will be governed by ININ Group’s Articles of Incorporation and ININ Group’s Bylaws, which, other than the name of the entity, updated information regarding the registered agent, the incorporator and the initial number of directors, and certain dates, are identical to the Restated Articles of Incorporation and Amended By-Laws of Interactive Intelligence. As a result, there is no comparative difference under the IBCL or the charter documents in the rights of holders of ININ Group common stock and Interactive Intelligence common stock.

Authorized but Unissued Shares

Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the Interactive Intelligence, or after the reorganization the ININ Group, Board of Directors to issue shares to persons friendly to the current management, which issuance could render more difficult or discourage an attempt to obtain control of Interactive Intelligence, or after the reorganization ININ Group, by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of current management and possibly deprive the shareholders of opportunities to sell their shares of common stock at a premium over the market price of Interactive Intelligence, or after the reorganization ININ Group, common stock.

Certain Provisions of Interactive Intelligence’s and ININ Group’s Organizational Documents

Certain provisions of Interactive Intelligence’s Restated Articles of Incorporation and Amended By-Laws and ININ Group’s Articles of Incorporation and Bylaws may delay or make more difficult unsolicited acquisitions or changes of control of Interactive Intelligence or ININ Group, respectively. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of Interactive Intelligence or ININ Group, respectively, although these proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the Board of Directors. These provisions include:

•	the division of the Board of Directors into three classes serving staggered terms of office of three years;

•	the availability of authorized but unissued shares of stock for issuance from time to time at the discretion of the Board of Directors;

•	provisions allowing the removal of directors only for cause and only upon a 66 2/3% shareholder vote taken at a meeting called for that purpose;

•	permitting only the Board of Directors, the Chairman, the Chief Executive Officer or the President to call a special meeting of shareholders; and

•	requirements for advance notice for raising business or making nominations at shareholders’ meetings.

The Interactive Intelligence Amended By-Laws and the ININ Group Bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although the Interactive Intelligence Amended By-Laws and the ININ Group Bylaws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

Certain Provisions of the Indiana Business Corporation Law

As Indiana corporations, Interactive Intelligence and ININ Group are governed by the IBCL. Under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisitions or changes of control of Interactive Intelligence and ININ Group. These provisions also may have the effect of preventing changes in the management of Interactive Intelligence and ININ Group. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.

Control Share Acquisitions. Under Chapter 42 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL.

Under the IBCL, “control shares” are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.

A “control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

An “issuing public corporation” means a corporation which has (i) 100 or more shareholders, (ii) its principal place of business or its principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of greater than $1,000,000, and (iii) (A) more than 10% of its shareholders resident in Indiana, (B) more than 10% of its shares owned of record or owned beneficially by Indiana residents, or (C) 1,000 shareholders resident in Indiana.

The provisions described above do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or by-laws, including a by-law adopted by the corporation’s board of directors, provide that they do not apply. The Interactive Intelligence Restated Articles of Incorporation and Amended By-Laws and the ININ Group Articles of Incorporation and Bylaws do not exclude Interactive Intelligence or ININ Group, respectively, from Chapter 42.

Certain Business Combinations. Chapter 43 of the IBCL restricts the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, then the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified “fair price” criteria.

For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

The definition of “beneficial owner” for purposes of Chapter 43 means a person who, directly or indirectly, owns the shares, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting or disposing of the subject shares, or holds any “derivative instrument” that includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the subject shares.

The above provisions do not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. The Interactive Intelligence Restated Articles of Incorporation and Amended By-Laws and the ININ Group Articles of Incorporation and Bylaws do not exclude Interactive Intelligence or ININ Group, respectively, from Chapter 43.

Directors’ Duties and Liability. Under Chapter 35 of the IBCL, directors are required to discharge their duties:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the directors reasonably believe to be in the best interests of the corporation.

Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

Consideration of Effects on Other Constituents. Chapter 35 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. If a determination is made with the approval of a majority of the disinterested directors of the board of directors, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation.

Chapter 35 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.

Mandatory Classified Board of Directors. Under Section 23-1-33-6(c) of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act must have a classified board of directors unless the corporation adopts a by-law expressly electing not to be governed by this provision by the later of July 31, 2009 or 30 days after the corporation’s voting shares are registered under Section 12 of the Exchange Act. Although Interactive Intelligence and ININ Group each has a classified board of directors, Interactive Intelligence adopted an amendment to its Amended By-Laws electing not to be subject to this mandatory requirement effective July 22, 2009 and ININ Group’s Bylaws include a provision electing not to be subject to this mandatory requirement; however, the IBCL permits this election to be rescinded by subsequent action of Interactive Intelligence’s or ININ Group’s Board of Directors.

Exculpation from Liability of Directors in Certain Circumstances

Interactive Intelligence’s Restated Articles of Incorporation and ININ Group’s Articles of Incorporation provide for indemnification of their respective directors where they have acted in good faith, which means that in the case of official action, they reasonably believed the conduct was in our best interests and in all other cases, the action taken was not against our best interests, and in the case of criminal proceedings, they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness. The Interactive Intelligence Restated Articles of Incorporation and the ININ Group Articles of Incorporation do not absolve directors of liability for payment of any unlawful distributions by Interactive Intelligence and ININ Group, respectively, in violation of Section 23-1-35-4 (or any successor provision) of the IBCL, provided that such action constitutes willful misconduct or recklessness.

We do not believe that exculpation from liability under the IBCL affects the liability of Interactive Intelligence’s or ININ Group’s directors for violations of the federal securities laws. Interactive Intelligence’s Restated Articles of Incorporation and Amended By-Laws and ININ Group’s Articles of Incorporation and Bylaws also provide indemnification for the benefit of their respective directors and officers to the fullest extent permitted by the IBCL, including most circumstances under which indemnification otherwise would be discretionary.

Description of ININ Group Capital Stock

ININ Group is incorporated in the State of Indiana. The rights of shareholders of ININ Group will generally be governed by Indiana law and ININ Group’s Articles of Incorporation and Bylaws. The following is a summary of the material provisions of ININ Group’s Articles of Incorporation and Bylaws. This summary is not complete and is qualified by reference to Indiana statutory and common law and the full texts of ININ Group’s Articles of Incorporation and Bylaws, which are attached as Annexes II and III to this proxy statement/prospectus.

General

Upon the completion of the reorganization, the authorized capital of ININ Group will be 110,000,000 shares, consisting of 10,000,000 shares of preferred stock, no par value, and 100,000,000 shares of common stock, $0.01 par value per share. All of the shares issued and outstanding upon completion of the reorganization will be fully paid and nonassessable.

Upon completion of the reorganization, the number of shares of ININ Group common stock that will be outstanding will be equal to the number of shares of Interactive Intelligence common stock outstanding immediately prior to the reorganization.

Common Stock

Dividends and Distributions. Subject to preferences applicable to any shares of outstanding ININ Group preferred stock, the holders of outstanding shares of ININ Group common stock will be entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors of ININ Group may determine from time to time. All shares of ININ Group common stock are entitled to participate ratably with respect to dividends or other distributions. We currently intend to retain future earnings, if any, to finance operations and to expand our business. Any future determination to declare or pay cash dividends will be at the discretion of the ININ Group Board of Directors and will depend upon ININ Group’s financial condition, operating results, capital requirements and other factors that its Board of Directors deem relevant.

Liquidation Rights. If ININ Group is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of ININ Group common stock will be entitled to share ratably in all assets of ININ Group remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding.

Voting Rights. Holders of ININ Group common stock are entitled to one vote per share on all matters to be voted upon by shareholders. There are no cumulative voting rights in the election of directors or any other matter. Shareholders may vote by proxy.

Other. There are no preemption, redemption, sinking fund or conversion rights applicable to the ININ Group common stock.

Preferred Stock

The board of directors of ININ Group may, at its discretion and without further shareholder approval, issue up to 10,000,000 shares of preferred stock in one or more series and fix the number of shares in that series, the number of votes, if any, to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualification, limitations or restrictions of the shares in that series. The powers, preferences and rights, and the qualifications, limitations or restrictions, if any, of each series of preferred stock may be different from those of any and all other series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of ININ Group, making removal of the current management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of ININ Group common stock, all of which may discourage bids for ININ Group common stock at a premium over the market price of ININ Group common stock and may adversely affect the market price of, and the voting and other rights of the holders of, ININ Group common stock.

Transfer Agent

We expect that the transfer agent for ININ Group common stock will be Computershare Trust Company, NA, P.O Box 43078, Providence, RI 02940.

The NASDAQ Global Select Market Listing

We expect that ININ Group common stock will be listed on the NASDAQ Global Select Market under the trading symbol “ININ”.

Description of Interactive Intelligence Capital Stock

Interactive Intelligence is also incorporated in the State of Indiana. The rights of shareholders of Interactive Intelligence will generally be governed by Indiana law and Interactive Intelligence’s Restated Articles of Incorporation and Amended By-Laws. The following is a summary of the material provisions of Interactive Intelligence’s Restated Articles of Incorporation and Amended By-Laws. This summary is not complete and is qualified by reference to Indiana statutory and common law and the full texts of Interactive Intelligence’s Restated Articles of Incorporation and Amended By-Laws. A copy of Interactive Intelligence’s Restated Articles of Incorporation is attached as Exhibit 3.1 to the Registration Statement on Form S-1 filed with the SEC on May 28, 1999. A copy of Interactive Intelligence’s Amended By-Laws is attached as Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on July 28, 2009.

General

Interactive Intelligence is authorized to issue 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, no par value. As of April 21, 2011, Interactive Intelligence had 18,681,603 shares of common stock outstanding held of record by approximately 104 shareholders. The issued and outstanding shares of Interactive Intelligence’s common stock are fully paid and nonassessable.

Common Stock

Dividends and Distributions. Subject to preferences applicable to any shares of outstanding Interactive Intelligence preferred stock, the holders of outstanding shares of Interactive Intelligence common stock are entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the Board of Directors of Interactive Intelligence may determine from time to time. All shares of Interactive Intelligence common stock are entitled to participate ratably with respect to dividends or other distributions.

Liquidation Rights. If Interactive Intelligence is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of Interactive Intelligence common stock will be entitled to share ratably in all assets of Interactive Intelligence remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding.

Voting Rights. Holders of Interactive Intelligence common stock are entitled to one vote per share on all matters to be voted upon by shareholders. There are no cumulative voting rights in the election of directors or any other matter. Shareholders may vote by proxy.

Other. There are no preemption, redemption, sinking fund or conversion rights applicable to the Interactive Intelligence common stock.

Preferred Stock

The Board of Directors of Interactive Intelligence may, at its discretion and without further shareholder approval, issue up to 10,000,000 shares of preferred stock in one or more series and fix the number of shares in that series, the number of votes, if any, to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualification, limitations or restrictions of the shares in that series. The powers, preferences and rights, and the qualifications, limitations or restrictions, if any, of each series of preferred stock may be different from those of any and all other series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of Interactive Intelligence, making removal of the current management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of Interactive Intelligence common stock, all of which may discourage bids for Interactive Intelligence common stock at a premium over the market price of Interactive Intelligence common stock and may adversely affect the market price of, and the voting and other rights of the holders of, Interactive Intelligence common stock.

Transfer Agent

The transfer agent for Interactive Intelligence’s common stock is Computershare Trust Company, NA, P.O. Box 43078, Providence, RI 02940.

The NASDAQ Global Select Market Listing

Interactive Intelligence common stock is listed on the NASDAQ Global Select Market under the trading symbol “ININ”.

ELECTION OF DIRECTORS (ITEM 2 ON PROXY CARD)

Our Board currently consists of six directors divided into three classes, with the term of one class of directors expiring each year, pursuant to our Amended By-Laws, as currently in effect. Generally, each director serves until the annual meeting held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified.

The terms of Donald E. Brown, M.D. and Richard A. Reck, two of our six directors, will expire at this annual meeting. Our Board has nominated each of these individuals upon recommendation of our Nominating and Corporate Governance Committee to be elected at this annual meeting for a term of three years to expire at our 2014 Annual Meeting of Shareholders or until his successor is elected and has qualified.

Unless proxy cards are otherwise marked, the persons named as proxies will vote the shares represented by all executed proxy cards which are received “FOR” the election of each of our director nominees.

Our Board has no reason to believe that the nominees will refuse to act or be unable to accept election; however, in such event, and if any other unforeseen contingencies should arise, it is the intention of the persons named as proxies to vote for other nominees selected by our Nominating and Corporate Governance Committee in accordance with their best judgment.

The following descriptions set forth certain information about each director, including each person’s business experience for the past five years as well as a summary description of the experiences, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee to the conclusion that each such person should serve as our director. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee was as of March 31, 2011.

Nominees For Term To Expire in 2014

DONALD E. BROWN, M.D.; Director since 1994; Age 55; Indianapolis, Indiana. Dr. Brown co-founded Interactive Intelligence in October 1994 and has served as our Chief Executive Officer since April 1995 and President since inception. This is the third software company founded by Dr. Brown. Dr. Brown has been a director since our inception and also serves as our Chairman of the Board, a position he has held since 1998. In March 1988, Dr. Brown co-founded Software Artistry, Inc. (“Software Artistry”), a developer of customer support software that became a public company in March 1995 and was subsequently acquired by IBM in January 1998. At Software Artistry, Dr. Brown served as Chief Executive Officer and director from inception through September 1994. Dr. Brown’s first software company was acquired by Electronic Data Systems, Inc. in September 1987. Dr. Brown graduated from the Indiana University School of Medicine. He also holds two additional degrees from Indiana University, an M.S. in computer science and a B.S. in physics.

Dr. Brown has over 16 years of leadership experience with the company since he co-founded it in 1994. Prior to that, Dr. Brown gained executive and leadership experience at the two other technology companies that he founded. As a result, he has an extensive understanding of the research and development, sales and marketing, strategy and operations of our company as well as significant knowledge of our industry.

RICHARD A. RECK; Director since 2005; Age 61; Hinsdale, Illinois. Mr. Reck is the founder and President of Business Strategy Advisors LLC, a business strategy consultancy that focuses on serving technology, services and entertainment companies. Mr. Reck was a partner with KPMG LLP from 1973 through his retirement in 2002. Mr. Reck also serves as a director and audit committee and compensation committee member of Merge Healthcare, Inc., a public healthcare software and information company, and as a director and nominating and corporate governance committee chairman of Advanced Life Sciences Holdings, Inc., a public biopharmaceutical company. Additionally, Mr. Reck serves on the board of directors of LiquidGeneration, a private media and internet services company. Mr. Reck received a Bachelor of Arts degree in mathematics from DePauw University and an M.B.A. in accounting from the University of Michigan.

Mr. Reck has many years of experience as an audit partner at KPMG LLP with extensive financial accounting knowledge and leadership experience that is critical to our Board and, more specifically, our Audit Committee. Mr. Reck has been deemed an audit committee financial expert by our Board based on his experience in the accounting industry. In addition to Mr. Reck’s accounting experience, he also has an extensive knowledge of the technology industry, which allows him to understand and provide guidance to our business.

The Board recommends a vote “FOR” the nominees listed above.

Directors Whose Present Terms Expire in 2012

EDWARD L. HAMBURG, Ph.D.; Director since 2004; Age 59; Chicago, Illinois. Dr. Hamburg is the former Executive Vice President of Corporate Operations and Chief Financial Officer of SPSS Inc. (“SPSS”), a multinational computer software firm that provides predictive analytical technology and services. He held this position from 1992 to 2004 after heading business development for SPSS from 1986 to 1992. Dr. Hamburg held an advisory position with SPSS from 2004 through December 31, 2008. SPSS was acquired by IBM in 2009. Dr. Hamburg currently serves as a director and audit committee chair at ThruPoint, Inc., a provider of information technology consulting services and communications software, and Sendmail, Inc., a provider of software and services for electronic messaging infrastructures. He is also a director at Core Security Technologies, which provides software solutions for security testing and measurement, and the American Institutes for Research, one of the largest behavioral and social science research organizations in the world. Dr. Hamburg is also a venture partner with Morgan Stanley Private Equity. He previously served as a director (2006-2010) of Interlink Electronics, Inc., a developer of electronic component technologies, Perceptive Software, a provider of technology and services for electronic content management (acquired by Lexmark in 2010), and HyPerformix, Inc., a provider of software and services for computer capacity planning (acquired by CA Technologies in 2010). Dr. Hamburg received a Ph.D. from the University of Chicago and both his M.A. and B.A. from the University of Maryland at College Park.

Dr. Hamburg’s more than 30 years of experience as an operating executive and as a member of the board of directors at various technology companies have provided him with leadership skills and the ability to analyze and address numerous aspects of our business and industry. He has particular expertise in mergers and acquisitions, strategic planning, international operations and overall business infrastructure management. He is chairman of our Audit Committee and has been deemed an audit committee financial expert by our Board based on his executive role in finance and his service on other companies’ audit committees.

RICHARD G. HALPERIN; Director since 2009; Age 62; Jupiter, Florida. Mr. Halperin served as the chief executive officer of Coherent Networks International Inc., a software company specializing in the utility and telecom industries, until 1999. Prior to that, Mr. Halperin served as chief executive officer of JBA International, a unit of JBA Holdings, a global ERP software company based in the United Kingdom, from 1991 to 1998; vice president of sales and services for System Software Associates, a provider of extended enterprise solutions and services (“SSA”), from 1985 to 1989; and area director responsible for sales, support and administrative operations of Wang Laboratories, a provider of computer-based office information processing systems, from 1983 to 1985. Prior to that, Mr. Halperin spent nine years at IBM Corporation in various marketing and management positions. Mr. Halperin previously served on the board of directors of several private companies and one public company, including Story Inc., JBA International, Advanced Graphical Applications, Airborne Control Technologies, Made2Manage Systems, Inc., Coherent Networks International, Epigragh and multiple SSA affiliates. Mr. Halperin graduated from Northwestern University with a B.S. degree in business administration.

Mr. Halperin has over 30 years of sales, marketing and management experience working with technology companies, which allows him to provide advice and guidance on our sales initiatives, particularly related to expanding our channel sales. Mr. Halperin also has considerable board of director experience through which he has gained an in-depth knowledge of the technology industry and strong leadership and decision-making skills.

Directors Whose Present Terms Expire in 2013

MARK E. HILL; Director since 2004; Age 54; Carmel, Indiana. Mr. Hill is Managing Partner of Collina Ventures, LLC, a private investment company focusing on technology companies (“Collina”). In 1983, Mr. Hill co-founded Baker Hill Corporation®, which serves as a trusted advisor to its banking clients and delivers solutions that address business process needs. In 2005, Baker Hill was acquired by Experian®, a global information solutions company. Mr. Hill oversaw the transition through 2006. Mr. Hill also serves on the board of three non-public technology companies. Mr. Hill serves Central Indiana in various capacities, including board membership on the Central Indiana Corporate Partnership, the Central Indiana Community Foundation, the United Way of Central Indiana and the TechPoint Foundation. Mr. Hill is an adjunct professor at the Indiana University School of Informatics and former chair of its Dean’s Council. Mr. Hill started his career at IBM and holds a B.B.A. from the University of Notre Dame and an M.B.A. from the Indiana University Kelley School of Business.

Mr. Hill provides valuable insight to our Board of Directors resulting from his 30 years of experience in the software and technology industry and his experience as a co-founder of a company that provided technological solutions for business needs. Mr. Hill’s current position as managing partner of an investment company that focuses primarily on technology companies provides him with current industry knowledge that, together with his previous hands-on technology experience, allows him to understand our business and provide useful guidance and advice to management.

MICHAEL C. HEIM; Director since 2007; Age 56; Zionsville, Indiana. Mr. Heim is the Senior Vice President, Information Technology and Chief Information Officer of Eli Lilly and Company (“Lilly”), a position he has held since August 2009. Prior to August 2009, Mr. Heim served as Vice President, Information Technology and Chief Information Officer at Lilly since January 2004. From November 1999 until January 2004, Mr. Heim was the chief technology officer with accountability for enterprise architecture and data strategy, the global implementation of SAP, and global financial and human resources information technology solutions at Lilly. Mr. Heim joined Lilly in 1979 and has served in numerous roles including information technology, internal audit, engineering and the corporations operations committee. Mr. Heim serves on a number of executive councils including the Microsoft Pharmaceutical Advisory Council and the SAP Life Sciences Executive Council. A native of Cincinnati, Ohio, Mr. Heim received a B.A. degree in business administration from Marian College and an M.B.A. from Bowling Green State University.

Mr. Heim has held multiple executive technology related positions with Lilly over the last 30 years and has served on several executive councils. Through these positions Mr. Heim has developed a strong knowledge base of the technology industry that enables him to understand, analyze and provide guidance on our business and industry. In addition, in working in the technology group of a large company, Mr. Heim provides us insight into the technology decision-making process at large companies that we target to license our software.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

On June 8, 2007, our Board adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitoring the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. These Guidelines are in addition to, and are not intended to change or interpret, any federal or state law or regulation, including the IBCL, or our Restated Articles of Incorporation or Amended By-Laws, as currently in effect. The Guidelines are reviewed periodically and updated as necessary by our Board based upon recommendations from our Nominating and Corporate Governance Committee to reflect changes in regulatory requirements and Board oversight practices. The Guidelines comply with requirements contained in the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) (the exchange on which our equity securities are registered) and otherwise enhance our corporate governance policies. We will provide to any person, without charge, a copy of these Guidelines, upon request to our Corporate Secretary at our world headquarters. These Guidelines are also available on our website at http://investors.inin.com under “Corporate Governance” . We intend to disclose any amendments or updates to these Guidelines by posting such amendments or updates on our website.

Director Independence and Board Meetings

Our Board has determined that Dr. Hamburg and Messrs. Halperin, Heim, Hill and Reck are “independent directors”, as defined by the NASDAQ listing standards and the director independence rules of the SEC. Our Board has determined that each of Dr. Hamburg and Messrs. Halperin, Heim, Hill and Reck have no material direct or indirect relationship with us that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director on our Board.

In making its independence determination with respect to Mr. Heim, the Board considered Mr. Heim’s executive position with Lilly, a customer that uses our products and has licensed our applications directly from us. Because of Mr. Heim’s executive position at Lilly, the Board analyzed that relationship and the payments we received from Lilly for our products and applications during the last three years. As Lilly’s Chief Information Officer, it is our understanding that Mr. Heim could be involved in Lilly’s decision to license our products; however, Lilly has licensed our products since December 2001, well before Mr. Heim became Lilly’s Chief Information Officer or joined our Board. During 2010, 2009 and 2008, Lilly paid us approximately $679,000, $464,000 and $368,000, respectively, to license our applications and for related support and services. None of the payments exceeded the greater of $200,000 or 5% of our consolidated gross revenues in any of the three years, as set forth in Rule 5605(a)(2) of the NASDAQ listing standards. In addition, Mr. Heim has not received any consulting, advisory or other compensatory fees from us. After reviewing the terms of this transaction, and the relationship that Mr. Heim has with Lilly, the Board determined that Mr. Heim does not have a material direct or indirect interest in the transaction and that our business relationships with Lilly do not diminish his ability to exercise his independent judgment on issues affecting our business. Our Board will continue to monitor this relationship.

In making its independence determination with respect to Mr. Hill, the Board considered his position with Collina. Collina has a 37% ownership interest in Bluelock, LLC (“Bluelock”), and Mr. Hill serves as Chairman of the Board of Bluelock. Bluelock provided products and services to us during 2010 and 2009 amounting to approximately $57,000 and amounting to approximately $72,000 during 2008, which amounts were less than the $200,000 threshold set forth in Rule 5605(a)(2) of the NASDAQ listing standards and were less than 5% of Bluelock’s consolidated gross revenues in 2010, 2009 and 2008, respectively. Mr. Hill did not receive any commissions or other form of compensation in connection with the transaction between Bluelock and us. The Board determined that Mr. Hill does not have a material direct or indirect interest in the transaction and that our business relationships with Bluelock do not diminish his ability to exercise his independent judgment on issues affecting our business. Our Board will continue to monitor this relationship.

Our Board holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day prior to the Board meeting so that the evening prior to the Board meeting and the day of the Board meeting can be devoted to presentations and discussions between the Board and senior management about our short and long-term strategies. In addition to the quarterly meetings, special meetings may be scheduled at our Board’s discretion. During 2010, our Board held four meetings. During 2010, each of our directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which each such director served.

We have a policy that states that all directors properly nominated for election are expected to attend our annual meetings. All of our directors attended our 2010 Annual Meeting of Shareholders in person.

Leadership

The Chairman of our Board, Dr. Brown, is also our President and Chief Executive Officer. Our Guidelines provide that the Board should be free to choose its Chairman as it deems best for the company at that point in time, based on the recommendation of the Nominating and Corporate Governance Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

Because Dr. Brown is both our Chairman and our President and Chief Executive Officer, our Board has appointed, and annually will appoint, a lead director from among the independent directors. Mr. Hill was appointed the independent lead director for 2010 and will continue to serve in that role in 2011. The lead director’s responsibilities include:

•	monitoring the agendas of the Board meetings;

•	monitoring the agendas of and leading independent director meetings; and

•	temporarily taking over the Chairman/Chief Executive Officer position if the current Chairman/Chief Executive Officer is unable to perform his duties.

Dr. Brown is responsible for the day-to-day operations of our company, communicating with our constituents and implementing our strategy and other decisions of the Board. Because these items get significant focus at Board meetings, the Nominating and Corporate Governance Committee and the full Board of Directors believe that it is appropriate to have our Chief Executive Officer and President act as the Chairman of the Board. The Board of Directors also recognizes the important leadership roles that our lead director has in leading the meetings of our independent directors, and that the chairmen of each of the committees of the Board have in leading their respective committee meetings and reviewing and approving agendas in advance of such meetings. The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Role in Risk Oversight

Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting, information technology and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer, Vice President of Finance, external auditors and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies for information and financial systems. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation and material accounting changes or proposed audit adjustments that could affect our financial statements. Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities. The Audit Committee members, as well as each other director, have access to our Chief Financial Officer and any other member of our management for discussions between meetings as warranted. The Audit Committee provides reports to the full Board on risk-related items.

Board and Committee Membership

The responsibility for good corporate governance rests with our Board, whose primary role is providing oversight, counseling and direction in the best long-term interests of us and our shareholders. Our Board has three standing committees: the Audit Committee, the Compensation and Stock Option Committee and the Nominating and Corporate Governance Committee (together, our “Standing Committees”). Each Standing Committee is described below. The following table sets forth information regarding which Standing Committee(s) each of our directors served on during 2010:

Standing Committees of the Board
Director	Board of Directors	Audit Committee	Compensation and Stock Option Committee	Nominating and Corporate Governance Committee
Donald E. Brown, M.D. (1)	Chair
Richard G. Halperin	X
Edward L. Hamburg, Ph.D.	X	Chair		X
Michael C. Heim	X	X	X
Mark E. Hill	X		Chair	Chair
Richard A. Reck	X	X	X
2010 Total Meetings Held	4	12	4	2

(1)	Dr. Brown is our President and Chief Executive Officer and is our only employee that serves on our Board. Dr. Brown may attend Standing Committee meetings as a member of management, except certain meetings where management is excluded.

Standing Committees of the Board

Audit Committee

Our Audit Committee operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Audit Committee reviews and assesses the adequacy of its charter and performance on an annual basis. Our Board established our Audit Committee for the primary purpose of overseeing our accounting and financial reporting processes and audits of our annual financial statements and internal control over financial reporting by our independent registered public accounting firm.

Among its current primary functions, our Audit Committee has the sole authority to perform the following:

•	retain and terminate our independent registered public accounting firm;

•	approve compensation and provide oversight of the work of our independent registered public accounting firm;

•	evaluate the qualifications, performance and independence of our independent registered public accounting firm;

•

pre-approve all auditing services and permitted non-audit services, including the fees and terms for such services (subject to the de minimus exception for non-audit services that are approved by our Audit Committee prior to completion of the audit) provided by our independent registered public accounting firm;

•	review and discuss with our management and our independent registered public accounting firm our annual and quarterly financial statements;

•

discuss with our management and our independent registered public accounting firm major issues regarding accounting principles and financial statement presentations and the adequacy of our internal control over financial reporting; and

•	review and approve all related person transactions.

All members of our Audit Committee have been and currently are “independent” as such term is defined for audit committee members under the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. Our Board has determined that Dr. Hamburg and Mr. Reck meet the definition of an “audit committee financial expert”, as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

Compensation and Stock Option Committee

Our Compensation and Stock Option Committee (our “Compensation Committee”) operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Compensation Committee reviews and assesses the adequacy of its charter and performance on an annual basis. Among its current primary functions, our Compensation Committee reviews and determines the annual compensation of our non-employee directors; the annual base salaries, performance-based cash incentive awards and other incentive compensation of our executive officers; administers our stock option plans in which directors, executive officers and other key employees participate; and discusses with management the Compensation Discussion and Analysis and, if appropriate, recommends its inclusion in our Annual Report on Form 10-K and proxy statement. For a description of the role of management and our compensation consultant in setting compensation, see “Executive Compensation and Related Information—Compensation Discussion and Analysis—Role of Management and Our Compensation Consultant in Setting and Reviewing Compensation”.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee have been and currently are “independent” directors, as defined under the NASDAQ listing standards, and no member is our employee or former employee. In addition, no member of our Compensation Committee had any relationship requiring disclosure as explained in “Certain Relationships and Related Person Transactions” on page 69. During 2010, none of our executive officers served on the compensation committee or board of directors of another entity.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (our “Nominating Committee”) operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://investors.inin.com under “Corporate Governance”. Our Nominating Committee assists our Board in (i) identifying individuals qualified to become Board members, (ii) developing our Guidelines, (iii) advising our Board in the annual review of our Board’s performance and (iv) recommending directors for each Standing Committee. The members of our Nominating Committee have been and currently are “independent”, as defined under the NASDAQ listing standards.

Our Nominating Committee considers candidates for membership on our Board who are recommended by shareholders and/or fellow Board members. A shareholder who wishes to recommend a director candidate for consideration by our Nominating Committee should send such recommendation to our Corporate Secretary addressed to: Interactive Intelligence, Inc. Nominating Committee, c/o Corporate Secretary at our world headquarters. Our Corporate Secretary has been instructed by our Board to forward such shareholder director candidate recommendations to our Nominating Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected and the addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to our Nominating Committee as a nominee, must comply with our advance notice requirements set forth in our Amended By-Laws, as currently in effect, as described in “Date of Receipt of Shareholder Proposals for Our 2012 Annual Meeting of Shareholders” on page 70.

In the process of recommending individuals qualified to become Board members, the Nominating Committee identifies any specific needs of the Board in terms of industry or professional background and determines independence standards for nominees. Our entire Board nominates members for election to our Board. Nominees for director are selected on the basis of board experience, judgment, integrity, ability to make independent inquiries, understanding our business and environment and willingness to devote adequate time to Board duties. Our Guidelines provide that in identifying potential director nominees, our Nominating Committee is to take into account geographic, occupational, gender, race and age diversity. The Nominating Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. Our Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from our Nominating Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

Shareholder Communications

Our Board has a process whereby our shareholders may send communications to our Board’s attention. Any shareholder desiring to communicate with our Board, or one or more specific members thereof, should communicate in a writing addressed to Interactive Intelligence, Inc., Board of Directors, c/o Corporate Secretary at our world headquarters. Our Corporate Secretary has been instructed by our Board to promptly forward all such communications to the specified addressees.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (our “Ethics Code”) that applies to all of our directors, officers and employees. We will provide to any person a copy of our Ethics Code, free of charge, upon request to our Corporate Secretary at our world headquarters. Our Ethics Code is available on our website at http://investors.inin.com under “Corporate Governance”. We intend to disclose any amendments or updates to our Ethics Code by posting such amendments or updates on our website. In addition, any waivers of our Ethics Code for our directors or executive officers will be posted on our website under “Corporate Governance”. There were no waivers of our Ethics Code by any of our executive officers or directors during 2010.

DIRECTOR COMPENSATION AND BENEFITS

Only non-employee directors receive compensation for their services as directors. Our compensation package for non-employee members of our Board is comprised of cash (annual retainers and committee meeting fees) and stock option grants. Directors are also entitled to reimbursement of expenses incurred in connection with attendance at Board and/or committee meetings. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Compensation Committee generally reviews our non-employee director compensation program on an annual basis. Actual annual pay varies among directors based on committee memberships, committee chair responsibilities and meeting attendance.

Members of our Board are eligible to receive automatic stock option grants under our 2006 Plan. Under our 2006 Plan, the exercise price for option grants is equal to the closing price of our common stock, as reported by the NASDAQ Global Select Market, on the business day immediately preceding the date of grant and the term of the options are six years. For most options granted to our directors prior to 2005, the term of each option was ten years from the date of grant. Commencing in May 2009, we began granting our non-employee directors options annually that vest one year after the grant date. Previously, our non-employee directors were granted options that vested over four years. The fair value of these option grants is determined on the date of the grant.

Our Board also has the full and complete authority and discretion, except as limited by our 2006 Plan, to grant additional options to eligible directors from time to time and to provide the terms and conditions (which need not be identical among eligible directors), including without limitation the vesting provisions, thereof. Any options previously awarded under the Directors Plan, but not yet forfeited, cancelled, terminated, exercised or expired, remain subject to their original terms which are generally not different from the terms upon which annual option grants for directors are granted under our 2006 Plan, except as described above.

Director Compensation Arrangements

On the date of the annual meeting of shareholders, each eligible non-employee director is granted an annual stock option to purchase 8,000 shares of our common stock. For any newly elected non-employee director, our Compensation Committee may approve an option award to such director to purchase an aggregate of 20,000 shares of our common stock upon joining our Board. These newly elected non-employee director option grants have terms in accordance with our 2006 Plan, generally vest over four years and expire six years from the anniversary date of the grant.

In 2010, each of our non-employee directors was entitled to receive the following compensation:

Type of Compensation	Amount
Cash Retainers:
Annual Cash Retainer (1)	$25,000
Annual Cash Retainer for Committee Chair:
Audit Committee (1)	$15,000
Compensation and Nominating Committees (1)	$5,000
Annual Cash Retainer for Audit Committee Members (1)	$5,000

Board and Committee Attendance Fee (per meeting attended that was not held in conjunction with a meeting of our full Board):
In person (2)	$1,500
By teleconference (2)	$750

Stock Options:

Annual Stock Option Retainer (3)	8,000 shares
Stock Option Grant for Newly Elected Directors	20,000 shares

(1)	All annual cash retainers were paid in advance at the beginning of each quarter in equal installments in preparation for Board and/or committee meetings to be held during each quarter.
(2)	All attendance fees were paid in arrears.
(3)	Represents an annual stock option to purchase shares of our common stock, which will be granted at each annual meeting of shareholders. These options were granted to all of our non-employee directors on May 20, 2010, the date of our 2010 Annual Meeting of Shareholders, in accordance with the terms of our 2006 Plan.

Director Compensation in 2010

The following table sets forth information regarding the compensation that each non-employee director earned during 2010. Dr. Brown did not earn any additional compensation for serving on our Board in 2010.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total Compensation
Richard G. Halperin	$31,000	$70,563	$101,563
Edward L. Hamburg, Ph.D.	51,250	70,563	121,813
Michael C. Heim	42,000	70,563	112,563
Mark E. Hill	39,500	70,563	110,063
Richard A. Reck	42,000	70,563	112,563

(1)	The amounts in this column include the annual Board retainer, annual chairman retainer, annual Audit Committee retainer and the amounts earned by each director for attending Board and/or committee meetings in person and/or by teleconference that were not held in conjunction with a meeting of our full Board.
(2)	The amounts in this column represent the grant date fair value of the stock options granted to each non-employee director during the year ended December 31, 2010 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation (“FASB ASC 718”) (except that the estimated forfeitures related to service-based vesting conditions were disregarded). For valuation assumptions used to determine these amounts, refer to Note 5 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010. Our non-employee directors had the following shares of our common stock underlying stock options (both vested and unvested) outstanding as of December 31, 2010: Mr. Halperin: 28,000 shares; Dr. Hamburg: 63,556 shares; Mr. Heim: 44,000 shares; Mr. Hill: 38,400 shares; and Mr. Reck: 40,000 shares.

Non-Employee Director Change-of-Control Agreements

On June 7, 2007, we entered into Non-Employee Director Change-of-Control Agreements (each, a “Director Change-of-Control Agreement”) with Dr. Hamburg and Messrs. Hill and Reck. In addition, on May 29, 2008 and March 29, 2010, we entered into a Director Change-of-Control Agreement with Mr. Heim and Mr. Halperin, respectively. Under the terms of each Director Change-of-Control Agreement, in the event the service on our Board of Directors is terminated for any reason following an event where a “Change-of-Control” has occurred (as defined under “Employment Agreements and Post-Termination and Change-of-Control Arrangements”), any and all outstanding stock options granted under our 2006 Plan and/or our Directors Plan will vest on an accelerated pro-rata monthly basis, including full credit for partial months elapsed. In addition, with respect to stock option vesting, each director will be credited with one additional month of service for each month of service completed, up to a maximum of 24 additional months of service credit.

OUR EXECUTIVE OFFICERS

The following table sets forth information, as of February 28, 2011, about our executive officers followed by their biographies:

Name	Age	Position
Donald E. Brown, M.D.	55	Chairman of the Board, President and Chief Executive Officer

Gary R. Blough	55	Executive Vice President, Worldwide Sales

William J. Gildea III	44	Vice President, Business Development

Stephen R. Head	57	Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary and Treasurer

Hans W. Heltzel	40	Vice President, Technical Support and Professional Services

Pamela J. Hynes	49	Vice President, Worldwide Communications as a Service and Education

Joseph A. Staples	51	Chief Marketing Officer and Senior Vice President, Marketing

Donald E. Brown, M.D.’s biographical information is contained under “Election of Directors (Item 2 on Proxy Card)—Nominees for Term to Expire in 2014” on page 29.

Gary R. Blough has served as our Executive Vice President, Worldwide Sales since July 2004. Mr. Blough served as our Vice President of Sales for Europe, the Middle East and Africa from January 2002 to July 2004 and previously served as our Area Director and Vice President of Sales for Western U.S. and Latin America since joining us in February 1997. Prior to joining us, Mr. Blough held various sales positions at Software Artistry, including Director of Western Region Sales and was Director of Sales for On-Line Software, a developer of programmer productivity tools. Mr. Blough has a B.S. degree in Marketing from Virginia Polytechnic Institute and State University.

William J. Gildea III has served as our Vice President, Business Development since March 2008. Prior to joining us, Mr. Gildea was a sell-side financial analyst covering the communications technology industry at Janney Montgomery Scott from April 2004 to February 2008 and an associate analyst at Wachovia Securities prior to that. Mr. Gildea started his career as a communications attorney in private practice in Washington, D.C. Mr. Gildea holds a B.A. from William & Mary, a J.D. from Catholic University, and an M.B.A. from the University of North Carolina.

Stephen R. Head has served as our Chief Financial Officer, Vice President of Finance, Secretary and Treasurer since joining us in November 2003 and our Vice President of Finance and Administration since February 2004. Effective January 1, 2011, Mr. Head was promoted to Senior Vice President of Finance and Administration. Mr. Head previously served as Chief Financial Officer of Gilian Technologies Ltd. (now Breach Security, Inc.), a Web security applications developer. Prior to Gilian Technologies, Mr. Head was Senior Vice President, Finance and Administration at planetU, Inc., an e-commerce company serving the consumer packaged goods industry, which was acquired by Transora in December 2000. Other financial roles Mr. Head has held in the software industry include Vice President, Finance and Administration and Chief Financial Officer at Made2Manage Systems, Inc. (now Consona Corporation), and Vice President, Finance and Chief Financial Officer of Software Artistry. Mr. Head began his career in public accounting at KPMG LLP. He has also served in positions in private industry. Mr. Head is a graduate of Indiana University, where he received both an M.B.A. and B.S. in Business with a concentration in Accounting.

Hans W. Heltzel has served as our Vice President of Technical Support and Professional Services, previously referred to as our Vice President of Support and Services, since January 2009. Prior to that, Mr. Heltzel served as our Director of Worldwide Support from 2004 until 2008 and served as our Practice Leader and Services Manager from 2001 until 2003. Prior to joining us in 2001, Mr. Heltzel was an implementation consultant for Tivoli Systems and prior to that held various operations management positions for Target Corporation in Denver, Colorado, Chicago, Illinois, and Fort Wayne, Indiana. Mr. Heltzel has an M.S. in Information and Communication Sciences and a B.S. in History and Criminology from Ball State University.

Pamela J. Hynes has served as our Vice President, Worldwide Communications as a Service and Education, previously referred to as our Vice President of Customer Services, since January 2010. Prior to that, Ms. Hynes served as our Vice President, Worldwide Customer Services, which included Educational Services, Technical Support Services, Professional Services and Communication as a Service, since October 2004. From 2006 to 2008, Ms. Hynes resided in the United Kingdom and worked to grow our services presence internationally. Ms. Hynes served as our Vice President, Customer Loyalty from September 2003 to October 2004 and our Vice President, Client Services, the Americas and Europe, the Middle East and Africa from July 2001 until September 2003. Ms. Hynes served as our Vice President, North American Client Services from September 1999 until July 2001 and prior to that as our Director of Client Services since joining us in November 1996. Prior to joining us, Ms. Hynes served as an Account Manager, Support Services Manager and a number of other technical roles at Software Artistry, including Application Development, Technical Instructor and Field Engineer. Before joining Software Artistry, she served as Technical Support Engineer at American Financial Resources, a software development company. Ms. Hynes holds a B.S. degree in Management Information Systems from New Hampshire College.

Joseph A. Staples has served as our Chief Marketing Officer and Senior Vice President, Marketing since January 2009. Prior to that, Mr. Staples was our Senior Vice President, Worldwide Marketing since joining us in 2005. Prior to joining us, Mr. Staples was the principal of FirstLight Marketing, a marketing services company. Prior to that, Mr. Staples was Executive Vice President of Corporate Marketing at Captaris, Inc., a provider of business communication solutions. Previously, Mr. Staples was the Vice President of Marketing for Callware Technologies, Inc., a provider of unified messaging software. He was also employed by Novell, Inc., in management positions over a five year period. Mr. Staples is an alumnus of Brigham Young University and earned a bachelor’s degree in business administration from the University of Phoenix with an emphasis in Marketing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2011, information about the beneficial ownership of our common stock by 5% or greater beneficial owners and ownership of management, including each of our incumbent directors and director nominees, our named executive officers and all executive officers and directors as a group. Except as otherwise indicated below, the individual or entity owns such common stock directly with sole investment and sole voting power. For each of our named executive officers and directors, the following table also includes options to purchase shares of our common stock that are exercisable on or within 60 days after March 31, 2011.

5% or Greater Beneficial Owners:
Name and Address of Beneficial Owner**	Amount and Nature of Beneficial Ownership		Percent of Class
Bares Capital Management, Inc. 221 W. 6th Street, Suite 1225 Austin, TX 78701	2,488,638	(1)	14.0	%(1)

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,120,630	(2)	6.3	%(2)

Officer and Director Stock Ownership:
Name of Beneficial Owner	Shares (3)		Options (4)	Total Beneficial Ownership	Percent of Class
Directors
Richard G. Halperin	1,500		13,000	14,500	*
Edward L. Hamburg, Ph.D.	7,000		59,556	66,556	*
Michael C. Heim	—		37,000	37,000	*
Mark E. Hill	105,772		34,400	140,172	*
Richard A. Reck	30,000		36,000	66,000	*

Named Executive Officers
Donald E. Brown, M.D.**	4,188,459		328,000	4,516,459	23.8%
Stephen R. Head	30,500	(5)	169,911	200,411	1.1%
Gary R. Blough	59,977	(6)	246,830	306,807	1.6%
William J. Gildea III	4,645	(7)	9,926	14,571	*
Joseph A. Staples	1,500		54,000	55,500	*

Directors and Executive Officers as a Group
All Directors and Executive Officers as a Group (12 persons)	4,446,043		1,016,640	5,462,683	27.8%

*	Indicates ownership of less than one percent of the outstanding shares of our common stock.
**	As discussed above, Dr. Brown is our Chairman of the Board, President and Chief Executive Officer and a beneficial owner of more than 5% of our outstanding common stock. Therefore, information pertaining to his beneficial ownership of our common stock is presented once as a named executive officer.
(1)	Information based solely on a Schedule 13G/A filed by such shareholder with the SEC on February 14, 2011, indicating beneficial ownership as of December 31, 2010. The shareholder is an investment adviser and has sole power to vote or direct the vote and dispose or direct the disposition of 57,708 shares, and shares the power to vote or direct the vote and dispose or direct the disposition of 2,430,930 shares.
(2)

Information based solely on a Schedule 13G filed by such shareholder with the SEC on February 4, 2011, indicating beneficial ownership as of December 31, 2010. The beneficial owner is a parent holding company or control person and has sole power to vote or direct the vote and dispose or direct the disposition of

1,120,630 shares. The beneficial owner reported that the following of its subsidiaries acquired the shares: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors LLC and BlackRock Investment Management, LLC.

(3)	Represents the number of shares beneficially owned, excluding shares which may be acquired through the exercise of stock options.
(4)	Represents shares which may be acquired through the exercise of stock options as of March 31, 2011 or within 60 days after that date.
(5)	Includes 550 shares held by his daughter, over which Mr. Head disclaims beneficial ownership.
(6)	Includes 5,922 shares held in our Employee Stock Purchase Plan.
(7)	Includes 3,500 shares held by his spouse, over which Mr. Gildea disclaims beneficial ownership.

APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

(ITEM 3 ON PROXY CARD)

New Section 14A of the Exchange Act, as added by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in this proxy statement/prospectus in accordance with the SEC’s compensation disclosure rules.

We believe we have assembled a strong executive management group comprised of certain individuals that have been with us for many years and all of whom have extensive experience with other companies in the software industry. This combination of different experiences allows us to continue the innovations that have long been our core competence, while at the same time positioning us for future growth.

The purposes of our compensation programs are to attract and then retain our executives by designing compensation programs that are highly competitive with comparable positions within our industry and to align our executive officers’ compensation targets with our overall goals and shareholder interests. We compensate our executive officers using a combination of salary, performance-based cash incentive compensation and stock option awards. We design our compensation programs to align our executives’ contributions to ultimately achieve our goal of maximizing shareholder value. We believe that our executive compensation programs accomplish this goal.

The Compensation Discussion and Analysis beginning on page 44 of this proxy statement/prospectus describes our executive compensation programs and the decisions made by the Compensation Committee during 2010 in more detail. Highlights of our 2010 compensation programs for our named executive officers, which were relatively consistent with our 2009 compensation programs, include the following:

•

Annual base salaries increased in 2010. Based on the economic conditions and industry uncertainties at the beginning of 2009, no increases were made to base salaries in 2009 for any of our employees, including our named executive officers. As we began to experience improvements in overall economic conditions towards the end of 2009, we determined that all employees were eligible for salary increases in 2010.

•	Performance-based incentive compensation payouts were at above-target levels for all named executive officers as a result of our strong financial performance.

•	All named executive officers received long-term incentive awards in the form of stock options that vest over four years.

We are asking our shareholders to indicate their support for the compensation paid to our named executive officers as described in this proxy statement/prospectus. This vote is not intended to address any specific item of compensation but rather the overall compensation paid to our named executive officers and the philosophy, policies and practices described in this proxy statement/prospectus. Accordingly, we recommend that our shareholders vote “for” the following resolution at the annual meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal will not be binding upon us, our Board of Directors or our Compensation Committee. However, our Board of Directors and our Compensation Committee value the opinion of our shareholders, and we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board recommends a vote “FOR” the advisory proposal approving the compensation paid to our named executive officers as disclosed in this proxy statement/prospectus.

FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (ITEM 4 ON PROXY CARD)

Section 14A of the Exchange Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation paid to our named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer that we hold future advisory votes on executive compensation every (a) one year, (b) two years or (c) three years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the company, and therefore, recommends that you vote to hold future advisory votes on executive compensation every year. In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The frequency that receives the highest number of votes will be considered our shareholders’ preferred frequency for conducting future advisory votes on executive compensation. However, because this vote is advisory, the outcome will not be binding upon us or our Board of Directors. While we expect that our Board of Directors will consider the outcome of the vote when determining how often to hold future advisory votes on our executive compensation, the Board may decide that it is in the best interests of our shareholders and us to hold an advisory vote on executive compensation more or less frequently than the frequency preferred by our shareholders.

The Board recommends that shareholders vote to conduct future shareholder advisory votes on executive compensation every “ONE YEAR”.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the following “Compensation Discussion and Analysis” section of this proxy statement with Interactive Intelligence’s management. Based on our review and discussions, we recommended to the Board of Directors that the following “Compensation Discussion and Analysis” section be included in this proxy statement on Schedule 14A and incorporated by reference into Interactive Intelligence’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Submitted by the Compensation Committee

Mark E. Hill, Chairman

Michael C. Heim

Richard A. Reck

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis supplements the more detailed information concerning executive compensation that appears in the tables and the narrative discussion that follows the tables. Our goal is to provide our current and potential shareholders and the investing public with a better understanding of our executive compensation practices and the decisions made concerning the compensation payable to our executive officers, including the persons named in the Summary Compensation Table, who are our named executive officers, which appears on page 54.

The Compensation Committee of our Board of Directors, referred to in this section as the Committee, plays a key role in designing and administering our executive compensation programs. All principal elements of compensation paid to our executive officers are subject to approval by the Committee. The report of the Committee appears above.

Our overall performance in 2010 was strong. We reported increased earnings primarily as a result of increased orders due to both an improving global economy and the execution of our company goals by our management team. Both the dollar amount and number of orders received increased in 2010, and we continue to see a trend of increasing average initial order dollar amounts. The dollar amount of product orders from both new and existing customers increased 25% year-over-year, and we saw an increase in the dollar amount of our cloud-based orders of 150% as interest for our hosted solution continued to grow. Revenues increased in 2010 compared to 2009 in all three major geographies in which we operate with a 30% increase in North America, 23% increase in Asia-Pacific and 18% increase in Europe, the Middle East and Africa as we continued to focus on selling our solutions globally. The overall financial results for 2010 and 2009 were as follows (dollars in thousands, except per share amounts):

	Year Ended
	2010	2009	% Increase
Revenues	$166,315	$131,418	27%
Operating income	23,369	14,441	62
Net income	14,901	8,640	72
Earnings per share (basic)	0.85	0.51	67
Earnings per share (diluted)	0.79	0.47	68

Compensation for 2010 was determined based upon the review of our 2009 annual operating results, comparison of compensation amounts and plans to that of our peer group (as described in more detail under “Role of Management and Our Compensation Consultant in Setting and Reviewing Compensation” below) and our 2010 objectives and budgets by Dr. Brown, our Chief Executive Officer, and Mr. Head, our Chief Financial

Officer (collectively referred to in this Compensation Discussion and Analysis as “management”), and the Committee. Highlights of our 2010 total compensation plans of our named executive officers, which were relatively consistent with the 2009 total compensation plans, are as follows:

•

Annual base salaries increased in 2010. Based on the economic conditions and industry uncertainties at the beginning of 2009, no increases were made to base salaries in 2009 for any of our employees. As we began to experience improvements in overall economic conditions towards the end of 2009, we determined that all employees were eligible for salary increases in 2010, including our named executive officers.

•	Performance-based incentive compensation payouts were at above-target levels for all named executive officers as a result of our strong financial performance.

•	All named executive officers received long-term incentive awards in the form of stock options that vest over four years.

The following graph illustrates the alignment of our executive compensation with the objectives of our compensation programs and our performance by comparing the average total compensation of our named executive officers over the last five years with our net income trend over the same period.

Objectives of Our Compensation Programs

We believe we have assembled a strong executive management team comprised of individuals that have been with Interactive Intelligence for many years and all of whom have extensive experience with other companies in the software industry. This combination of experiences allows us to continue to invest in the innovations that have long been our core competence, while at the same time achieving aggressive annual goals.

The purposes of our compensation programs are to attract and then retain our executives by designing compensation programs that are highly competitive with comparable positions within our industry and to align our executive officers’ compensation targets with our overall goals and shareholder interests. We compensate our executive officers using a combination of salary, performance-based cash incentive compensation and stock option awards. We design our compensation programs to align our executives’ contributions to ultimately achieve our goal of maximizing shareholder value.

The Committee determined our 2010 executive compensation with the following objectives in mind:

•

Compensation should be designed to reward employees for their individual performance as well as that of our company, focusing on areas over which they control. To achieve this objective, executives have compensation aligned with company financial results or the financial results of the departments over which they control.

•

Compensation should be commensurate with comparable companies in the software industry. We must attract and retain employees who may be recruited by other companies, so our compensation programs should remain competitive. We achieve this objective by comparing our executive officers’ compensation with comparable positions within our peer group.

•

We want to reward short-term accomplishments of our executive officers, while also focusing their efforts on the achievement of our long-term objectives. We achieve this balance by offering performance-based cash incentive compensation as well as stock option awards.

•

Our compensation programs should align our executive officers’ objectives with those of our shareholders. The Committee believes this is best achieved by rewarding our executive officers’ efforts to attain profitability goals, and in some instances, order growth goals. We set performance criteria and targets for each of our executive officers based on the non-GAAP operating income margin and/or the order growth related to such executive officer’s areas of responsibility. For purposes of our compensation programs, our non-GAAP operating targets and results exclude the impact of stock-based compensation expense.

Elements of our Compensation Programs

Our compensation programs are comprised of three major elements: (i) annual base salary, (ii) performance-based cash incentive compensation and (iii) long-term stock-based incentive compensation, each of which is described below.

Compensation Element	Purpose	Link to Compensation Objectives

Annual base salary	To provide an appropriate level of fixed compensation that will promote executive recruitment and retention based on business responsibilities, personal performance during the prior year against established targets and leadership qualities.	• Reward individual performance • Reward company performance • Competition • Reward short-term accomplishments

Performance-based cash incentive compensation	Variable component used to incentivize, motivate and hold our executives accountable for the results of such officer’s respective areas of responsibility.	• Reward individual performance • Reward company performance • Reward short-term accomplishments • Align executive officers’ objectives with shareholder objectives

Long-term stock-based incentive compensation	To motivate executive officers and retain key employees for the long-term by aligning their goals with those of our shareholders.	• Reward company performance • Reward long-term objectives • Align executive officers’ objectives with shareholder objectives

Total Direct Compensation

The following chart illustrates the allocation of 2010 compensation for each named executive officer between each of the three major compensation elements listed above.

In making executive compensation decisions, the Committee focuses on the “total direct compensation” that an executive officer will receive annually. This consists of salary, performance-based incentive compensation and the value of option awards granted during the given year. The Committee does not have a specific policy for allocating the amount of compensation among the pay elements (short versus long-term or cash versus equity-based compensation), but seeks to target each executive officer’s total compensation opportunity to the level the Committee considers market competitive and reflective of individual performance.

2010 Compensation Decisions

Annual Base Salary

In setting base salaries for 2010, management and the Committee reviewed base salaries for comparable positions at other companies in our peer group and took into consideration our 2009 operating results and the fact that base salaries had not been increased since 2008. Base salaries for 2010 were increased as we began to experience improvements in economic conditions towards the end of 2009. Base salaries for 2010 and the percentage increase from 2009 base salaries for each of our named executive officers were as follows:

Named Executive Officer	2010 Base Salary	% Increase
Donald E. Brown, M.D.	$361,500	3.3%
Stephen R. Head	242,500	3.2
Gary R. Blough	217,000	3.3
William J. Gildea III	191,000	3.2
Joseph A. Staples	227,000	3.2

Performance-Based Cash Incentive Compensation

Each year, management recommends the performance targets for our named executive officers, which are presented to the Committee for its review and approval. The 2010 performance targets for our named executive officers were developed based on our 2009 financial performance and the expected growth of our business during 2010. Also considered were the general economic conditions during 2009 and the economic predictions for 2010 at the time the compensation decisions for 2010 were being made. Each of our named executive officer’s performance bonuses are paid, if earned, once the financial statements for the performance period have been approved for issuance by our Audit Committee.

The performance-based cash incentive compensation plans for 2010 were similar to the plans for 2009. For 2010, the Committee determined that a company performance bonus was still appropriate for Dr. Brown and Mr. Head given their responsibilities as Chief Executive Officer and Chief Financial Officer, respectively. For Messrs. Blough, Gildea and Staples, the performance criteria and targets for 2010 were designed to place emphasis on the profitability and growth of each of their respective areas of responsibility. In addition, Mr. Gildea had a component of his performance-based cash incentive tied to the achievement of management-based objectives. The Committee believed that this was the best reflection of individual performance and contributions of these named executive officers and aligned their objectives with those of our shareholders.

Although each of the bonuses described below have targeted payout amounts, each named executive officer has the ability to earn at least a portion of his bonus even if our actual performance does not reach the targeted level. Similarly, if our actual performance exceeds the targeted level, our named executive officers have the ability to earn more than the targeted payout amounts, with the exception of the management-based objective bonus for Mr. Gildea.

The following performance-based cash incentive compensation bonuses were established for 2010 for our named executive officers:

Company Performance Bonus. Dr. Brown’s and Mr. Head’s 2010 compensation programs included a company performance bonus to be paid based on year-to-date non-GAAP operating income margin results. Because Dr. Brown’s and Mr. Head’s responsibilities include multiple areas within the company, the Committee designed this bonus to focus on the profitability and growth of the company as a whole and not one specific area.

Dr. Brown’s and Mr. Head’s company performance bonuses were earned and paid quarterly based on the percentage of actual year-to-date non-GAAP operating income margin compared to a target margin of 10%. For the first three quarters of the year, payments were limited to the targeted margin of 10%. Payments for the second, third and fourth quarters were calculated based on amounts earned less payments made in prior quarters. No bonus was to be paid if our non-GAAP operating income margin for the applicable quarter was less than 5%. Dr. Brown and Mr. Head had annual targeted payout amounts of $200,000 and $140,000, respectively, if our 2010 targeted non-GAAP operating income margin of 10% was achieved, with the potential to earn more or less than the targeted amounts depending on actual annual non-GAAP operating income margin. There was no limit on the amount Dr. Brown or Mr. Head could earn. During 2010, Dr. Brown and Mr. Head earned $463,308 and $324,316, respectively, for their company performance bonus.

Operating Profit and Order Growth Bonuses. In 2010, Mr. Blough was eligible for bonuses, earned and paid quarterly, based on achieving the following:

•	Year-to-date sales and marketing non-GAAP operating profit targets with:

•	One-third based on North American results and

•	Two-thirds based on results for the rest of the world; and

•	Year-to-date order growth targets for specified countries.

The Committee designed these bonuses to encourage focus on overall sales and marketing profitability as well as sales order generation and geographic expansion. Because we have a vice president of North American sales, Mr. Blough’s bonuses were designed to place more emphasis on international sales, which is the area management and the Committee wanted him to focus in 2010. Mr. Blough had an annual targeted payout amount of $200,000, with the potential to earn more or less than the targeted amount depending on actual annual sales and marketing non-GAAP operating profit for North America and the rest of the world as well as actual annual order growth for specified countries. For the first three quarters of the year, payments were limited to targeted amounts. For the fourth quarter, there was no limit on the amount that Mr. Blough could earn. Payments for the second, third and fourth quarters were calculated based on amounts earned less payments made in prior quarters. No bonus was to be paid if we did not report non-GAAP operating income for the applicable quarter. Mr. Blough earned an operating profit bonus based on North American results of $79,318, an operating profit bonus based on results for the rest of the world of $151,767 and an order growth bonus of $22,552, resulting in a total bonus of $253,637 earned for 2010. Mr. Blough’s 2010 bonus payment was reduced by $20,084 related to chargebacks from his 2009 plan.

Mr. Staples was also eligible for an operating profit bonus and order growth bonus in 2010, earned and paid quarterly, based on achieving the following:

•	Year-to-date worldwide sales and marketing non-GAAP operating profit targets; and

•	Year-to-date order growth targets with:

•	Two-fifths based on order growth in specified countries and

•	Three-fifths based on order growth for specified vertical markets or products.

The Committee designed these bonuses to be consistent with Mr. Blough’s operating profit bonus described above, to encourage collaboration between sales and marketing and to increase Mr. Staples’ focus on overall worldwide sales and marketing profitability as well as targeted order growth in specific countries and for certain vertical markets or products. Mr. Staples had an annual targeted payout amount of $100,000, with the potential to earn more or less than the targeted amount depending on actual annual non-GAAP operating profit for worldwide sales and marketing as well as actual annual order growth for the specified countries and vertical markets or products. For the first three quarters of the year, payments were limited to targeted amounts. For the fourth quarter, there was no limit on the amount that Mr. Staples could earn. Payments for the second, third and fourth quarters were calculated based on amounts earned less payments made in prior quarters. No bonus was to be paid if we did not report non-GAAP operating income for the applicable quarter. Mr. Staples earned an operating profit bonus of $110,106, an order growth bonus based on specified countries of $5,638 and an order growth bonus based on specified vertical markets or products of $64,914, resulting in a total bonus of $180,658 earned for 2010. Mr. Staples’ 2010 bonus payment was reduced by $5,062 related to chargebacks from his 2009 plan.

Orders and Management-Based Objectives Bonus. In 2010, Mr. Gildea was eligible for bonuses, earned and paid quarterly, based on achieving the following:

•	Year-to-date orders within the insurance industry in excess of a specified base order dollar amount;

•	New customers within the insurance industry; and

•	Management-based objectives, as evaluated by the CEO.

The Committee designed these bonuses to increase Mr. Gildea’s focus on order growth and obtaining new customers within the insurance industry. Mr. Gildea had an annual targeted payout amount for order and new customer growth of $72,000, with the potential to earn more or less than the targeted amount depending on actual order and new customer growth. The annual targeted payout amount for the management-based objectives bonus was $48,000, with the potential to earn less than the targeted amount depending on Mr. Gildea’s achievement of specified management-based objectives. For the first three quarters of the year, payments were limited to targeted amounts. For the fourth quarter, there was no limit on the amount that Mr. Gildea could earn for the order growth and new customer bonuses. Payments for the second, third and fourth quarters were calculated based on amounts earned less payments made in prior quarters. No bonus was to be paid if we did not report non-GAAP operating income for the applicable quarter. Mr. Gildea earned a bonus based on order growth in the insurance industry of $217,536, a bonus based on new customer growth in the insurance industry of $64,800 and a management-based objective bonus of $48,000 for a total bonus of $330,336 during 2010.

See the Summary Compensation Table beginning on page 54 for further details on the performance-based cash incentive compensation earned by our named executive officers during 2010 under each of these bonuses.

Long-Term Stock-Based Incentive Compensation

In addition to offering performance-based cash incentive compensation, management and the Committee continue to view stock options as a way to motivate and retain our executive officers for the long-term by aligning their goals with those of our shareholders. In 2010, the Committee granted non-performance based stock options to our executive officers as the Committee believes non-performance based options better promote retention of our executive officers.

On January 22, 2010, the Committee, based on the recommendation of management, approved the following option grants to each of our named executive officers:

Named Executive Officer	Number of Shares Underlying Options
Donald E. Brown, M.D.	50,000
Stephen R. Head	30,000
Gary R. Blough	35,000
William J. Gildea III	20,000
Joseph A. Staples	25,000

The stock options awarded to each of our named executive officers were granted at an exercise price of $19.66 per share, the closing price of our common stock, as reported by the NASDAQ Global Select Market, on January 21, 2010, the business day immediately preceding the grant date, in accordance with the provisions of our 2006 Plan. These stock options vest in four equal annual installments beginning on January 22, 2011.

The Committee has the ability to grant stock options to other designated key employees to reward them for their contributions on an annual basis. Dr. Brown presented a list of employees that he recommended to receive these options on January 22, 2010 and the Committee approved the grants of these options. In addition, the Committee approves a set number of stock options on a quarterly basis for Dr. Brown to grant at his discretion to employees (with the exception of executives). Typically the options, if granted, are used to compensate new hires or existing employees who have been promoted to key management positions. In addition to stock options, commencing in 2011, we began granting equity incentive awards in the form of restricted stock units to certain key employees, none of which were named executive officers.

Benefits Available to Executive Officers and All Other Employees

Retirement and Health and Welfare Benefits

We have never had a defined benefit pension plan. We maintain the 401(k) Plan to provide retirement benefits for substantially all of our North American employees. Participants in the 401(k) Plan may elect to contribute up to 50% of their pre-tax annual compensation to the 401(k) Plan, subject to applicable Internal Revenue Service (“IRS”) limits and regulations. Participants may also contribute amounts representing qualified rollovers from other qualified benefit plans. We may also make discretionary company contributions to the 401(k) Plan.

Subject to us achieving specified operating income targets as established each year, we make an annual company matching contribution to eligible participants, including our named executive officers. For 2010, we established three operating income target levels, and depending on our actual operating income results, we would make an annual company matching contribution up to 33% of the first 3%, 6% or 9%, respectively, of the participants’ pre-tax compensation contributed to the 401(k) Plan. We met the highest operating income target level during 2010, so each eligible participant received a company matching contribution up to 33% of the first 9% of the participant’s pre-tax compensation contributed to the 401(k) Plan.

The company matching contribution vests in equal installments over four years based on the initial date of the participant’s employment. For an eligible participant who has worked for us for four or more years at the time of the contribution, the contribution is 100% vested. The company matching contributions we made to the 401(k) Plan accounts of our named executive officers are shown in the “All Other Compensation” column of the Summary Compensation Table on page 54.

Although we have not expressed any intent to terminate the 401(k) Plan, we have the option to do so at any time subject to the provisions of the Employee Retirement Income Security Act of 1974. Upon termination of the 401(k) Plan, either full or partial participants, including our named executive officers, become fully vested in their entire account balances.

All of our executive officers, including our named executive officers, are also eligible to participate in other employee benefit plans that are generally available to all of our employees, including our Employee Stock Purchase Plan and life and health insurance programs. The Committee believes that these additional plans are competitive with benefits offered by the other companies in our peer group.

Perquisites

Certain of our executive officers and employees may be entitled to receive perquisites, as defined in their respective employment agreements. There were no perquisites, individually or in the aggregate, that exceeded $10,000 that were given to any director or executive officer during 2010.

Employment Agreements and Change-of-Control Arrangements

We have entered into employment agreements, as well as change-of-control agreements, with Messrs. Head, Blough, Gildea and Staples. The employment agreements for Messrs. Head and Staples provide for severance payments if they are terminated by us for any reason other than for cause. The change-of-control agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change of control. These agreements are “double triggered”, which means that an executive officer is only entitled to severance payments if (1) we experience a change of control, as defined in the agreement, and (2) the executive officer’s employment is terminated other than for cause or if the executive officer resigns for good reason within one year of the change of control. For a more detailed description of the material terms of these agreements, see “Employment Agreements and Post-Termination and Change-of-Control Arrangements—Employment Agreements” and “—Change-of-Control and Retention Agreements” beginning on page 61.

Other Benefits and Reimbursements

Our Board of Directors has adopted a travel policy whereby Dr. Brown is permitted to be reimbursed for flying a private aircraft for business travel within certain limitations. Dr. Brown often travels on short notice and to areas that have limited access to direct commercial flights. Dr. Brown is reimbursed for expenses incurred in the operation of his privately owned aircraft when used for company business, at a rate approved by our Audit Committee. Because the reimbursement is for business travel only that is integrally and directly related to the performance of his duties, our reimbursement is not considered a perquisite. For further details, see “Certain Relationships and Related Person Transactions” on page 69.

Role of Management and Our Compensation Consultant in Setting and Reviewing Compensation

Dr. Brown provided the Committee with recommendations on the compensation of our executive officers. These recommendations were prepared by Dr. Brown, with the assistance of Mr. Head, taking into account such factors as compensation history, tenure, responsibilities, leadership qualities, market data for comparable positions at companies within the software industry that are comparable in size to us (our “peer group”), retention concerns and the need to maintain consistency within the organization. The Committee gave significant consideration to the recommendations of Dr. Brown and reviewed each executive officer’s 2009 compensation plan. The Committee also compared the salary and performance-based cash incentive compensation programs of our executive officers with the most recently reported salary and performance-based cash incentive compensation programs of individuals holding the same or similar positions at companies within our peer group. The Committee reviewed the performance of Dr. Brown and Mr. Head, without their participation, and determined their compensation for 2010.

In the fall of 2009, the Committee engaged a third-party compensation consulting firm, Frederick W. Cook & Co., Inc. (“Cook”), to present trends and developments in executive compensation, including a discussion of pending regulatory requirements related to executive compensation. Cook did not evaluate our 2009 or 2010 executive compensation programs or processes, and other than reviewing our peer group for 2010 set forth below, they did not perform any other services for us during 2010.

The peer group utilized in 2010 was determined by Mr. Hill, the chairman of the Committee, and Mr. Head, and was reviewed by Cook. The peer group was comprised of the following companies within the software industry who had total revenues similar to ours as of the most recent date for which compensation information was available:

3D Systems Corporation	Magma Design Automation, Inc.	SuccessFactors, Inc.
Actuate Corporation	Netsuite, Inc.	Symyx Technologies, Inc.
ArcSight, LLC	Opnet Technologies, Inc.	Taleo Corporation
Art Technology Group, Inc.	Pegasystems Inc.	Ultimate Software Group, Inc.
Bottomline Technologies, Inc.	RightNow Technologies, Inc.	Unica Corporation
Integral Systems, Inc.	ShoreTel Inc.	VASCO Data Security International, Inc.
Sonic Solutions

The salary and performance-based cash incentive compensation information for the executive officers at each of the companies in the peer group was provided by Equilar, Inc. (“Equilar”), a provider of data on executive and director compensation. Equilar did not provide any other services to us in 2010.

The Committee set the cash incentive compensation to be paid to a particular executive officer at a level that the Committee deemed to be reasonable and competitive based on the peer group data but did not target our executive compensation to fall within a certain percentile of the peer group compensation data for cash compensation or any element of compensation paid to our executive officers. The Committee did not otherwise benchmark the compensation of our named executive officers utilizing the peer group data, and the amounts to be paid were not based on set formulas or calculations.

The changes and the reasons for the changes in the compensation programs for each of our named executive officers for 2010 are described in more detail above under the section “2010 Compensation Decisions—Performance-Based Cash Incentive Compensation”.

Tax Deductibility Under Code Section 162(m) and Other Related Issues

Section 162(m) of the Code eliminates, subject to certain exceptions, the deductibility of compensation paid to certain executives to the extent their compensation for any year exceeds $1,000,000. Exceptions to amounts included in executive compensation for purposes of Section 162(m) involve various types of “qualifying performance-based” compensation (i.e. compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the Committee under plans that have been approved by our shareholders). The Committee believes that tax deductibility is an important factor when evaluating executive compensation. In evaluating compensation, the Committee has considered, and will continue to consider, the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with our compensation objectives. However, the Committee may exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to us.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws. At this time, the Committee has not adopted any additional forfeiture provisions for incentive compensation.

Compensation Related Risk Assessment

Our Compensation Committee is responsible for overseeing the risks relating to compensation policies and programs company-wide. In performing its evaluation, the Compensation Committee discusses with our Chief Executive Officer the design features and characteristics of our compensation policies and programs, the relevant performance measures for our executive officers’ bonus programs and the risks related to such bonuses and the other elements of compensation awarded to our executive officers. The Compensation Committee believes the composition and balance of our compensation policies encourage appropriate risk-taking as follows:

•	Our overall compensation levels are competitive with our peer group.

•

Our compensation mix is designed in part to reward long-term performance and is balanced among (i) fixed components like salary and benefits, (ii) annual bonuses based on certain operational and financial performance measures and (iii) equity-based awards.

•

The oversight provided by our Board and Compensation Committee in budget reviews, senior management compensation programs, equity and bonus awards and integration of the independent Board members into the Compensation and Audit Committees contribute to our control environment.

•

Our Board regularly interacts with management and is closely involved with our Chief Executive Officer and Chief Financial Officer, helping to ensure the tone at the top is consistent with a strong control environment and that the communication of the control environment and conservative risk approach is effective.

•

We provide our executive officers with a competitive base salary to provide them with a steady income, which allows our executive officers to focus more on our long-term performance than on short-term stock price fluctuations.

•

We design the bonus programs for our executive officers to ensure that they remain focused on financial performance measures that drive long-term shareholder value, such as non-GAAP operating profit, and continually review the operations managed by each executive officer during regularly scheduled meetings. At the same time, our use of stock option awards balances against short-term decision making.

•	Our bonus programs for our executive officers have a progressive payout formula with no “cliffs” between ranges of performance.

•	Our Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•	Equity grants typically vest over a four-year vesting period to encourage our executive officers to maintain a long-term perspective.

•	We prohibit all hedging transactions involving our stock. As a result, our executive officers cannot insulate themselves from the effects of poor stock price performance.

•

Some of our non-executive employees are eligible to receive bonuses and we generally grant equity awards annually to our non-executive key employees. With respect to the non-executive employees’ bonuses, the operational and financial measures are reasonable or clearly attainable without excessive risk-taking. The bonuses are payable at different levels depending on results and generally are not “all or nothing” awards. For those non-executive employees who are eligible to receive equity awards, the equity awards vest over four years, which encourages employees to focus on the long-term operational and financial performance of our company.

Based on these factors, the Compensation Committee determined that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on us.

Executive Compensation Tables and Narratives

The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to each of our named executive officers for the years ended December 31, 2010, and, where applicable, December 31, 2009 and 2008. For a more thorough discussion of our executive compensation practices, refer to our “Compensation Discussion and Analysis” beginning on page 44.

Summary Compensation Table

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)	Total
Donald E. Brown, M.D.	2010	$361,500	$—	$535,005	$463,308		$7,260	$1,367,073
Chairman, President and Chief Executive Officer	2009	350,000	—	177,345	500,107		4,600	1,032,052
	2008	350,000	—	427,000	—		2,300	779,300

Stephen R. Head	2010	242,500	—	321,003	324,316		7,260	895,079
Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary and Treasurer	2009	235,000	—	106,407	270,328		4,600	616,335
	2008	235,000	—	256,200	20,000		2,300	513,500

Gary R. Blough	2010	217,000	—	374,504	253,637		7,260	852,401
Executive Vice President, Worldwide Sales	2009	210,000	—	124,142	238,168	(6)	4,600	576,910
	2008	210,000	—	298,900	158,506		2,300	669,706

William J. Gildea III	2010	191,000	48,000	214,002	282,336		5,445	740,783
Vice President, Business Development

Joseph A. Staples	2010	227,000	—	267,503	180,658		7,260	682,421
Chief Marketing Officer and Senior Vice President, Marketing	2009	220,000	—	88,673	119,641	(6)	4,125	432,439
	2008	220,000	—	213,500	10,000		2,300	445,800

(1)	Includes the base salary earned by each named executive officer during the respective year.
(2)	Mr. Gildea earned a management-based objective bonus of $48,000 during 2010, as he met all established objectives, as evaluated by our CEO.
(3)

The amounts in this column represent the aggregate grant date fair value of options granted to the named executive officer in the year indicated in accordance with FASB ASC 718. For the valuation assumptions used to determine these amounts for 2010, 2009 and 2008, refer to Note 5 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the years ended December 31, 2010 and 2009 and Note 6 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008. As discussed in “Compensation

Discussion and Analysis—2010 Compensation Decisions—Long-Term Stock-Based Incentive Compensation”, there were no performance-based options granted to our executive officers in 2010 or 2009. For 2008, options were granted at the beginning of the performance year and were subject to cancellation if the specified performance targets were not achieved. The grant date fair value of these performance-based awards was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date. The performance targets for 2008 were not met, and the stock options granted in 2008 were cancelled.

(4)	The amounts in this column represent the aggregate dollar value of performance-based cash bonuses earned with respect to performance in the respective year, regardless of when actually paid. Each performance-based cash incentive bonus for 2010 and the difference between the 2010 bonuses and prior year bonuses is described in more detail in “Compensation Discussion and Analysis—2010 Compensation Decisions—Long-Term Stock-Based Incentive Compensation”. The amounts awarded to each named executive officer under his 2010, 2009 and 2008 compensation programs include:

Named Executive Officer	Company Performance Bonus (a)	Individual Performance Bonus (b)	Total Non- Equity Incentive Plan Compensation
Donald E. Brown, M.D.
2010	$463,308	$—	$463,308
2009	500,107	—	500,107
2008	—	—	—

Stephen R. Head
2010	324,316	—	324,316
2009	270,328	—	270,328
2008	10,000	10,000	20,000

Gary R. Blough
2010	—	253,637	253,637
2009	—	238,168	238,168
2008	—	158,506	158,506

William J. Gildea III
2010	—	282,336	282,336

Joseph A. Staples
2010	—	180,658	180,658
2009	—	119,641	119,641
2008	10,000	—	10,000

(a)	During 2010 and 2009, Dr. Brown and Mr. Head were the only named executive officers eligible to earn a company performance bonus as Messrs. Blough, Gildea and Staples were instead eligible for a performance bonus designed to place more emphasis on the profitability and growth of each of their respective areas of responsibility. As described above in the “Compensation Discussion and Analysis” beginning on page 44, each named executive officer had the ability to earn more than the targeted payout amounts under his respective bonus, with the exception of the management-based objective bonus for Mr. Gildea.
(b)	Individual performance bonuses include the following:

•	Mr. Head received an operating margin performance bonus in 2008.

•

Mr. Blough received a sales and marketing operating profit bonus and a bonus based on order growth targets for specified countries in 2010, a sales and marketing operating profit bonus in 2009 and a sales performance bonus in 2008.

•	Mr. Gildea received a bonus based on orders within the insurance industry and a bonus based on new customers within the insurance industry.

•

Mr. Staples received a worldwide sales and marketing operating profit bonus, a bonus based on order growth in specified countries and a bonus based on order growth for specified vertical markets or products in 2010 and a worldwide sales and marketing operating profit bonus in 2009. He did not earn an individual performance bonus in 2008.

(5)	The amounts in this column represent the company matching contribution made to each named executive officer’s account under our 401(k) Plan in the year indicated.

(6)	Messrs. Blough’s and Staples’ 2009 performance-based compensation amounts were reduced by $20,084 and $5,062, respectively, due to chargebacks received in 2010 related to their 2009 performance.

Grants of Plan-Based Awards Table

GRANTS OF PLAN-BASED AWARDS

Named Executive Officer	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Option Awards (3) ($)
Donald E. Brown, M.D.	1/22/2010	$—		50,000	(4)	$19.66	$535,005
	—	200,000	(5)	—		—	—

Stephen R. Head	1/22/2010	—		30,000	(4)	19.66	321,003
	—	140,000	(5)	—		—	—

Gary R. Blough	1/22/2010	—		35,000	(4)	19.66	374,504
	—	53,000	(6)	—		—	—
	—	107,000	(7)	—		—	—
	—	40,0000	(8)	—		—	—

William J. Gildea III	1/22/2010	—		20,000	(4)	19.66	214,002
	—	36,000	(9)	—		—	—
	—	36,000	(10)	—		—	—

Joseph A. Staples	1/22/2010	—		25,000	(4)	19.66	267,503
	—	75,000	(11)	—		—	—
	—	10,000	(12)	—		—	—
	—	15,000	(13)	—		—	—

(1)	For 2010, our Compensation Committee granted stock options to our named executive officers on January 22, 2010. The approval date and the grant date for the 2010 option grants were the same.
(2)	The exercise price of our stock option awards is the closing price of our common stock as reported on the NASDAQ Global Select Market on the business day immediately preceding the date of grant, in accordance with the provisions of our 2006 Plan. Due to the terms of our 2006 Plan, it is possible that the exercise price could be less than the closing price of our common stock on the date of grant. This was not the case in 2010.
(3)	Amounts in this column represent the aggregate grant date fair value of each option award in accordance with FASB ASC 718. For valuation assumptions used to determine the amounts, refer to Note 5 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.
(4)	Amounts represent the number of shares underlying stock options granted to our named executive officers on January 22, 2010.
(5)	Amounts represent the company performance bonus targeted payout amounts for Dr. Brown and Mr. Head, although they had the potential to earn more or less than their targeted amounts depending on actual performance. During 2010, Dr. Brown and Mr. Head earned $463,308 and $324,316, respectively, for their company performance bonus as our actual annual non-GAAP operating income margin exceeded the 10% target.
(6)	Amount represents Mr. Blough’s North America operating profit bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Blough earned an operating profit bonus based on North American results of $79,318 during 2010 as the actual annual North America non-GAAP operating profit was greater than the targeted amount.
(7)	Amount represents Mr. Blough’s rest of the world operating profit bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Blough earned an operating profit bonus based on results for the rest of the world of $151,767 during 2010 as the actual annual non-GAAP operating profit for the rest of the world was greater than the targeted amount.
(8)	Amount represents Mr. Blough’s order growth bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Blough earned a bonus based on order growth for specified countries of $22,552 during 2010 as the actual annual order growth for specified countries was less than the targeted amount.

(9)	Amount represents Mr. Gildea’s insurance industry order growth bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Gildea earned a bonus based on order growth within the insurance industry of $217,536 during 2010 as the actual annual order growth within the insurance industry was greater than the targeted amount.
(10)	Amount represents Mr. Gildea’s insurance industry new customer bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Gildea earned a new customer bonus of $64,800 during 2010 as the actual annual number of new customers within the insurance industry was greater than the targeted amount.
(11)	Amount represents Mr. Staples’ worldwide sales and marketing operating profit bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Staples earned a worldwide sales and marketing operating profit bonus of $110,106 during 2010 as the actual annual worldwide sales and marketing non-GAAP operating profit was greater than the targeted amount.
(12)	Amount represents Mr. Staples’ order growth bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Staples earned an order growth bonus of $5,638 during 2010 as the actual annual order growth in specified countries was less than the targeted amount.
(13)	Amount represents Mr. Staples’ vertical market and product order growth bonus targeted payout amount, although he had the potential to earn more or less than the targeted amount depending on actual performance. Mr. Staples earned a vertical market and product order growth bonus of $64,914 during 2010 as the actual annual order growth on specified vertical markets and products was greater than the targeted amount.

Narrative Discussion

Our Stock Option Plans

1999 and 2006 Plans

Our stock option plans, adopted in 1999 and 2006, authorize the Board of Directors or the Compensation Committee, as applicable, to grant incentive and nonqualified stock options, and, in the case of the 2006 Plan, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance shares, performance units and other stock-based awards. After adoption of the 2006 Plan by our shareholders in May 2006, we may no longer make any grants under previous plans, but any shares subject to awards under the 1999 Option Plan and the Directors Plan (collectively, the “1999 Plans”) that are cancelled are added to shares available under the 2006 Plan. A maximum of 7,050,933 shares are available for delivery under the 2006 Plan, which consists of (i) 3,350,000 shares, plus (ii) 320,000 shares available for issuance under the 1999 Plans, but not underlying any outstanding stock options or other awards under the 1999 Plans, plus (iii) up to 3,380,933 shares subject to outstanding stock options or other awards under the 1999 Plans that expire, are forfeited or otherwise terminate unexercised on or after May 18, 2006. The number of shares available under the 2006 Plan is subject to adjustment for certain changes in our capital structure. The exercise price of options granted under the 2006 Plan is equal to the closing price of our common stock, as reported by the NASDAQ Global Select Market, on the business day immediately preceding the date of grant.

Our stock options grants are categorized into three types. The first type of stock options that we grant to employees and newly-elected non-employee directors is non-performance-based stock options that are subject only to time-based vesting. These stock options vest in four equal annual installments beginning one year after the grant date. The fair value of these option grants is determined on the date of grant and the related compensation expense is recognized for the entire award on a straight-line basis over the vesting period.

The second type is performance-based stock options that are subject to cancellation if the specified performance targets are not met. If the applicable performance targets have been achieved, the options will vest in four equal annual installments beginning one year after the performance-related period has ended. The fair value of these stock option grants is determined on the date of grant and the related compensation expense is recognized over the requisite service period, including the initial period for which the specified performance targets must be met.

The third type of stock options we grant is director options granted to non-employee directors annually, which are similar to the non-performance-based options described above except that the director options vest one year after the grant date. The fair value of these option grants is determined on the date of the grant and the related compensation expense is recognized over one year.

For most options granted prior to 2005, the term of each option was ten years from the date of grant. In 2005, we began issuing options with a term of six years from the date of grant.

If an incentive stock option is granted to an employee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of our stock, the exercise price of the option may not be less than 110% of the market value per share on the date the option is granted and the term of the option shall be not more than five years from the date of grant.

Commencing in January 2011, we began granting equity incentive awards in the form of RSUs to key employees. No RSUs have been granted to named executive officers. The fair value of the RSUs is determined on the date of grant and the RSUs vest in four equal annual installments beginning one year after the grant date. We anticipate awarding RSUs to key employees in lieu of stock options. RSUs are not included in issued and outstanding common stock until the shares are vested and settlement has occurred.

The plans may be terminated by our Board at any time.

Employee Stock Purchase Plan

At our 2000 Annual Meeting of Shareholders, our shareholders approved our Employee Stock Purchase Plan. A total of 500,000 shares of common stock were reserved for issuance under our Employee Stock Purchase Plan. At our 2005 Annual Meeting of Shareholders, our shareholders approved an amendment to our Employee Stock Purchase Plan, which increased the number of shares of our common stock available for issuance and purchase from 500,000 to 750,000. Our Employee Stock Purchase Plan permits eligible employees to acquire shares of our common stock through periodic payroll deductions of up to 20% of their total compensation up to a maximum of $1,000 per pay period. Currently, the price at which our common stock may be issued and purchased is 95% of the fair market value of our common stock on the purchase date of the stock, which is generally the first business day of the next calendar quarter. An eligible participant may set aside no more than $25,000 to purchase shares annually. In addition, participants who are executive officers may not purchase, in the aggregate, more than 50% of our common stock purchased under our Employee Stock Purchase Plan during a calendar year. The initial offering period commenced on April 1, 2000. A total of 20,130 shares were purchased and issued during 2010 under the Employee Stock Purchase Plan at an average price per share of $16.69. As of December 31, 2010, there were 150,286 shares available for purchase and issuance under the Employee Stock Purchase Plan.

Our Employee Stock Purchase Plan was modified as of January 1, 2006 to ensure that it is considered non-compensatory under FASB ASC 718. We have not recognized any stock-based compensation expense related to this plan.

Other

For additional information regarding the cash and equity incentive awards reflected in the Grants of Plan-Based Awards table, see “Compensation Discussion and Analysis—2010 Compensation Decisions—Performance-Based Cash Incentive Compensation” and “—Long-Term Stock-Based Incentive Compensation”.

For additional information regarding our employment agreements and our retention agreements with our named executive officers, see “Employment Agreements and Post-Termination and Change-of-Control Arrangements” beginning on page 61.

Outstanding Equity Awards at Fiscal Year-End Table

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Grant Date	Option Exercise Price ($)	Option Expiration Date
Donald E. Brown, M.D.	12,500	—		—	3.09	6/10/2012
	21,250	—		—	2.51	7/1/2012
	21,250	—		—	3.17	11/12/2012
	21,250	—		—	3.00	2/20/2013
	15,000	—		—	3.35	4/23/2013
	22,420	—		—	2.90	8/13/2013
	26,977	—		—	4.24	11/19/2013
	27,053	—		—	5.80	2/11/2014
	100,000	—		—	5.61	2/13/2014
	15,000	—		—	5.72	5/19/2014
	15,000	—		—	3.56	8/18/2014
	15,000	—		—	4.31	12/14/2014
	48,000	—		—	5.17	1/27/2012
	33,750	11,250	(2)	2/9/2007	20.50	2/9/2013
	25,000	25,000	(3)	2/15/2007	17.28	1/1/2014
	12,500	37,500	(2)	1/12/2009	6.66	1/12/2015
	—	50,000	(2)	1/22/2010	19.66	1/22/2016

Stephen R. Head	47,500	—		—	3.30	11/3/2013
	2,411	—		—	5.80	2/11/2014
	25,000	—		—	5.61	2/13/2014
	6,250	—		—	5.72	5/19/2014
	5,000	—		—	3.56	8/18/2014
	6,250	—		—	4.61	11/16/2014
	11,250	—		—	5.17	1/27/2012
	18,750	6,250	(2)	2/9/2007	20.50	2/9/2013
	12,500	12,500	(3)	2/15/2007	17.28	1/1/2014
	7,500	22,500	(2)	1/12/2009	6.66	1/12/2015
	—	30,000	(2)	1/22/2010	19.66	1/22/2016

Gary R. Blough	25,000	—		—	5.99	12/26/2011
	4,000	—		—	3.09	6/10/2012
	5,000	—		—	3.15	4/3/2013
	108,080	—		—	5.84	7/2/2014
	12,700	—		—	4.20	2/17/2011
	2,500	—		—	4.84	5/19/2011
	2,500	—		—	5.48	8/17/2011
	2,500	—		—	5.19	11/15/2011
	27,500	—		—	5.17	1/27/2012
	2,500	—		—	9.52	4/21/2012
	2,500	—		—	12.77	7/21/2012
	2,500	—		—	17.21	10/20/2012
	16,875	5,625	(2)	2/9/2007	20.50	2/9/2013
	9,000	9,000	(3)	2/15/2007	17.28	1/1/2014
	8,750	26,250	(2)	1/12/2009	6.66	1/12/1015
	—	35,000	(2)	1/22/2010	19.66	1/22/2016

	Option Awards (1)
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Grant Date	Option Exercise Price ($)	Option Expiration Date
William J. Gildea III	12,500	12,500	(2)	3/4/2008	14.37	3/4/2014
	908	907	(2)	4/25/2008	12.00	4/25/2014
	3,126	3,124	(2)	10/24/2008	7.14	10/24/2014
	3,750	11,250	(2)	1/12/2009	6.66	1/12/2015
	1,094	3,281	(2)	1/28/2009	6.70	1/28/2015
	—	20,000	(2)	1/22/2010	19.66	1/22/2016

Joseph A. Staples	18,750	6,250	(2)	2/9/2007	20.50	2/9/2013
	12,500	12,500	(3)	2/15/2007	17.28	1/1/2014
	6,250	18,750	(2)	1/12/2009	6.66	1/12/2015
	—	25,000	(2)	1/22/2010	19.66	1/22/2016

(1)	Includes stock options to purchase shares of our common stock, granted at the closing price of our common stock, as reported on the NASDAQ Global Select Market, on (a) the date of grant for stock options granted prior to the adoption and approval of our 2006 Plan on May 18, 2006 or (b) the business day immediately preceding the date of grant for stock options granted under our 2006 Plan.
(2)	Options become exercisable in four equal annual installments each year beginning on the first anniversary of the grant date.
(3)	Options become exercisable in four equal annual installments each year beginning on January 1, 2009.

Option Exercises Table

The following table sets forth information regarding exercises of stock options to purchase our common stock by each named executive officer during 2010. Prior to 2011, we did not grant stock awards.

OPTION EXERCISES

	Option Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)
Donald E. Brown, M.D.	115,000	$2,271,711
Stephen R. Head	17,500	382,594
Gary R. Blough	—	—
William J. Gildea III	—	—
Joseph A. Staples	47,500	1,003,106

(1)	The amounts in this column represent the pre-tax dollar value realized on exercise, calculated on the basis of the difference between the option exercise price and the market price of our common stock, as reported on the NASDAQ Global Select Market on the date of exercise, multiplied by the number of shares of our common stock underlying the stock option.

Securities Authorized for Issuance Under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2010 are as follows:

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders (1)	3,129,373	(2)	$11.58	1,864,840	(3)

(1)	Amount includes our 1999 Plans, Employee Stock Purchase Plan and 2006 Plan.
(2)	The weighted average remaining life of these options was 3.2 years.
(3)	Amount consists of 1,714,554 shares available for issuance under our 2006 Plan and 150,286 shares available for issuance and purchase under our Employee Stock Purchase Plan.

Employment Agreements and Post-Termination and Change-of-Control Arrangements

Employment Agreements

On November 3, 2003, January 3, 2005, May 26, 2006 and March 4, 2008, we entered into Employment Agreements with Messrs. Head, Staples, Blough and Gildea, respectively.

Each Employment Agreement contains non-competition, non-solicitation and non-disclosure provisions, which are in effect during the term of the agreement and for a defined period after the agreement is terminated. The non-disclosure provisions continue indefinitely after termination of employment. The non-competition and non-solicitation provisions continue for a period of 12 months after termination in the case of Mr. Staples, 18 months in the case of Mr. Head and either 12 or 18 months in the case of Messrs. Blough and Gildea. If any of the aforementioned executives are terminated for cause or in the event they resign, they will receive their respective base salary and any other benefits which have been accrued and to which the executive is entitled, but will not receive any severance compensation. If Messrs. Head or Staples are terminated by us for any reason other than for cause, in addition to receiving all accrued salary and benefits to which such executives are entitled, they will also receive the following severance payments: one month of base salary in the case of Mr. Head and three months of base salary in the case of Mr. Staples. If Messrs. Head and Staples were terminated for any reason other than for cause as of December 31, 2010 (assuming no Change-of-Control under the Retention Agreements as discussed below), they would have been entitled to severance payments as follows: Mr. Head, $20,208 and Mr. Staples, $56,750. Messrs. Blough’s and Gildea’s Employment Agreements do not provide for any severance payments.

Change-of-Control and Retention Agreements

We entered into Change-of-Control and Retention Agreements (each, a “Retention Agreement”) on March 13, 2006 with Messrs. Head and Staples, on May 26, 2006 with Mr. Blough and on January 1, 2010 with Mr. Gildea. Under the terms of each Retention Agreement, in the event of a “Change-of-Control” (as defined below), if employment is terminated by us for any reason other than for “Cause” (as defined below) or as a result of the executive officer’s disability or the executive officer resigns for “Good Reason” (as defined below), in each case during the period commencing on the date we publicly announce a definitive agreement that results in a Change-of-Control and ending on the date which is 18 months after the Change-of-Control, each of Messrs. Head, Blough, Gildea and Staples will be entitled (a) to receive a lump sum payment of all salary and accrued vacation earned through the date of termination, (b) to receive a lump sum payment for any cash incentive amounts attributable to any completed period for which a cash incentive was earned but unpaid on the date of termination and attributable to any uncompleted period for which a potential cash incentive award exists and was earned based on the level of performance achieved as of the date of termination, (c) to receive a lump sum cash severance payment equal to the lesser of his annual base salary or the prorated amount of salary he would have received had he remained an employee through the first anniversary date of the Change-of-Control, (d) to have accelerated the vesting of his unvested options to purchase our common stock and any other then unvested or restricted equity grants, in each case that would have become vested based solely on the passage of time (which excludes grants, the vesting of which is contingent upon specified performance criteria having been met) during the two year period following the date of termination of employment, (e) to receive a lump sum cash stipend equal to 12 times the monthly premiums pursuant to the continuation coverage requirements of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) (whether or not he actually elects COBRA continuation coverage), and (f) to receive coverage under our directors’ and officers’ insurance policy for 24 months following the termination of employment. The Retention Agreements also provide that if any amounts payable to Messrs. Head, Blough, Gildea or Staples under the Retention Agreement or otherwise would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Code, then the amounts payable will be reduced in order to avoid any such excess parachute payment. The Retention Agreement provides that in the event the executive receives payments thereunder, he shall not be entitled to any other severance, benefits or other payments from us, including under his Employment Agreement or under our stock option plans.

The Retention Agreements provide for a 12-month non-solicitation period following the executive’s termination upon a Change-of-Control. In addition, in order to receive the severance benefits provided for by the Retention Agreements, the executive must provide us with a general release of any claims he may have against us, except with respect to any claims the executive may have to be indemnified by us.

“Change-of-Control” is generally defined in the Retention Agreements as follows: (a) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of the “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of our securities representing fifty (50%) percent or more of (i) the then outstanding shares of our common stock, or (ii) the combined voting power of our then outstanding voting securities; provided, however, that acquisitions from or by us or one of our employee benefit plans, and acquisitions by Dr. Brown or a person controlled by him or upon his death, shall not constitute a Change-of-Control; (b) we are a party to a merger or consolidation which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least fifty (50%) percent of the combined voting power of our voting securities or the surviving entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of our assets; (d) a change in the composition of our Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (meaning directors who either (i) were our directors as of the effective date of the Retention Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of our directors); or (e) our dissolution or liquidation.

“Cause” means a good faith determination, on a reasonable basis, by not less than two thirds of the members of the Board that the executive:

•

willfully failed to follow the lawful written directions of the Board provided to the executive prior to such failure; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

•

engaged in gross misconduct which is materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such gross misconduct in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

•

willfully failed to comply in any material respect with our Confidentiality and/or Proprietary Rights Agreement, insider trading policy, or any of our other reasonable policies, in each case provided, or reasonably made available, to the executive prior to such failure, where non-compliance would be materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for such Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice; or

•

has been convicted of a felony (other than a felony arising from a violation of a motor vehicle law) or a crime involving moral turpitude, or it has been determined by a court that he committed a fraud, against us or a fraud against any other person or entity that is materially detrimental to us.

“Good Reason” generally means the occurrence of any of the following conditions, without the executive officer’s written consent:

•

assignment to the executive officer of a title, position, responsibilities or duties that is not a substantive functional equivalent to the title, position, responsibilities or duties which the executive officer had immediately prior to the Change-of-Control;

•

a reduction in the executive officer’s base salary or target cash incentive opportunity in effect immediately prior to the Change-of-Control (subject to applicable performance requirements with respect to the actual amount of cash incentive compensation earned that are similar to the applicable performance requirements in effect immediately prior to the Change-of-Control);

•

our failure (i) to continue to provide the executive officer an opportunity to participate in any benefit or compensation plans provided to employees who held positions with us or our successor comparable to the executive officer’s position immediately prior to the Change-of-Control, or (ii) to provide the executive officer all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who held a position with us or our successor comparable to the executive officer’s position immediately prior to the Change-of-Control;

•

requirements by us of the executive officer to (i) relocate to any office or location more than 50 miles (one-way) from our office where the executive officer was based immediately prior to the Change-of-Control, or (ii) to engage in travel in the performance of services on our behalf at a frequency or for a duration substantially in excess of such travel required by us prior to the Change-of-Control;

•	a material breach of the Retention Agreement by us, including our failure to obtain the agreement of a successor to perform all of our obligations under the Retention Agreement; or

•	any act, set of facts or omissions with respect to the executive officer that would, under applicable law, constitute a constructive termination of the executive officer.

Notwithstanding the foregoing, nothing described in any of previous items shall constitute Good Reason unless the executive officer provides us written notice, in reasonable detail, of his belief that an action or inaction constituting such Good Reason has occurred and we fail to cure or correct such action or inaction, within thirty (30) days of our receipt of such written notice, such that the asserted Good Reason no longer exists.

Should Messrs. Head, Blough, Gildea and Staples have been terminated upon a Change-of-Control under the Retention Agreement as of December 31, 2010, in addition to accrued vacation, each would be entitled to severance payments indicated in the following table:

TERMINATION UPON CHANGE-OF-CONTROL UNDER THE RETENTION AGREEMENT

Name	Salary	Non-Equity Incentive Plan Compensation (1)	Health Benefits Coverage (COBRA)	Value Realized on Stock Options (2)	Total Severance Upon Change- of-Control
Stephen R. Head	$242,500	$215,116	$12,641	$536,375	$1,006,632
Gary R. Blough	217,000	95,969	10,523	566,758	890,250
William J. Gildea III	191,000	240,336	13,543	473,465	918,344
Joseph A. Staples	227,000	100,596	15,009	471,375	813,980

(1)	Represents the aggregate dollar value of performance-based cash bonuses that were earned but unpaid through December 31, 2010.
(2)	Represents the intrinsic value as of December 31, 2010 of the executive’s “in-the-money” unvested stock options that would vest during the two years after December 31, 2010, the vesting of which would accelerate as a result of the executive’s termination of employment on December 31, 2010 due to a Change-of-Control (as defined in the Retention Agreement). The value is calculated on the basis of the difference between the exercise price and $26.16, the closing price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2010, multiplied by the number of shares of common stock underlying such options. As of December 31, 2010, all outstanding options under the 1999 Option Plan were fully vested.

Stock Option Plans

Unless otherwise specifically provided by our Compensation Committee, the 1999 Option Plan and the 2006 Plan provide for the following treatment of outstanding options in the event of a termination of employment:

1999 Option Plan

•

Termination for Cause. Upon the executive’s termination of employment or service for cause (as defined in the plan), all rights under any options granted to the executive will terminate immediately, and the executive will, if the Compensation Committee, in its sole discretion determines, be obligated to repay to the company within ten (10) days of the Compensation Committee’s demand the amount of any gain realized by the executive upon any exercise within the 90-day period prior to the termination of employment of any options granted to such executive under the plan.

•

Termination Due to Retirement or Without Cause or Voluntary Termination. If the executive is terminated by reason of retirement, terminated by the company without cause, or by voluntary termination, the executive may exercise outstanding options, under the plan, to the extent that the executive was entitled to exercise the options at the date of termination, but only within the period of one (1) month immediately succeeding the executive’s termination, and in no event after the applicable expiration dates of the options. Any option that is not exercisable on the date of termination shall terminate and be forfeited effective on such date.

•

Termination Due to Death or Disability. In the event of the executive’s death or disability, the executive or the executive’s beneficiary, as the case may be, may exercise outstanding options to the extent that the executive was entitled to exercise the options at the date of termination, but only within the one (1)-year period immediately succeeding the executive’s termination of continuous service in the case of disability, and in no event after the applicable expiration date of the options. Any option that is not exercisable on the date of termination shall terminate and be forfeited effective on such date.

•

Termination Upon Change-of-Control. Upon a change-of-control (defined in the plan as (i) any third person becoming the beneficial owner of shares of our common stock with respect to which 25% or more of the total number of votes for the election of our Board may be cast; (ii) the persons who were our directors ceasing to constitute a majority of our Board as a result of any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing; or (iii) our shareholders approving an agreement providing for a transaction in which we will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all of our assets), unless the Compensation Committee shall have otherwise provided in the option agreement, all outstanding options not fully exercisable shall become exercisable in full and shall remain so exercisable in accordance with their terms; provided, however, that no option which has previously been exercised or otherwise terminated shall become exercisable.

2006 Plan

•

Termination for Cause. Upon the executive’s termination of employment or service for cause (as defined in the plan), all rights under any options granted to the executive will terminate immediately, and the executive will, if the Compensation Committee, in its sole discretion determines, be obligated to repay to the company within ten (10) days of the Compensation Committee’s demand the amount of any gain realized by the executive upon any exercise within the 90-day period prior to the termination of employment of any options granted to such executive under the plan.

•

Termination Due to Retirement or Without Cause or Voluntary Termination. If the executive is terminated by reason of retirement, terminated by the company without cause, or by voluntary termination, the executive may exercise outstanding options, under the plan, to the extent that the executive was entitled to exercise the options at the date of termination, but only within the period of one (1) month immediately succeeding the executive’s termination, and in no event after the applicable expiration dates of the options.

•

Termination Due to Death or Disability. In the event of the executive’s death or disability, the executive or the executive’s beneficiary, as the case may be, may exercise outstanding options to the extent that the executive was entitled to exercise the options at the date of termination, but only within the one (1)-year period immediately succeeding the executive’s death or disability, and in no event after the applicable expiration date of the options.

•

Termination Upon Change-of-Control. Except as otherwise provided in an executive’s award agreement, if an executive’s employment or service is involuntarily terminated, for any reason, at any time within 12 months after a change-of-control (which is defined substantially similar to the definition of Change-of-Control under the Retention Agreements but does not include a carve out for acquisitions by Dr. Brown, a person under his control or upon his death), unless otherwise specifically prohibited by law:

•	any and all outstanding options with time-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed; and

•

any and all outstanding options with performance-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the termination, if determinable, or (B) at the target level, if not determinable. The amount of the vested award may be computed under the following formula: total award number of shares times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the effective date of the termination.

As stated above, there may be circumstances that constitute a “change-of-control” under the 1999 Option Plan and the 2006 Plan, but not under the Retention Agreements. As of December 31, 2010, all outstanding options under the 1999 Option Plan were fully vested. If any of our named executive officers had been terminated upon a change-of-control that does not constitute a Change-of-Control under the Retention Agreements on December 31, 2010, the value realized with respect to the options granted under the 2006 Plan would be as follows:

TERMINATION UPON CHANGE-OF-CONTROL

Name	Value Realized on Options Under the 2006 Plan (1)
Donald E. Brown, M.D.	$841,015
Stephen R. Head	485,365
Gary R. Blough	515,431
William J. Gildea III	363,466
Joseph A. Staples	423,750

(1)	Amounts represent the intrinsic value as of December 31, 2010 of the executive’s “in the money” unvested stock options, the vesting of which would accelerate as a result of the executive’s termination of employment on December 31, 2010 due to a change-of-control (as defined in the 2006 Plan). The value is calculated on the basis of the difference between the exercise price and $26.16, the closing price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2010, multiplied by the number of shares of common stock underlying such options.

CONSENT TO THE APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 5 ON PROXY CARD)

KPMG LLP has served as our independent registered public accounting firm since 2003. KPMG has issued an unqualified opinion for each of the years that it has been engaged to audit our consolidated financial statements, including 2010, and there were no disagreements on any matters regarding accounting principles or practices applied by management, financial statement disclosure or auditing scope or procedures. Representatives from KPMG will be present at our annual meeting, and will have the opportunity to make any statements they desire and are expected to be available to respond to appropriate questions. At this meeting, we are asking our shareholders to consent to the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for 2011. In the event this proposal is not approved, the Audit Committee will take into consideration the views of the shareholders and may, but will not be required to, appoint a different independent registered public accounting firm. Notwithstanding consent by the shareholders, the Audit Committee reserves the right to appoint a different independent registered public accounting firm for 2011.

The Board recommends a vote “FOR” the consent by our shareholders to the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

AUDIT COMMITTEE MATTERS

Audit Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services of KPMG

The Sarbanes-Oxley Act of 2002 and the independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from the issuers’ respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG and management are required to periodically report to our Audit Committee regarding the extent of services provided by KPMG in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Each year, our Audit Committee discusses and approves the hiring of the independent registered public accounting firm. Once a resolution is approved, our Audit Committee Chairman executes an engagement letter for the annual audit and quarterly reviews. Our Chief Financial Officer may execute an engagement letter for additional services, such as tax consulting, with the approval of our Audit Committee. Additionally, from time to time, we may desire additional permitted professional services. Pre-approval for these services is obtained from the Audit Committee Chairman prior to such services commencing.

Fees Paid to KPMG

The following table presents fees for professional audit services rendered by KPMG for the audits of our consolidated financial statements for the years ended December 31, 2010 and 2009, and fees for other services rendered by KPMG during those periods. All of the services described in the following fee table were approved in conformity with our Audit Committee’s pre-approval process (in thousands):

	Years Ended December 31,
	2010	2009
Audit Fees	$424	$409
Audit-Related Fees	29	22

Total	$453	$431

Audit Fees

Audit fees consisted of the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K for each of our last two years, as well as for the review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q during each year. In addition, audit fees included professional services rendered in connection with KPMG’s separate audit of our internal control over financial reporting as of December 31, 2010 and 2009.

Pursuant to Section 404 of the Sarbanes-Oxley Act and due to our public float exceeding $75 million as of June 30, 2010, we continued to be classified by the SEC as an accelerated filer as of December 31, 2010. As a result, we were required to remain in compliance with the provisions of Section 404 of the Sarbanes-Oxley Act that required: (i) management to assess the effectiveness of our internal control over financial reporting and (ii) the independent registered public accounting firm to perform its own separate audit of our internal control over financial reporting. See “Audit Committee Report” below for further details.

Audit-Related Fees

Audit-related fees consisted of the aggregate fees billed by KPMG for assurance and related services rendered in each of our last two years that were not included in “Audit Fees”, as discussed above. These fees were primarily related to the audit of our 401(k) Plan’s financial statements included in our Annual Report on Form 11-K for each year, filed with the SEC within 180 days after our year end.

AUDIT COMMITTEE REPORT

We, the Audit Committee, oversee Interactive Intelligence’s financial reporting process on behalf of the Board of Directors. Interactive Intelligence’s management is responsible for the preparation and integrity of the consolidated financial statements and notes thereto and the financial reporting process, including a system of internal control over financial reporting, and has represented to us that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of Interactive Intelligence’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Interactive Intelligence’s internal control over financial reporting.

In fulfilling our responsibilities, we have reviewed and discussed Interactive Intelligence’s audited consolidated financial statements with its management and the independent registered public accounting firm. We met with the independent registered public accounting firm to discuss the results of its examinations and its evaluations of Interactive Intelligence’s internal control over financial reporting. We reviewed and discussed Interactive Intelligence’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including consideration of the PCAOB’s Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements, which was released during May 2007 and superseded PCAOB Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

We also discussed with the independent registered public accounting firm the matters required by the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (Codification of Statement on Auditing Standards, AU 380), as adopted by the PCAOB in Rule 3200T, which include but are not limited to: (i) the scope and results of the audit, (ii) the responsibility of the independent registered public accounting firm, (iii) Interactive Intelligence’s significant accounting policies, (iv) management’s judgments and estimates and (v) significant audit adjustments.

We have also received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with us concerning independence, and have discussed with KPMG its independence from Interactive Intelligence and its management. In addition, we considered whether KPMG’s independence would be jeopardized by providing non-audit services to Interactive Intelligence.

Based on the reviews and discussions referred to above, we, the Audit Committee, recommended to the Board of Directors that the audited consolidated financial statements be included in Interactive Intelligence’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Submitted by the Audit Committee

Edward L. Hamburg, Chairman

Richard A. Reck

Michael C. Heim

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available free of charge on our website at http://investors.inin.com under “Corporate Governance”, our Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder of the company, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

Under our Ethics Code, which is available free of charge on our website at http://investors.inin.com under “Corporate Governance”, related person transactions are strictly prohibited unless approved or ratified by the Audit Committee, and other conflicts of interest involving our executive officers or directors are prohibited unless approved by the Audit Committee.

Donald E. Brown and Pamela J. Hynes, two of our executive officers, have relatives who are employed by us and who each earned more than $120,000 in total compensation (which includes salary, performance-based bonuses and the grant date fair value of any options received in 2010) in 2010. Dr. Brown’s sister, a manager of hosted services business development, received $309,066 in total compensation in 2010. Ms. Hynes’ spouse is employed by us as a developer and received $143,975 in total compensation in 2010.

In November 2007, our Compensation Committee adopted a travel policy for our Chief Executive Officer wherein Dr. Brown is permitted to utilize his private airplane for business travel. As set forth in the Compensation Committee minutes approving the travel policy, Dr. Brown will be reimbursed for expenses incurred in the operation of his private plane only when used for company business. The cost reimbursement shall occur upon us receiving supporting documentation, at a practicable date after completion of each trip, of the expenses incurred by Dr. Brown and documentation evidencing that the trip was business related. During 2010, we reimbursed Dr. Brown for approximately $40,620 in expenses pursuant to this reimbursement policy. The hourly reimbursement rate in effect for 2010 was approved by our Compensation Committee and ratified and approved by our Audit Committee based on the standards set forth in the Audit Committee’s charter and described above. The hourly reimbursement rate was negotiated by us on an arms-length basis, and was made on terms no less favorable to us than could be obtained from an unaffiliated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, our executive officers, directors and holders of more than ten percent of the outstanding shares of our common stock (“Insiders”) are required to file reports (on prescribed forms) of their beneficial ownership of our common stock and/or shares of our common stock underlying stock options with the SEC and furnish copies of such forms to us. Based solely on a review of the copies of such forms furnished to us, or written representations that no other reports were required to be filed, we believe that for the year ended December 31, 2010, all Forms 3, 4 and 5 required by Section 16(a) to be filed by Insiders were filed on a timely basis. Subsequent to December 31, 2010, there was one Form 4 reporting a sale of common stock by Ms. Hynes’ daughter that was inadvertently filed late.

OTHER BUSINESS AT OUR ANNUAL MEETING

Our Board is not aware of any business which properly may be presented for action at our meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the shareholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS FOR

OUR 2012 ANNUAL MEETING OF SHAREHOLDERS

All shareholder proposals intended for inclusion in our 2012 proxy materials for presentation at our 2012 Annual Meeting of Shareholders must be received by us (to the attention of our Corporate Secretary) at our world headquarters no later than January 6, 2012. In accordance with amended Rule 14a-8(i)(8) of the Exchange Act, certain shareholder proposals related to the election of directors are no longer permitted. In addition, our Amended By-Laws, as currently in effect, established procedures for shareholder nominations for election of directors and bringing business before our annual meeting of shareholders. Among other requirements, to bring business before our 2012 Annual Meeting of Shareholders or to nominate a person for election as a director, a shareholder must give written notice to our Corporate Secretary no less than 90 days or more than 120 days prior to June 10, 2012. However, in the event our 2012 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from June 10, 2012, the written notice must be delivered no earlier than 120 days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made. The notice must contain certain information concerning the proposed business or the nominee and the shareholder making the proposal. Any shareholder interested in making a nomination or proposal should request a copy of the applicable By-Law provisions, as currently in effect, from our Corporate Secretary.

VALIDITY OF SHARES

Baker & Daniels LLP, Indianapolis, Indiana, will pass upon the validity of the shares of ININ Group common stock offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements and financial statement schedule of Interactive Intelligence as of December 31, 2010 and 2009, and for each of the three years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

ININ Group filed a registration statement on Form S-4 to register with the SEC the shares of ININ Group common stock offered by this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ININ Group in addition to being a proxy statement of Interactive Intelligence for the annual meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or in exhibits to the registration statement.

Other SEC Filings

Interactive Intelligence files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of the information on file with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Interactive Intelligence’s SEC filings are also available on the SEC’s web site located at www.sec.gov, and certain filings are available on Interactive Intelligence’s web site at www.inin.com.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately by Interactive Intelligence with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus except for any information superseded by information in this proxy statement/prospectus or in any document subsequently filed with the SEC which is also incorporated by reference. This proxy statement/prospectus incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that Interactive Intelligence has previously filed with the SEC. These documents contain important information about Interactive Intelligence and its financial performance.

•	Interactive Intelligence’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	Interactive Intelligence’s Current Reports on Form 8-K filed on February 7, 2011, April 11, 2011 and April 25, 2011; and

•

All reports and definitive proxy or information statements filed by Interactive Intelligence or ININ Group pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the annual meeting.

Following the reorganization described in this proxy statement/prospectus, ININ Group will become subject to the same informational requirements as Interactive Intelligence is prior to the reorganization, and will file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act and with the NASDAQ Global Select Market pursuant to the Exchange Act and NASDAQ Listing Rules. Interactive Intelligence does not expect to be subject to such requirements following the reorganization.

Documents Available Without Charge from Us

You can obtain any document incorporated by reference, excluding all exhibits that have not been specifically incorporated by reference, from us or the SEC. Documents incorporated by reference are available from us without charge.

Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Interactive Intelligence, Inc.

7601 Interactive Way

Indianapolis, Indiana 46278

Telephone: (317) 872-3000

Attn: Investor Relations

If you would like to request documents from us, please do so by June 3, 2011 to receive them before the annual meeting. We will send requested documents by first-class mail within one business day after receiving the request.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the annual meeting proposals. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus or in the incorporated documents.

This proxy statement/prospectus is dated April 28, 2011. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the ININ Group common stock in the reorganization shall imply information is accurate as of any other date.

By order of the Board of Directors,

Interactive Intelligence, Inc.

Stephen R. Head

Corporate Secretary

Indianapolis, Indiana

April 28, 2011

ANNEX I

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement” ), dated as of April 11, 2011, is among Interactive Intelligence, Inc., an Indiana corporation (the “Company”), Interactive Intelligence Group, Inc., an Indiana corporation and a direct, wholly owned subsidiary of the Company (“HoldingCo”), and ININ Corp., an Indiana corporation and a direct, wholly owned subsidiary of HoldingCo (“MergerCo”).

RECITALS

WHEREAS, as of the date hereof, the authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), of which approximately 18,656,183 shares are issued and outstanding, approximately 7,800,933 shares are reserved for issuance under the Company’s Plans (as defined below) and upon exercise of outstanding Company Awards (as hereinafter defined) and no shares are held in treasury, and (ii) 10,000,000 shares of preferred stock, no par value (“Company Preferred Stock”), of which none is outstanding;

WHEREAS, as of the date hereof, the authorized capital stock of HoldingCo consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (“HoldingCo Common Stock”), of which 100 shares are issued and outstanding and held by the Company, and no shares are held in treasury, and (ii) 10,000,000 shares of preferred stock, no par value (“HoldingCo Preferred Stock”), of which none is outstanding;

WHEREAS, as of the date hereof, all of the issued and outstanding common stock of MergerCo (“MergerCo Common Stock”) is held by HoldingCo;

WHEREAS, HoldingCo and MergerCo are newly formed entities organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, the Board of Directors of each of the Company, HoldingCo and MergerCo have unanimously determined that it is advisable and in the best interests of their respective shareholders to reorganize to create a new holding company structure by merging the Company with MergerCo with the Company being the surviving entity (sometimes hereinafter referred to as the “Surviving Company”), and converting each outstanding share of Company Common Stock into one share of HoldingCo Common Stock, all in accordance with the terms of this Agreement;

WHEREAS, the Boards of Directors of each of HoldingCo, the Company and MergerCo have approved this Agreement and the merger of the Company with MergerCo upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Boards of Directors of each of the Company and MergerCo have declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement, and the Boards of Directors of each of the Company and MergerCo have unanimously determined to recommend to their shareholders and sole shareholder, respectively, the adoption of this Agreement and the approval of the Merger, subject to the terms and conditions hereof and in accordance with the provisions of the Indiana Business Corporation Law (the “IBCL”);

WHEREAS, the sole shareholder of MergerCo has approve this Agreement and the Merger;

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, as well as a transaction to which Section 351(a) of the Code applies; and

Annex I-1

WHEREAS, promptly following the Effective Time (as defined below), HoldingCo plans to take, or cause its direct and indirect wholly owned subsidiaries to take, additional actions (the “Subsequent Actions”) to enable HoldingCo to achieve certain benefits sought by the Boards of Directors of the Company, HoldingCo and MergerCo in authorizing the Merger.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, HoldingCo and MergerCo hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. In accordance with Section 23-1-40 of the IBCL, and subject to and upon the terms and conditions of this Agreement, the Company shall, at the Effective Time (as defined below), be merged with MergerCo, the separate corporate existence of MergerCo shall cease and the Company shall continue as the Surviving Company. At the Effective Time, the effect of the Merger shall be as provided in Section 23-1-40-6 of the IBCL.

1.2 Effective Time. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of the State of the State of Indiana or a later date specified therein (the “Effective Time”).

1.3 Organizational Documents of the Surviving Company.

1.3.1 From and after the Effective Time, the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Articles of Incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.

1.3.2 From and after the Effective Time, the Amended By-Laws of the Company, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Company (the “Surviving Company Bylaws”) until thereafter amended as provided therein or by applicable law.

1.4 Directors. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.

1.5 Officers. The officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.

1.6 Directors and Officers of HoldingCo. Prior to the Effective Time, the Company in its capacity as the sole shareholder of HoldingCo, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and executive officers of the Company immediately prior to the Effective Time to be elected or appointed as the directors and executive officers of HoldingCo, each such person to have the same office(s) with HoldingCo (and the same committee memberships in the case of directors) as he or she held with the Company, with the directors serving in the same class that they serve with the Company to serve until the earlier of the next meeting of the HoldingCo shareholders at which an election of directors of such class is held and until their successors are elected or appointed (or their earlier death, disability or retirement).

1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the IBCL. If, at any time after the Effective Time, the Surviving Company shall

Annex I-2

consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of MergerCo or the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of MergerCo and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergerCo and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of HoldingCo, MergerCo, the Company or the holder of any of the following securities:

1.8.1 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury, which shall be automatically cancelled and retired without the payment of any consideration therefor) shall be converted into one duly issued, fully paid and nonassessable share of HoldingCo Common Stock (the “Merger Consideration”).

1.8.2 The MergerCo common stock held by HoldingCo will automatically be converted into, and thereafter represent, 100% of the common stock of the Surviving Company.

1.8.3 Each share of HoldingCo Common Stock owned by the Company immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist.

1.8.4 From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as shareholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

1.8.5 In accordance with Section 23-1-44 of the IBCL, no dissenters’ rights shall be available to holders of Company Common Stock in connection with the Merger.

1.9 No Surrender of Certificates; Direct Registration of HoldingCo Common Stock . At the Effective Time, each outstanding share of Company Common Stock (other than any shares of Company Common Stock to be cancelled in accordance with Section 1.8) shall automatically represent the same number of shares of HoldingCo Common Stock without any further act or deed by the shareholders of the Company and record of such ownership shall be kept in uncertificated, book entry form by HoldingCo’s transfer agent. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of HoldingCo Common Stock.

1.10 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law. On or after the Effective Time, any certificates presented to the exchange agent or HoldingCo for any reason shall solely represent the right to receive the Merger Consideration issuable in respect of the shares of Company Common Stock formerly represented by such certificates without any interest thereon.

1.11 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code, as well as a transaction to which Section 351(a) of the Code applies.

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1.12 Successor Issuer. It is the intent of the parties hereto that HoldingCo be deemed a “successor issuer” of the Company in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). At or after the Effective Time, HoldingCo shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any Registration Statements of the Company on Form S-8.

ARTICLE 2

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

2.1 Assumption of Company Awards. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) or restricted stock units (collectively with Company Options, “Company Awards”) then outstanding under the Interactive Intelligence, Inc. 2006 Equity Compensation Plan, as amended, the Amended 1999 Stock Option and Incentive Plan, the Amended Outside Directors Stock Option Plan or the other rights to acquire Company Common Stock under the Interactive Intelligence, Inc. 401(k) Savings Plan or the Amended Interactive Intelligence, Inc. Employee Stock Purchase Plan (collectively, the “Company Plans”), whether or not then exercisable, will be assumed by HoldingCo. Each Company Award so assumed by HoldingCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except that each Company Award will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of HoldingCo Common Stock equal to the number of shares of Company Common Stock that were subject to such Company Award immediately prior to the Effective Time. The conversion of any Company Options that are “incentive stock options” within the meaning of Section 422 of the Code, into options to purchase HoldingCo Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code.

2.2 Assignment and Assumption of Agreements. Effective as of the Effective Time, the Company hereby assigns to HoldingCo, and HoldingCo hereby assumes and agrees to perform, all obligations of the Company pursuant to the Company Plans, each stock option agreement and restricted stock unit agreement entered into pursuant to the Company Plans, and each outstanding Company Award granted thereunder.

2.3 Reservation of Shares. On or prior to the Effective Time, HoldingCo will reserve sufficient shares of HoldingCo Common Stock to provide for the issuance of HoldingCo Common Stock upon exercise of the Company Awards outstanding under the Company Plans.

2.4 Registration Statement; Proxy/Prospectus.

2.4.1 As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the Shareholders’ Meeting (as hereinafter defined) (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and HoldingCo shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement” and the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of HoldingCo Common Stock to be issued to the shareholders of the Company as the Merger Consideration. Each of HoldingCo and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, HoldingCo shall take

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all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of HoldingCo Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Exchange Act, the Proxy/Prospectus to its shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to the Company’s shareholders the Proxy/Prospectus in light of the date set for the Shareholders’ Meeting.

2.5 Meeting of Company Shareholders; Board Recommendation.

2.5.1 Meeting of Company Shareholders. The Company shall take all action necessary in accordance with the IBCL and its Restated Articles of Incorporation and Amended By-Laws to call, hold and convene a meeting of its shareholders to consider the adoption of this Agreement (the “Shareholders’ Meeting”) to be held no less than 10 nor more than 60 days following the distribution of the definitive Proxy/Prospectus to its shareholders. The Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and approval of the Merger. The Company may adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its shareholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy/Prospectus) there are insufficient shares of Company Common Stock voting in favor of the adoption of this Agreement and approval of the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting.

2.6 Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of HoldingCo Common Stock in exchange for shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger is intended to be an exempt transaction pursuant to Section 16b-3 of the Exchange Act. Prior to the Effective Time, the Board of Directors of HoldingCo or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company or HoldingCo who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of HoldingCo Common Stock or options in exchange for shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger is intended to be an exempt transaction for purposes of Section 16b-3 of the Exchange Act.

ARTICLE 3

CONDITIONS OF MERGER

3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

3.1.1 The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of HoldingCo or the Company, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of HoldingCo or the Company, threatened by the SEC and not concluded or withdrawn.

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3.1.2 This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company in accordance with the IBCL.

3.1.3 The HoldingCo Common Stock to be issued pursuant to the Merger shall have been approved for listing by the NASDAQ Global Select Market (“NASDAQ”).

3.1.4 No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

3.1.5 The Boards of Directors of the Company and HoldingCo shall have received a legal opinion of Baker & Daniels LLP in form and substance reasonably satisfactory to them indicating that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS

4.1 Listing of HoldingCo Common Stock. HoldingCo will use its best efforts to obtain, at or before the Effective Time, confirmation of listing on NASDAQ of the HoldingCo Common Stock issuable pursuant to the Merger.

4.2 The Plans. The Company and HoldingCo will take or cause to be taken all actions necessary or desirable in order to implement the assumption by HoldingCo pursuant to Section 2.2 of the Company Plans, each stock option agreement or restricted stock unit agreement entered into pursuant thereto, and each Company Award granted thereunder, all to the extent deemed appropriate by the Company and HoldingCo and permitted under applicable law.

4.3 Insurance. HoldingCo shall procure insurance or cause the execution of the insurance policies of the Company such that, upon consummation of the Merger, HoldingCo shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

4.4 Expenses. The Company and HoldingCo shall pay their own expenses in connection with the transactions contemplated by this Agreement.

4.5 Activities of MergerCo. MergerCo shall not conduct any business activities and shall not conduct any other activities except as necessary to effectuate the transactions contemplated by this Agreement.

ARTICLE 5

TERMINATION AND AMENDMENT

5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of the Company or its shareholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company, HoldingCo nor MergerCo nor their respective shareholders, members, directors or officers shall have any liability with respect to such termination and abandonment.

5.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the IBCL, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.

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ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Indiana.

6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

6.3 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

6.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

6.5 No Third-Party Beneficiaries. Nothing contained in this Agreement is intended by the parties hereto to expand the rights and remedies of any person or entity not party hereto against any party hereto as compared to the rights and remedies which such person or entity would have had against any party hereto had the parties hereto not consummated the transactions contemplated hereby.

6.6 Tax Matters. Each of the Company and HoldingCo will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of Company Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations.

IN WITNESS WHEREOF, the Company, HoldingCo and MergerCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTERACTIVE INTELLIGENCE, INC.

By:	/s/ Stephen R. Head
Name:	Stephen R. Head
Its:	Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer

INTERACTIVE INTELLIGENCE GROUP, INC.

By:	/s/ Stephen R. Head
Name:	Stephen R. Head
Its:	Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer

ININ Corp.

By:	/s/ Stephen R. Head
Name:	Stephen R. Head
Its:	Secretary

Signature Page to Agreement and Plan of Reorganization

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ANNEX II

ARTICLES OF INCORPORATION

OF

INTERACTIVE INTELLIGENCE GROUP, INC.

The undersigned incorporator, desiring to form a corporation (hereinafter referred to as the “Corporation”) pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the “Corporation Law”), executes the following Articles of Incorporation.

ARTICLE I

NAME

The name of the Corporation is Interactive Intelligence Group, Inc.

ARTICLE II

PURPOSES AND POWERS

SECTION 2.1. PURPOSES OF THE CORPORATION. The purposes for which the Corporation is formed are (a) to engage in the general business of the development, marketing and support of software products, directly or indirectly through one or more subsidiaries, and to carry on such activities of every kind or nature as may be allied or incidental to such general business, and (b) to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Corporation Law.

SECTION 2.2. POWERS OF THE CORPORATION. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and (c) all powers authorized by or vested in the Corporation by the provisions of these Articles of Incorporation or by the provisions of its Bylaws as from time to time in effect.

ARTICLE III

TERM OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office is 251 East Ohio Street, Suite 500, Indianapolis, Indiana 46204 and the name of its registered agent at such office is Corporation Service Company.

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ARTICLE V

AUTHORIZED SHARES

SECTION 5.1. AUTHORIZED CLASSES AND NUMBER OF SHARES. The total number of shares which the Corporation has authority to issue shall be 110,000,000 shares, consisting of 100,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 10,000,000 shares of preferred stock, without par value (the “Preferred Stock”).

SECTION 5.2. GENERAL TERMS OF ALL SHARES. The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem, or otherwise acquire the Corporation’s own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (and without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption, or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed, or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series). Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption, or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

The Board of Directors of the Corporation may dispose of, issue, and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine.

The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation’s total assets would be less than its total liabilities (and without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of such series). Except as otherwise provided in Section 5.4, the Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series.

SECTION 5.3. VOTING RIGHTS OF SHARES.

(a) COMMON STOCK. Except as otherwise provided by the Corporation Law and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, shares of Common Stock have unlimited voting rights. Shares of Common Stock shall, when validly issued by the Corporation, entitle the holder

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thereof to one (1) vote per share on all matters submitted to a vote of the shareholders of the Corporation. Shares of Common Stock shall not have cumulative voting rights.

(b) PREFERRED STOCK. Except as required by the Corporation Law or by the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the Preferred Stock or a series thereof, the holders of Preferred Stock shall have no voting rights or powers. Shares of Preferred Stock shall, when validly issued by the Corporation, entitle the record holder thereof to vote as and on such matters, but only as and on such matters, as the holders thereof are entitled to vote under the Corporation Law or under the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the Preferred Stock or a series thereof (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the Board of Directors establish.

SECTION 5.4. OTHER TERMS OF COMMON STOCK.

(a) DISTRIBUTIONS.

(1) Shares of Common Stock shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation.

(2) Subject to the rights of the holders of any outstanding Preferred Stock issued under Section 5.5 hereof, the holders of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time at the discretion of the Board of Directors.

(3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they shall be entitled under this Article V, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any and all series, to share, ratably according to the number of shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

SECTION 5.5. OTHER TERMS OF PREFERRED STOCK.

(a) Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Articles of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of these Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Stock and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Stock before the issuance of any shares of that series by the adoption of an amendment to these Articles of Incorporation that specifies the terms of the series of Preferred Stock. All shares of a series of Preferred Stock must have preferences, limitations, and relative voting and other rights identical with those of other shares of the same series and, if the description of the series set forth in these Articles of Incorporation so provides, no series of Preferred Stock need have preferences, limitations, or relative voting or other rights identical with those of any other series of Preferred Stock.

Before issuing any shares of a series of Preferred Stock, the Board of Directors shall adopt an amendment to these Articles of Incorporation, which shall be effective without any shareholder approval or other action, that sets forth the preferences, limitations, and relative voting and other rights of the series, and authority is hereby expressly vested in the Board of Directors, by such amendment:

(1) To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

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(2) To fix the voting rights of such series, which may consist of special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or no right to vote (except to the extent required by the Corporation Law);

(3) To fix the dividend or distribution rights of such series and the manner of calculating the amount and time for payment of dividends or distributions, including, but not limited to:

(A) the dividend rate, if any, of such series;

(B) any limitations, restrictions, or conditions on the payment of dividends or other distributions, including whether dividends or other distributions shall be noncumulative or cumulative or partially cumulative and, if so, from which date or dates;

(C) the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series in relation to Common Stock and shares of any other series of Preferred Stock; and

(D) the form of dividends or other distributions, which may be payable at the option of the Corporation, the shareholder, or another person (and in such case to prescribe the terms and conditions of exercising such option), or upon the occurrence of a designated event in cash, indebtedness, stock or other securities or other property, or in any combination thereof, and to make provisions, in the case of dividends or other distributions payable in stock or other securities, for adjustment of the dividend or distribution rate in such events as the Board of Directors shall determine;

(4) To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed or converted, which may be

(A) at the option of the Corporation, the shareholder, or another person or upon the occurrence of a designated event;

(B) for cash, indebtedness, securities, or other property or any combination thereof; and

(C) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(5) To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation and the relative rights of priority, if any, of payment upon shares of such series in relation to Common Stock and shares of any other series of special shares; and to determine whether or not any such preferential rights upon dissolution need be considered in determining whether or not the Corporation may make dividends, repurchases, or other distributions;

(6) To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;

(7) To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to restrictions, if any, on the issue of additional shares imposed in the provisions of these Articles of Incorporation fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section 5.5 and, if subject to additional restrictions, the extent of such additional restrictions; and

(8) Generally to fix the other preferences or rights, and any qualifications, limitations, or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations, or restrictions shall be in conflict with these Articles of Incorporation or any amendment hereof.

(b) Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted

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into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with subsection (a) of this Section 5.5.

ARTICLE VI

DIRECTORS

SECTION 6.1. NUMBER. The Board of Directors at the time of adoption of these Articles of Incorporation is composed of six (6) members, which number may be changed from time to time in the manner set forth in the Bylaws. Whenever the Bylaws provide that the number of Directors shall be three (3) or more, the Bylaws may also provide for staggering the terms of the members of the Board of Directors by dividing the total number of Directors into three (3) groups (with each group containing one-third (1/3) of the total, as near as may be) whose terms of office expire at different times.

SECTION 6.2. QUALIFICATIONS. Directors need not be shareholders of the Corporation or residents of this or any other state in the United States.

SECTION 6.3. VACANCIES. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the Bylaws or, if the Bylaws do not provide for the filling of vacancies, in the manner provided by the Corporation Law. The Bylaws may also provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

SECTION 6.4. LIABILITY OF DIRECTORS. A Director’s responsibility to the Corporation shall be limited to discharging his or her duties as a Director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

In discharging his or her duties, a Director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

(a) One (1) or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

(b) Legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within such person’s professional or expert competence; or

(c) A committee of the Board of which the Director is not a member if the Director reasonably believes the Committee merits confidence;

but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.4 unwarranted.

A Director shall not be liable for any action taken as a Director, or any failure to take any action, unless (a) the Director has breached or failed to perform the duties of the Director’s office in compliance with this Section 6.4, and (b) the breach or failure to perform constitutes willful misconduct or recklessness.

SECTION 6.5. FACTORS TO BE CONSIDERED BY BOARD. In determining whether to take or refrain from taking any action with respect to any matter, including making or declining to make any recommendation to shareholders of the Corporation, the Board of Directors may, in its discretion, consider both the short term and

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long term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the Directors deem appropriate, the social and economic effects thereof on the Corporation’s present and future employees, suppliers and customers of the Corporation and its subsidiaries, the communities in which offices or other facilities of the Corporation are located, and any other factors the Directors consider pertinent.

SECTION 6.6. REMOVAL OF DIRECTORS. Any or all of the members of the Board of Directors may be removed, for good cause, only at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least sixty-six and two-thirds percent (66-2/3%) of all the votes then entitled to be cast at an election of Directors. Directors may not be removed in the absence of good cause.

SECTION 6.7. ELECTION OF DIRECTORS BY HOLDERS OF PREFERRED STOCK. The holders of one (1) or more series of Preferred Stock may be entitled to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the series of Preferred Stock.

ARTICLE VII

PROVISIONS FOR REGULATION OF BUSINESS AND CONDUCT OF AFFAIRS OF CORPORATION

SECTION 7.1. MEETINGS OF SHAREHOLDERS. Meetings of the shareholders of the Corporation shall be held at such time and at such place, either within or without the State of Indiana, as may be stated in or fixed in accordance with the Bylaws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.

SECTION 7.2. SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Corporation Law, may be called at any time only by the Board of Directors or the officers authorized to do so by the Bylaws. Shareholders of the Corporation shall not be authorized to call a special meeting of shareholders.

SECTION 7.3. MEETINGS OF DIRECTORS. Meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as may be authorized by the Bylaws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors. Unless the Bylaws provide otherwise, (a) regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting and (b) the notice for a special meeting need not describe the purpose or purposes of the special meeting.

SECTION 7.4. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be. The action must be evidenced by one (1) or more written consents, in one or more counterparts, describing the action taken, signed by each Director, or all the shareholders entitled to vote on the action, or by each member of such committee, as the case may be, and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 7.4 is effective when the last Director, shareholder, or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on

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or as of the specified date. Executed consents returned to the Corporation by facsimile transmission may be relied upon as, and shall have the same effect as, originals of such consents. A consent signed under this Section 7.4 shall have the same effect as a unanimous vote of all members of the Board, or all shareholders, or all members of the committee, as the case may be, and may be described as such in any document.

SECTION 7.5. BYLAWS. The Board of Directors shall have the exclusive power to make, alter, amend, or repeal, or to waive provisions of, the Bylaws of the Corporation by the affirmative vote of a majority of the entire number of Directors at the time, except as expressly provided in Section 6.1 hereof and as provided by the Corporation Law. All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Articles of Incorporation shall be stated in the Bylaws. The Board of Directors shall not be authorized to adopt Emergency Bylaws of the Corporation.

SECTION 7.6. INTEREST OF DIRECTORS.

(a) A conflict of interest transaction is a transaction with the Corporation in which a Director of the Corporation has a direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the Director’s interest in the transaction if any one (1) of the following is true:

(1) The material facts of the transaction and the Director’s interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction.

(2) The material facts of the transaction and the Director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction.

(3) The transaction was fair to the Corporation.

(b) For purposes of this Section 7.6, a Director of the Corporation has an indirect interest in a transaction if:

(1) Another entity in which the Director has a material financial interest or in which the Director is a general partner is a party to the transaction; or

(2) Another entity of which the Director is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

(c) For purposes of Section 7.6(a)(1), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the Directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this section by a single Director. If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 7.6. The presence of, or a vote cast by, a Director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 7.6(a)(1), if the transaction is otherwise authorized, approved, or ratified as provided in such subsection.

(d) For purposes of Section 7.6(a)(2), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast. Shares owned by or voted under the control of a Director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in Section 7.6(b), may be counted in such a vote of shareholders.

SECTION 7.7. NONLIABILITY OF SHAREHOLDERS. Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.

SECTION 7.8. INDEMNIFICATION OF OFFICERS, DIRECTORS, AND OTHER ELIGIBLE PERSONS.

(a) To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him in connection with or

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resulting from any Claim, (1) if such Eligible Person is Wholly Successful with respect to the Claim, or (2) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 7.8(f) or 7.8(g), to have acted in good faith, in what he reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (2) of this subsection (a). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.

(b) The term “Claim” as used in this Section 7.8 shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

(1) by reason of his being or having been an Eligible Person, or

(2) by reason of any action taken or not taken by him in his capacity as an Eligible Person, whether or not he continued in such capacity at the time such Liability or Expense shall have been incurred.

(c) The term “Eligible Person” as used in this Section 7.8 shall mean every person (and the estate, heirs, and personal representatives of such person) who is or was a Director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his duties to the Corporation also imposed duties on, or otherwise involved services by, him to the plan or to participants in or beneficiaries of the plan.

(d) The terms “Liability” and “Expense” as used in this Section 7.8 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of an Eligible Person.

(e) The term “Wholly Successful” as used in this Section 7.8 shall mean (1) termination of any claim against the Eligible Person in question without any finding of liability or guilt against him, (2) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

(f) Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (1) if special independent legal counsel, which may be regular counsel of the Corporation, or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the “Referee”), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in Section 7.8(a)(2), and (2) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person’s Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which the Eligible Person relies for

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indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions, or other evidence in any way relevant to the Referee’s findings that are within the possession or control of the Corporation.

(g) If an Eligible Person claiming indemnification pursuant to Section 7.8(f) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 7.8(f) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Section 7.8(f) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 7.8(a)(2). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person’s Expenses.

(h) The rights of indemnification provided in this Section 7.8 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 7.8, the Board of Directors may, at any time and from time to time, (1) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (2) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

(i) Expenses incurred by an Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount unless he is determined to be entitled to indemnification.

(j) The provisions of this Section 7.8 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person’s rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment, or modification of this Section 7.8 that occurs subsequent to such person becoming an Eligible Person.

(k) The provisions of this Section 7.8 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

ARTICLE VIII

Incorporator

The name and post office address of the incorporator of the Corporation are as follows: Stephen R. Head, 7601 Interactive Way, Indianapolis, IN 46278.

ARTICLE IX

MISCELLANEOUS PROVISIONS

SECTION 9.1. AMENDMENT OR REPEAL. Except as otherwise expressly provided for in these Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.

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SECTION 9.2. REDEMPTION OF SHARES ACQUIRED IN CONTROL SHARE ACQUISITIONS. If and whenever the provisions of IC 23-1-42 apply to the Corporation, it is authorized to redeem its securities pursuant to IC 23-1-42-10.

SECTION 9.3. CAPTIONS. The captions of the Articles and Sections of these Articles of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe, or describe the scope or intent of any Article or Section hereof.

IN WITNESS WHEREOF, the undersigned, being the incorporator designated in Article VIII, executes these Articles of Incorporation and verifies, subject to penalties of perjury, that the statements contained herein are true, this 5th day of April, 2011.

/s/ Stephen R. Head

Stephen R. Head, Incorporator

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ANNEX III

BYLAWS

OF

INTERACTIVE INTELLIGENCE GROUP, INC.

ARTICLE I

MEETINGS OF SHAREHOLDERS

SECTION 1.1. ANNUAL MEETINGS. Annual meetings of the shareholders of the Corporation shall be held each year commencing in May 2012, on such date, at such hour and at such place within or without the State of Indiana as shall be designated by the Board of Directors. In the absence of designation, the meeting shall be held at the principal office of the Corporation.

SECTION 1.2. SPECIAL MEETINGS. Special meetings of the shareholders of the Corporation may be called at any time only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, as the case may be, calling a special meeting of shareholders shall set the date, time and place of such meeting, which may be held within or without the State of Indiana.

SECTION 1.3. NOTICES. A written notice, stating the date, time, and place of any meeting of the shareholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered, mailed or sent by electronic transmission by the Secretary of the Corporation, to each shareholder of record of the Corporation entitled to notice of or to vote at such meeting no fewer than ten (10) nor more than sixty (60) days before the date of the meeting. Notice of shareholders’ meetings, if mailed, shall be mailed, postage prepaid, to each shareholder at his or her address shown in the Corporation’s current record of shareholders.

Notice of a meeting of shareholders shall be given to shareholders not entitled to vote, but only if a purpose for the meeting is to vote on any amendment to the Corporation’s Articles of Incorporation, merger, or share exchange to which the Corporation would be a party, sale of the Corporation’s assets, dissolution of the Corporation, or consideration of voting rights to be accorded to shares acquired or to be acquired in a “control share acquisition” (as such term is defined in the Indiana Business Corporation Law). Except as required by the foregoing sentence or as otherwise required by the Indiana Business Corporation Law or the Corporation’s Articles of Incorporation, notice of a meeting of shareholders is required to be given only to shareholders entitled to vote at the meeting.

A shareholder or his proxy may at any time waive notice of a meeting if the waiver is in writing and is delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records. A shareholder’s attendance at a meeting, whether in person or by proxy, (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder or his proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder or his proxy objects to considering the matter when it is presented. Each shareholder who has, in the manner above provided, waived notice or objection to notice of a shareholders’ meeting shall be conclusively presumed to have been given due notice of such meeting, including the purpose or purposes thereof.

If an annual or special shareholders’ meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before adjournment, unless a new record date is or must be established for the adjourned meeting.

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SECTION 1.4. BUSINESS OF SHAREHOLDER MEETINGS. At each annual meeting, the shareholders shall elect the directors and shall conduct only such other business as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of the Corporation who (i) was a shareholder of record at the time of giving the notice provided for in this Section 1.4, (ii) is entitled to vote at the meeting and (iii) complied with the notice procedures set forth in this Section 1.4. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive office of the Corporation. To be timely, a shareholder’s notice shall be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder, to be timely, must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined herein) of the date of such meeting is first made.

Such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner as of the date such notice is given, and (iii) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; (c) in the event that such business includes a proposal to amend either the Articles of Incorporation or the Bylaws of the Corporation, the language of the proposed amendment; and (d) if the shareholder intends to solicit proxies in support of such shareholder’s proposal, a representation to that effect. The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Corporation of his or her intention to present a proposal at an annual meeting and such shareholder’s proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that if such shareholder does not appear or send a qualified representative to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with this Section 1.4, and the Chairman of the Board or other person presiding at an annual meeting of shareholders may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures or if the shareholder solicits proxies in support of such shareholder’s proposal without such shareholder having made the representation required by clause (d) of the second preceding sentence.

For the purposes of this Section 1.4, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition to the provisions of this Section 1.4, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in these Bylaws shall be deemed to affect any rights of the shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

SECTION 1.5. NOTICE OF SHAREHOLDER NOMINATIONS. Nominations of persons for election as Directors may be made by the Board of Directors or by any shareholder who is a shareholder of record at the

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time of giving the notice of nomination provided for in this Section 1.5 and who is entitled to vote in the election of Directors. Any shareholder of record entitled to vote in the election of Directors at a meeting may nominate a person or persons for election as Directors only if timely written notice of such shareholder’s intent to make such nomination is given to the Secretary of the Corporation in accordance with the procedures for bringing business before an annual meeting set forth in Section 1.4 of these Bylaws. To be timely, a shareholder’s notice shall be delivered (i) with respect to an election to be held at an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder, to be timely, must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in Section 1.4 of these Bylaws) is first made of the date of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.

Such shareholder’s notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, of the person or persons to be nominated and of the beneficial owner, if any, on whose behalf the nomination is made; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting in such election and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder, any such beneficial owner, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; (e) the consent of each nominee to serve as a Director if so elected; and (f) if the shareholder intends to solicit proxies in support of such shareholder’s nominee(s), a representation to that effect. The chairman of any meeting of shareholders to elect Directors and the Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure or if the shareholder solicits proxies in support of such shareholder’s nominee(s) without such shareholder having made the representation required by clause (f) of the preceding sentence. In addition to the provisions of this Section 1.5, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

SECTION 1.6. VOTING. Except as otherwise provided by the Indiana Business Corporation Law or the Corporation’s Articles of Incorporation, each share of Common Stock of the Corporation that is outstanding at the record date established for any annual or special meeting of shareholders and is outstanding at the time of and represented in person or by proxy at the annual or special meeting, shall entitle the record holder thereof, or his proxy, to one (1) vote on each matter voted on at the meeting.

SECTION 1.7. QUORUM. Unless the Corporation’s Articles of Incorporation or the Indiana Business Corporation Law provide otherwise, at all meetings of shareholders, a majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on the matter. Action may be taken at a shareholders’ meeting only on matters with respect to which a quorum exists; provided, however, that any meeting of shareholders, including annual and special meetings and any adjournments thereof, may be adjourned to a later date although less than a quorum is present. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

SECTION 1.8. VOTE REQUIRED TO TAKE ACTION. If a quorum exists as to a matter to be considered at a meeting of shareholders, action on such matter (other than the election of Directors) is approved if the votes

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properly cast favoring the action exceed the votes properly cast opposing the action, except as the Corporation’s Articles of Incorporation or the Indiana Business Corporation Law require a greater number of affirmative votes. Directors shall be elected by a plurality of the votes properly cast.

SECTION 1.9. RECORD DATE. Only such persons shall be entitled to notice of or to vote, in person or by proxy, at any shareholders’ meeting as shall appear as shareholders upon the books of the Corporation as of such record date as the Board of Directors shall determine, which date may not be earlier than the date seventy (70) days immediately preceding the meeting. In the absence of such determination, the record date shall be the fiftieth (50th) day immediately preceding the date of such meeting. Unless otherwise provided by the Board of Directors, shareholders of record shall be determined as of the close of business on the record date.

SECTION 1.10. PROXIES. A shareholder may vote his shares either in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder (including authorizing the proxy to receive, or to waive, notice of any shareholders’ meeting within the effective period of such proxy) by signing an appointment form, either personally or by the shareholder’s attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes and is effective for eleven (11) months unless a longer period is expressly provided in the appointment form. The proxy’s authority may be limited to a particular meeting or may be general and authorize the proxy to represent the shareholder at any meeting of shareholders held within the time provided in the appointment form. Subject to the Indiana Business Corporation Law and to any express limitation on the proxy’s authority appearing on the face of the appointment form, the Corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment.

SECTION 1.11. REMOVAL OF DIRECTORS. Any or all of the members of the Board of Directors may be removed, for good cause, only at a meeting of the shareholders called expressly for that purpose, by a vote of the holders of outstanding shares representing at least sixty-six and two-thirds percent (66-2/3%) of the votes then entitled to be cast at an election of Directors. Directors may not be removed in the absence of good cause.

SECTION 1.12. WRITTEN CONSENTS. Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one (1) or more written consents, in one or more counterparts, describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records reflecting the action taken. Action taken under this Section 1.12 is effective when the last shareholder signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Executed consents returned to the Corporation by facsimile transmission may be relied upon as, and shall have the same effect as, originals of such consents. A consent signed under this Section 1.12 shall have the same effect as a unanimous vote of all shareholders and may be described as such in any document.

SECTION 1.13. PARTICIPATION OTHER THAN IN PERSON. The Chairman of the Board or the Board of Directors may permit any or all shareholders to participate in an annual or special meeting of shareholders by, or through the use of, any means of communication, such as conference telephone, by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in a meeting by such means shall be deemed to be present in person at the meeting.

ARTICLE II

DIRECTORS

SECTION 2.1. NUMBER AND TERMS. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of at least four (4) Directors, but not more than ten (10) Directors, with the actual number of Directors being fixed from time to time by resolution of the Board of Directors, subject

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to the requirements of the Articles of Incorporation. The Directors shall be divided into three (3) groups, with each group consisting of one-third (1/3) of the total Directors, as near as may be, with the term of office of the first group to expire at the annual meeting of shareholders in 2012, the term of office of the second group to expire at the annual meeting of shareholders in 2013, and the term of office of the third group to expire at the annual meeting of shareholders in 2014; and at each annual meeting of shareholders, the Directors chosen to succeed those whose terms then expire shall be identified as being of the same group as the Directors they succeed and shall be elected for a term expiring at the third succeeding annual meeting of shareholders.

Despite the expiration of a Director’s term, the Director shall continue to serve until his or her successor is elected and qualified, or until the earlier of his or her death, resignation, disqualification or removal, or until there is a decrease in the number of Directors. Any vacancy occurring in the Board of Directors, from whatever cause arising, shall be filled by selection of a successor by a majority vote of the remaining members of the Board of Directors (although less than a quorum); provided, however, that if such vacancy or vacancies leave the Board of Directors with no members or if the remaining members of the Board are unable to agree upon a successor or determine not to select a successor, such vacancy may be filled by a vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders. The term of a Director elected or selected to fill a vacancy shall expire at the end of the term for which such Director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Board of Directors, at the end of the term specified at the time of election or selection.

The Directors and each of them shall have no authority to bind the Corporation except when acting as a Board.

The provisions of IC 23-1-33-6(c) shall not apply to the Corporation.

SECTION 2.2. QUORUM AND VOTE REQUIRED TO TAKE ACTION. A majority of the whole Board of Directors shall be necessary to constitute a quorum for the transaction of any business, except the filling of vacancies. If a quorum is present when a vote is taken, the affirmative vote of a majority of the Directors present shall be the act of the Board of Directors, unless the act of a greater number is required by the Indiana Business Corporation Law, the Corporation’s Articles of Incorporation or these Bylaws.

SECTION 2.3. ANNUAL AND REGULAR MEETINGS. The Board of Directors shall meet annually, without notice, immediately following the annual meeting of the shareholders, for the purpose of transacting such business as properly may come before the meeting. Other regular meetings of the Board of Directors, in addition to said annual meeting, shall be held on such dates, at such times and at such places as shall be fixed by resolution adopted by the Board of Directors and specified in a notice of each such regular meeting, or otherwise communicated to the Directors. The Board of Directors may at any time alter the date for the next regular meeting of the Board of Directors.

SECTION 2.4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by any member of the Board of Directors upon not less than twenty-four (24) hours’ notice given to each Director of the date, time, and place of the meeting, which notice need not specify the purpose or purposes of the special meeting. Such notice may be communicated in person (either in writing or orally), by telephone, telegraph, teletype, or other form of wire or wireless communication, or by mail, and shall be effective at the earlier of the time of its receipt or, if mailed, five (5) days after its mailing. Notice of any meeting of the Board may be waived in writing at any time if the waiver is signed by the Director entitled to the notice and is filed with the minutes or corporate records. A Director’s attendance at or participation in a meeting waives any required notice to the Director of the meeting, unless the Director at the beginning of the meeting (or promptly upon the Director’s arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

SECTION 2.5. WRITTEN CONSENTS. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one (1) or more written consents, in one or more counterparts, describing the action taken,

Annex III-5

signed by each Director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 2.5 is effective when the last Director signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Executed consents returned to the Corporation by facsimile transmission may be relied upon as, and shall have the same effect as, originals of such consents. A consent signed under this Section 2.5 shall have the same effect as a unanimous vote of all members of the Board and may be described as such in any document.

SECTION 2.6. PARTICIPATION OTHER THAN IN PERSON. The Board of Directors may permit any or all Directors to participate in a regular or special meeting by, or through the use of, any means of communication, such as conference telephone, by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by such means shall be deemed to be present in person at the meeting.

SECTION 2.7. EXECUTIVE COMMITTEE. The Board of Directors may appoint three (3) members to an Executive Committee. The Executive Committee shall, subject to the restrictions of Section 2.11, be authorized to exercise the authority of the full Board of Directors at any times other than during regular or special meetings of the Board of Directors. All actions taken by the Executive Committee shall be reported at the first regular meeting of the Board of Directors following such actions. Members of the Executive Committee shall serve at the pleasure of the Board of Directors.

SECTION 2.8. COMPENSATION AND STOCK OPTION COMMITTEE. The Board of Directors may appoint two (2) or more members to a Compensation and Stock Option Committee. The duties of the Compensation and Stock Option Committee shall be to (a) consider and recommend to the Board of Directors and management the overall compensation programs of the Corporation; (b) review and approve the compensation payable to the senior management personnel of the Corporation; (c) review and monitor the executive development efforts of the Corporation to assure development of a pool of management and executive personnel adequate for orderly management succession; (d) review significant changes in employee benefit plans and stock related plans; and (e) administer the Corporation’s stock option plans. All actions of the Compensation and Stock Option Committee shall require the affirmative vote of the majority of the members thereof.

SECTION 2.9. AUDIT COMMITTEE. The Board of Directors may appoint two (2) or more members to an Audit Committee. The duties of the Audit Committee shall be to (a) recommend to the Board of Directors the selection of and engagement arrangements for the independent public accountants and auditors for each fiscal year; (b) recommend to the Board of Directors as to the advisability of having the independent public accountants and auditors make specified studies and reports regarding auditing matters, accounting procedures, tax or other matters; (c) review the results of the audit for each fiscal year; (d) review such accounting policies of the Corporation as appropriate; (e) review the coordination between the independent public accountants and auditors and the Corporation’s chief accounting officer; (f) review the scope and procedures of the Corporation’s internal audit work and the quality and composition of the Corporation’s internal audit staff; and (g) review all related party transactions.

SECTION 2.10. OTHER COMMITTEES. The Board of Directors may create one (1) or more committees in addition to any Executive Committee, Compensation and Stock Option Committee or Audit Committee and appoint members of the Board of Directors to serve on them, by resolution of the Board of Directors adopted by a majority of all the Directors in office when the resolution is adopted. The committee may exercise the authority of the Board of Directors to the extent specified in the resolution. Each committee may have one (1) or more members, and all the members of such committee shall serve at the pleasure of the Board of Directors.

Annex III-6

SECTION 2.11. LIMITATIONS ON COMMITTEES; NOTICE, QUORUM AND VOTING.

(a)	Neither the Executive Committee, Compensation and Stock Option Committee or Audit Committee nor any other committee hereafter established may:

(1)	authorize dividends or other distributions, except a committee may authorize or approve a reacquisition of shares if done according to a formula or method prescribed by the Board of Directors;

(2)	approve or propose to shareholders action that is required to be approved by shareholders;

(3)	fill vacancies on the Board of Directors or on any of its committees;

(4)	except as permitted under Section 2.11(a)(7) below, amend the Corporation’s Articles of Incorporation under IC 23-1-38-2;

(5)	adopt, amend, repeal, or waive provisions of these Bylaws;

(6)	approve a plan of merger not requiring shareholder approval; or

(7)	authorize or approve the issuance or sale or a contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except the Board of Directors may authorize a committee (or an executive officer of the Corporation designated by the Board of Directors) to take the action described in this Section 2.11(a)(7) within limits prescribed by the Board of Directors.

(b) Except to the extent inconsistent with the resolutions creating a committee, Sections 2.1 through 2.6 of these Bylaws, which govern meetings, action without meetings, notice and waiver of notice, quorum and voting requirements and participation in meetings of the Board of Directors other than in person, apply to each committee and its members as well.

ARTICLE III

OFFICERS

SECTION 3.1. DESIGNATION, SELECTION AND TERMS. The officers of the Corporation shall consist of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer and the Secretary. The Board of Directors may also elect a Chairman of the Board, Executive Vice Presidents, Vice Presidents, a Controller, Assistant Secretaries and Assistant Treasurers, and such other officers or assistant officers as it may from time to time determine by resolution creating the office and defining the duties thereof. In addition, the Chairman of the Board, the Chief Executive Officer or the President may, by a certificate of appointment creating the office and defining the duties and term thereof delivered to the Secretary for inclusion with the corporate records, from time to time create and appoint such assistant officers as they deem desirable. The officers of the Corporation shall be elected by the Board of Directors (or appointed by the Chairman of the Board, the Chief Executive Officer or the President as provided above) and need not be selected from among the members of the Board of Directors, except for the Chairman of the Board, the Chief Executive Officer and the President who shall be members of the Board of Directors. Any two (2) or more offices may be held by the same person. All officers shall serve at the pleasure of the Board of Directors and, with respect to officers appointed by the Chairman of the Board, the Chief Executive Officer or the President, also at the pleasure of such officers. The election or appointment of an officer does not itself create contract rights.

SECTION 3.2. REMOVAL. The Board of Directors may remove any officer at any time with or without cause. An officer appointed by the Chairman of the Board, the Chief Executive Officer or the President may also be removed at any time, with or without cause, by any of such officers. Vacancies in such offices, however occurring, may be filled by the Board of Directors at any meeting of the Board of Directors (or by appointment by the Chairman of the Board, the Chief Executive Officer or the President, to the extent provided in Section 3.1 of these Bylaws).

Annex III-7

SECTION 3.3. CHAIRMAN OF THE BOARD. The Chairman of the Board, if any, shall, if present, preside at all meetings of the shareholders and of the Board of Directors and shall have such powers and perform such duties as are assigned to him by the Board of Directors.

SECTION 3.4. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be the chief executive and principal policymaking officer of the Corporation. Subject to the authority of the Board of Directors, he or she shall formulate the major policies to be pursued in the administration of the Corporation’s affairs. He or she shall study and make reports and recommendations to the Board of Directors with respect to major problems and activities of the Corporation and shall see that the established policies are placed into effect and carried out. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at meetings of the shareholders and of the Board of Directors.

SECTION 3.5. PRESIDENT. Subject to the provisions of Sections 3.3 and 3.4, the President shall exercise the powers and perform the duties which ordinarily appertain to such office and shall manage and operate the business and affairs of the Corporation in conformity with the policies established by the Board of Directors, the Chairman of the Board and the Chief Executive Officer, or as may be provided for in these Bylaws. In connection with the performance of his or her duties, he or she shall keep the Chairman of the Board and the Chief Executive Officer fully informed as to all phases of the Corporation’s activities. In the absence of the Chairman of the Board and the Chief Executive Officer, the President shall preside at meetings of the shareholders and, if he is also a Director, at meetings of the Board of Directors.

SECTION 3.6. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall be the chief financial officer of the Corporation and shall perform all of the duties customary to that office. He or she shall be responsible for all of the Corporation’s financial affairs, subject to the supervision and direction of the Chief Executive Officer, and shall have and perform such further powers and duties as the Board of Directors may, from time to time, prescribe and as the Chief Executive Officer may, from time to time, delegate to him or her.

SECTION 3.7. EXECUTIVE VICE PRESIDENT. Each Executive Vice President shall have such powers and perform such duties as the Board of Directors may, from time to time, prescribe and as the Chairman of the Board, the Chief Executive Officer or the President may, from time to time, delegate to him or her.

SECTION 3.8. CHIEF ACCOUNTING OFFICER. The Chief Accounting Officer shall perform all of the duties customary to that office, shall be the chief accounting officer of the Corporation and shall be responsible for maintaining the Corporation’s accounting books and records and preparing its financial statements, subject to the supervision and direction of the Chief Financial Officer and other superior officers within the Corporation. He or she shall also be responsible for causing the Corporation to furnish financial statements to its shareholders pursuant to IC 23-1-53-1.

SECTION 3.9. SECRETARY. The Secretary shall be the custodian of the books, papers, and records of the Corporation and of its corporate seal, if any, and shall be responsible for seeing that the Corporation maintains the records required by IC 23-1-52-1 (other than accounting records) and that the Corporation files with the Indiana Secretary of State the biennial report required by IC 23-1-53-3. The Secretary shall be responsible for preparing minutes of the meetings of the shareholders and of the Board of Directors and for authenticating records of the Corporation, and he or she shall perform all of the other duties usual in the office of Secretary of a corporation.

SECTION 3.10. VICE PRESIDENTS. Each Vice President shall have such powers and perform such duties as the Board of Directors may, from time to time, prescribe and as the Chairman of the Board, the Chief Executive Officer or the President may, from time to time, delegate to him or her.

SECTION 3.11. TREASURER. The Treasurer, if any, shall be responsible for the treasury functions of the Corporation, subject to the supervision of the Chief Executive Officer.

Annex III-8

SECTION 3.12. SALARY. The Board of Directors may, at its discretion, from time to time, fix the salary of any officer by resolution included in the minute book of the Corporation.

ARTICLE IV

CHECKS

All checks, drafts, or other orders for payment of money shall be signed in the name of the Corporation by such officers or persons as shall be designated from time to time by resolution adopted by the Board of Directors and included in the minute book of the Corporation; and in the absence of such designation, such checks, drafts, or other orders for payment shall be signed by the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.

ARTICLE V

LOANS

Such of the officers of the Corporation as shall be designated from time to time by resolution adopted by the Board of Directors and included in the minute book of the Corporation shall have the power, with such limitations thereon as may be fixed by the Board of Directors, to borrow money in the Corporation’s behalf, to establish credit, to discount bills and papers, to pledge collateral, and to execute such notes, bonds, debentures, or other evidences of indebtedness, and such mortgages, trust indentures, and other instruments in connection therewith, as may be authorized from time to time by such Board of Directors.

ARTICLE VI

EXECUTION OF DOCUMENTS

The Chairman of the Board, the Chief Executive Officer, the President or any other officer authorized by the Board of Directors may, in the Corporation’s name, acting singly, sign all deeds, leases, contracts, or similar documents unless otherwise directed by the Board of Directors or otherwise provided herein or in the Corporation’s Articles of Incorporation, or as otherwise required by law. Only one signature is required, unless otherwise provided by a resolution of the Board of Directors.

ARTICLE VII

STOCK

SECTION 7.1. CERTIFICATES FOR SHARES. Each shareholder of the Corporation, upon request to the transfer agent or registrar of the Corporation, shall be entitled to a certificate for shares of the Corporation, signed by the Chairman of the Board, the Chief Executive Officer or the President and by the Secretary or Assistant Secretary and the seal of the Corporation (or a facsimile thereof), if any, affixed thereto. Where any such certificate is also signed by a transfer agent or a registrar, or both, the signatures of the officers of the Corporation may be facsimiles. The Corporation may issue and deliver any such certificate notwithstanding that any such officer who shall have signed, or whose facsimile signature shall have been imprinted on, such certificate shall have ceased to be such officer.

Notwithstanding the foregoing, any shares of the Corporation of any class or series may be issued without a certificate, if so authorized or directed by the Board of Directors, or if requested by a shareholder and authorized by the Secretary. The Secretary shall ensure that records of issuance of all uncertificated shares and the transfer,

Annex III-9

exchange, conversion, surrender or redemption thereof, shall be maintained at all times by the duly appointed transfer agent or agents of the Corporation, through a direct registration system or other book-entry record keeping system as the Secretary may approve. Any direction of the Board of Directors that any shares of any class or series shall be issued in uncertificated form shall not affect shares already represented by certificates until they are surrendered to the Corporation.

SECTION 7.2. CONTENTS. Each certificate issued shall state on its face the name of the Corporation and that it is organized under the laws of the State of Indiana, the name of the person to whom it is issued, the number and class of shares and the designation of the series, if any, the certificate represents, and any restrictions on the transfer or registration of such shares of stock imposed by the Corporation’s Articles of Incorporation, these Bylaws, any agreement among shareholders or any agreement between shareholders and the Corporation and such other information as may be required under Indiana law. Each certificate shall state conspicuously on its front or back that the Corporation will furnish the shareholder, upon his written request and without charge, a summary of the designations, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series).

Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation and that it is organized under the laws of the State of Indiana, the name of the person to whom the shares have been issued, the number and class of shares and the designation of the series, if any, of the shares represented, and any restrictions on the transfer or registration of such shares of stock imposed by the Corporation’s Articles of Incorporation, these Bylaws, any agreement among shareholders or any agreement between shareholders and the Corporation and such other information as may be required under Indiana law. The written notice shall further state that the Corporation will furnish the shareholder, upon his written request and without charge, a summary of the designations, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series).

SECTION 7.3. TRANSFERS. Except as otherwise provided by law or by resolution of the Board of Directors, transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder thereof, in person or by duly authorized attorney, on payment of all taxes thereon and, in the case of certificated shares, on surrender for cancellation of the certificate or certificates for such shares (except as hereinafter provided in the case of loss, destruction, or mutilation of certificates) properly endorsed by the holder thereof, or if such shares are uncertificated, upon receipt of proper transfer instructions from the registered owner of such shares, in each case accompanied by the proper evidence of succession, assignment, or authority to transfer.

SECTION 7.4. STOCK TRANSFER RECORDS. There shall be entered upon the stock records of the Corporation the number of each certificate issued, if applicable, the number, kind, and class of shares issued, the name and address of the registered holder of such shares, the date of issue, whether the shares are originally issued or transferred, the registered holder from whom transferred, and such other information as is commonly required to be shown by such records. The stock records of the Corporation shall be kept at its principal office, unless the Corporation appoints a transfer agent or registrar, in which case the Corporation shall keep at its principal office a complete and accurate shareholders’ list giving the names and addresses of all shareholders and the number and class of shares held by each, which shall be updated periodically as determined by the Secretary, but not less frequently than quarterly, and which shall be updated as of each record date established with respect to a meeting of shareholders or other shareholder action. If a transfer agent is appointed by the Corporation, shareholders shall give written notice of any changes in their addresses from time to time to the transfer agent.

SECTION 7.5. TRANSFER AGENTS AND REGISTRARS. The Board of Directors may appoint one or more transfer agents and one or more registrars and may require each stock certificate to bear the signature of either or both.

Annex III-10

SECTION 7.6. LOSS, DESTRUCTION, OR MUTILATION OF CERTIFICATES. The holder of any shares of the Corporation shall immediately notify the Corporation of any loss, destruction, or mutilation of the certificate therefor, and the Board of Directors may, in its discretion, cause to be issued to him (i) a new certificate or certificates or (ii) uncertificated shares in place of any certificate of certificates previously issued by the Corporation, upon the surrender of the mutilated certificate, or, in the case of loss or destruction, upon satisfactory proof of such loss or destruction. The Board of Directors may, in its discretion, require the holder of the lost or destroyed certificate or his legal representative to give the Corporation a bond in such sum and in such form, and with such surety or sureties as it may direct, to indemnify the Corporation, its transfer agents, and registrars, if any, against any claim that may be made against them or any of them with respect to the shares represented by the certificate or certificates alleged to have been lost or destroyed, but the Board of Directors may, in its discretion, refuse to issue (i) a new certificate or certificates or (ii) uncertificated shares, save upon the order of a court having jurisdiction in such matters.

SECTION 7.7. FORM OF CERTIFICATES. The form of any certificates for shares of the Corporation shall conform to the requirements of Section 7.2 of these Bylaws and be in such printed form as shall from time to time be approved by resolution of the Board of Directors.

ARTICLE VIII

SEAL

The corporate seal of the Corporation shall, if the Corporation elects to have one, be in the form of a disc, with the name of the Corporation and “INDIANA” on the periphery thereof and the word “SEAL” in the center. The Corporation shall not be required to have a seal.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. INDIANA BUSINESS CORPORATION LAW. The provisions of the Indiana Business Corporation law, as amended, applicable to all matters relevant to, but not specifically covered by, these Bylaws are hereby, by reference, incorporated in and made a part of these Bylaws.

SECTION 9.2. FISCAL YEAR. The fiscal year of the Corporation shall end on December 31 of each year.

SECTION 9.3. ELECTION TO BE GOVERNED BY INDIANA CODE SECTION 23-1-43. Effective upon the registration of any class of the Corporation’s shares under Section 12 of the Securities Exchange Act of 1934, as amended, the Corporation shall be governed by the provisions of IC 23-1-43 regarding business combinations.

SECTION 9.4. CONTROL SHARE ACQUISITION STATUTE. The provisions of IC 23-1-42 shall apply to the acquisition of shares of the Corporation.

SECTION 9.5. REDEMPTION OF SHARES ACQUIRED IN CONTROL SHARE ACQUISITIONS. If and whenever the provisions of IC 23-1-42 apply to the Corporation, any or all control shares acquired in a control share acquisition shall be subject to redemption by the Corporation, if either:

(a)	no acquiring person statement has been filed with the Corporation with respect to such control share acquisition in accordance with IC 23-1-42-6, or

(b)	the control shares are not accorded full voting rights by the Corporation’s shareholders as provided in IC 23-1-42-9.

Annex III-11

A redemption pursuant to Section 9.5(a) may be made at any time during the period ending sixty (60) days after the last acquisition of control shares by the acquiring person. A redemption pursuant to Section 9.5(b) may be made at any time during the period ending two (2) years after the shareholder vote with respect to the granting of voting rights to such control shares. Any redemption pursuant to this Section 9.5 shall be made at the fair value of the control shares and pursuant to such procedures for such redemption as may be set forth in these Bylaws or adopted by resolution of the Board of Directors.

As used in this Section 9.5, the terms “control shares,” “control share acquisition,” “acquiring person statement,” and “acquiring person” shall have the meanings ascribed to such terms in IC 23-1-42.

SECTION 9.6. AMENDMENTS. These Bylaws may be rescinded, changed, or amended, and provisions hereof may be waived, at any meeting of the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, except as otherwise required by the Corporation’s Articles of Incorporation or by the Indiana Business Corporation Law.

SECTION 9.7. DEFINITION OF ARTICLES OF INCORPORATION. The term “Articles of Incorporation” as used in these Bylaws means the articles of incorporation of the Corporation as from time to time are in effect.

Annex III-12

INTERACTIVE INTELLIGENCE, INC. C/O Investor Relations 7601 Interactive Way Indianapolis, IN 46278	VOTE BY INTERNET- www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o
Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INTERACTIVE INTELLIGENCE, INC.

The Board of Directors recommends that you vote FOR ALL of the following nominees:

2. Election of Directors:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees: 01 - Donald E. Brown, M.D.	☐	☐	☐
02 - Richard A. Reck

The Board of Directors recommends you vote FOR the following proposals:
	For	Against	Abstain
1. Approve the Agreement and Plan of Reorganization, dated as of April 11, 2011, by and among Interactive Intelligence, Inc., Interactive Intelligence Group, Inc. and ININ Corp.	☐	☐	☐
	For	Against	Abstain
3. Approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:
	1 Year	2 Years	3 Years	Abstain
4. Consider, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation paid to our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:
	For	Against	Abstain
5. Consent to the Appointment of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners)	Date

Dear Investor,

For comments: please contact our investor relations department at (317) 872-3000.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

INTERACTIVE INTELLIGENCE, INC.

2011 Annual Meeting of Shareholders

June 10, 2011 9:00 a.m.

This proxy is solicited by the Board of Directors

By signing the proxy, you revoke all prior proxies and appoint Donald E. Brown, M.D. and Stephen R. Head, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders of the Company to be held at the Company’s World Headquarters, 7601 Interactive Way, Indianapolis, Indiana on Friday, June 10, 2011 at 9:00 a.m. Eastern Time, and at any adjournments thereof.

If you participate in the Interactive Intelligence, Inc. 401(k) Savings Plan you may give voting instructions to Merrill Lynch Retirement Group, the plan Trustee, as to the number of shares of the Company’s common stock credited to your 401(k) Savings Plan account as of the most recent valuation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by June 8, 2011 at 11:59 p.m. Eastern Time. You may also revoke previously given voting instructions by June 8, 2011 at 11:59 p.m. Eastern Time, by delivering a new proxy via the Internet, by telephone or by mail. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares credited to your account as directed by the Investment Committee of the 401(k) Savings Plan. The Investment Committee intends to direct the Trustee to vote such shares “FOR ALL” of the director nominees, “FOR” the approval of the reorganization agreement, “FOR” the approval of the compensation paid to our named executive officers, “1 YEAR” for the frequency of future shareholder advisory votes on the compensation paid to our named executive officers and “FOR” the consent to the appointment of KPMG LLP as the independent registered public accounting firm for 2011.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED, FOR THE ELECTION OF ALL OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT, FOR THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, 1 YEAR FOR THE FREQUENCY OF FUTURE SHAREHOLDER VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AND FOR THE CONSENT TO THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side